Exhibit 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of May 30, 2012, is by and among Gaylord Entertainment Company, a Delaware corporation (the “Company”), and Gaylord Hotels, Inc., a Delaware corporation (“GH” or “Seller”), on the one hand, and Marriott Hotel Services, Inc., a Delaware corporation (“Purchaser”), and Marriott International, Inc., a Delaware corporation (“Purchaser Guarantor”), on the other hand.

RECITALS

A. The Company desires to restructure its assets and operations to enable it to qualify as a real estate investment trust (REIT) under Section 856 of the Code (as defined herein).

B. In connection with such restructuring, the Company desires to transfer the management of the Hotel Properties (as defined herein), including certain assets and employees related thereto, to a third party manager that will qualify as an eligible independent contractor as defined in Section 856 of the Code.

C. Subject to the terms and conditions of this Agreement, immediately prior to the Closing (as defined herein), the Company will transfer or cause to be transferred certain assets and employees described herein to Marble Transfer, LLC, a to-be-formed Delaware limited liability company (“Transfer Subsidiary”) which will be a wholly-owned subsidiary of Seller, and will cause (i) its Subsidiaries that own or lease from third parties the Hotel Properties to enter into the Management Agreements (as defined herein), which interest in the Management Agreements will be assumed by the Hotel OpCos (as defined herein) as “Owner” under such Management Agreements, and (ii) Transfer Subsidiary to enter into the Management Agreements as “Manager,” which interest in the Management Agreements will be assumed by Purchaser.

D. The parties hereto desire to enter into this Agreement to set forth the terms and conditions of the transfer of all of Seller’s ownership interest in Transfer Subsidiary, and the transfer of Transferred Intellectual Property (as defined herein) to Purchaser or an Affiliate (as defined herein) of Purchaser at the Closing.

E. The Company intends to seek approval of its stockholders pursuant to Delaware law to, among other things, either amend its Certificate of Incorporation or merge with and into a newly formed corporation that is a Subsidiary of the Company in order to implement provisions that will facilitate the Company’s conducting its business and maintaining status as a real estate investment trust under Section 856 of the Code.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties, intended to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I.

“Acquisition Proposal” means any proposal, offer or indication of interest, whether or not in writing, from any Person or Persons (other than Purchaser or any of its Subsidiaries or Affiliates) relating to, or that could reasonably be expected to lead to, (i) direct or indirect acquisitions or purchases, in one or more transactions, of assets or liabilities (including equity securities of any Subsidiary of the Company) or businesses that constitute 50% or more of the assets (based on fair market value) or liabilities of the Company and its Subsidiaries, taken as a whole, or 50% or more of any class of equity securities of the Company, (ii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning (which has the meaning under Section 13(d) of the Exchange Act) securities of the Company representing 50% or more of the aggregate voting power of all securities of the Company or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its Subsidiaries, in each case, pursuant to which any Person or the stockholders of any Person would own securities of the Company or of any resulting parent company of the Company representing 50% or more of the aggregate voting power of all securities of the Company or of any resulting parent company of the Company.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 5.4(b) of this Agreement.

“Ancillary Agreements” shall have the meaning set forth in Section 5.19 of this Agreement.

“Applicable Subsidiaries” means Seller and Transfer Subsidiary.

“Approval Date” means the date on which the Stockholder Approval shall have been received and the results of the Stockholders Meeting shall have been certified by the inspector of elections.

“Asset Acquisition Statement” shall have the meaning set forth in Section 2.5 of this Agreement.

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“Assignment of Membership Interests” means the Assignment of Membership Interests in substantially the form attached hereto as Exhibit D, together with any changes approved by each of the Company and Purchaser.

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.3 of this Agreement.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or commercial banks in the City of New York are authorized or required by Legal Requirements to be closed.

“Charter Amendment” means the amendment to the Company’s Restated Certificate of Incorporation, as amended, or changes to the Company’s Restated Certificate of Incorporation or other governing documents that may be effected by a merger of the Company with a newly formed entity under the law of Delaware or another state of the United States, which shall change the name of the Company so that it does not contain “Gaylord,” increase the number of authorized shares of stock of the Company, and establish stock ownership limits to facilitate the Company’s maintaining qualification as a real estate investment trust for U.S. federal income tax purposes, and which may contain any other amendment that the Board of Directors of the Company determines is advisable for the Company in connection with its election to be qualified as a real estate investment trust.

“Closing” shall have the meaning set forth in Section 2.3 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 2.3 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collective Bargaining Agreements” shall have the meaning set forth in Section 5.18(a) of this Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Compliance Certificate” shall have the meaning set forth in Section 6.2(c) of this Agreement.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Purchaser and Purchaser Guarantor immediately prior to the execution and delivery of this Agreement.

“Company Proposals” means the approval of the Charter Amendment and, if included in the Proxy Statement, issuance of shares of the Company’s common stock and other proposals advisable in connection with the Company’s election to be treated as a real estate investment trust for U.S. federal income tax purposes (so long as such proposals are not inconsistent with this Agreement).

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“Confidentiality Agreement” shall have the meaning set forth in Section 5.5 of this Agreement.

“Contract” means any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other contract.

“Conversion Addendums” means those certain Conversion Addendums, entered into in connection with, and incorporated into, the Management Agreements.

“Conversion Costs” shall have the meaning set forth in Section 5.21 of this Agreement.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disagreement Notice” shall have the meaning set forth in Section 7.4(e) of this Agreement.

“DOJ” shall have the meaning set forth in Section 5.6(b) of this Agreement.

“Employee Plans” shall have the meaning set forth in Section 3.14(a)(i) of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“FTC” shall have the meaning set forth in Section 5.6(b) of this Agreement.

“Fundamental Representations” shall have the meaning set forth in Section 7.1 of this Agreement.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Gaylord National” means the Gaylord National Resort and Convention Center.

“Governmental Body” means any federal, state or local court, tribunal, administrative or regulatory agency or commission, arbitral or judicial body, or other governmental or administrative authority, domestic or foreign.

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“Hotel Employees” means all of the employees of the Company or its Subsidiaries who are actively employed at the Hotel Properties or primarily render services to or for the direct benefit of the Hotel Properties immediately prior to Closing or who are actively employed at the corporate offices of the Company in the following functions: Hospitality Administrative, Contact Center Administration, DreamWorks Admin – Corporate, Hotel Credit, Marketing, National Sales- Corporate Sales, National Sales – Function Space Mgt., National Sales- Lead Generation, National Sales – MidAtlantic, National Sales – Midwest, National Sales – Northeast, National Sales – Southeast, National Sales – Western, Revenue Management, Strategic Alliances and Website Administration, including, in each case, (i) employees who are on approved leave under the Family and Medical Leave Act of 1993, as amended, or applicable state family leave statutes immediately prior to Closing and (ii) all employees who are covered by the Collective Bargaining Agreements immediately prior to Closing, and except, in each case, for such employees who are set forth in Section 1 of the Company Disclosure Letter.

“Hotel OpCos” means OH Lessee, LLC, NH Lessee, LLC, PH Lessee, LLC and TH Lessee, LLC.

“Hotel Operation and Marketing” means the operation, management, advertising, promotion, marketing and oversight of the business and branding of the Gaylord Hotels’ brand and the Hotel Properties, provided that the operation and other conduct of any other business owned by the Company or its Affiliates is not included.

“Hotel Properties” means the properties described on Exhibit C to this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Indemnified Party” shall have the meaning set forth in Section 7.4(a) of this Agreement.

“Indemnifying Party” shall have the meaning set forth in Section 7.4(a) of this Agreement.

“Intellectual Property” means all worldwide intellectual property and proprietary rights, including, without limitation, rights in registered and unregistered trademarks and service marks, applications for registration of trademarks and service marks, trade names, trade dress, logos, designs, domain names, registered and unregistered copyrights and copyrightable materials, copyright registration applications, know-how, brand standards, manuals, guides, specifications, procedures, rules, methods, processes, research and development information, technology, data, content, data bases, trade secrets, confidential information, rights of publicity, and rights of privacy.

“Knowledge” means, with respect to the Company, the actual knowledge after reasonable inquiry, of David Kloeppel, Mark Fioravanti, Carter Todd and Gara Pryor, and, with respect to Purchaser, the actual knowledge, after reasonable inquiry, of Rick Hoffman, James Connelly, David Grissen and Edward Ryan; provided, however, that the inclusion of an individual in this definition shall not result in such individual incurring any personal liability for any representation or warranty in which “knowledge” is used, or otherwise under this Agreement.

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“Legal Requirement” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, Order, ordinance, code, rule, statute, regulation (domestic or foreign) or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Body.

“Lender Consent” shall have the meaning set forth in Section 6.1(d) of this Agreement.

“Liens” means any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership), excluding transfer restrictions imposed by securities laws.

“Losses” shall have the meaning set forth in Section 7.2 of this Agreement.

“Management Agreements” means the Management Agreements to be entered into with respect to each Hotel Property in substantially the form attached hereto as Exhibit A and the Pooling Agreement to be entered into in substantially the form attached hereto as Exhibit B, in all cases, together with any changes approved prior to or on the Closing Date by each of the Company and Purchaser.

“Management Proposal” means any proposal, offer or indication of interest, whether or not in writing, from any Person (other than Purchaser or any of its Subsidiaries or Affiliates) relating to, or that could reasonably be expected to lead to (except in connection with an Acquisition Proposal) (i) the appointment of any Person (other than Purchaser or any of its Subsidiaries or Affiliates) as a manager of any of the Hotel Properties; (ii) any direct or indirect acquisition or purchase by one or more Persons (including by way of a license arrangement), in one transaction or a series of related transactions, of any of the Membership Interests, any Management Agreement, material items of Transferred Intellectual Property or any substantial portion of the Transferred Assets or any rights relating to any of the foregoing; or (iii) a franchise relationship with respect to any of the Hotel Properties.

“Membership Interests” means 100% of the outstanding membership interests of Transfer Subsidiary.

“New Seller” shall have the meaning set forth in Section 2.1 of this Agreement.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, injunction, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Body (in each case, whether temporary, preliminary or permanent).

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“Outstanding Certificates” shall have the meaning set forth in Section 5.14 of this Agreement.

“Owner Agreements” means the Owner Agreements to be entered into with respect to each Hotel Property in substantially the form attached hereto as Exhibit F, together with any changes approved prior to or on the Closing Date by each of the Company and Purchaser.

“Permitted Lien” shall have the meaning set forth in Section 3.5 of this Agreement.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Closing Period” shall have the meaning set forth in Section 5.11(b)(i) of this Agreement.

“Proceeding” means any claim, suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) in each case commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proxy Statement” means the Company’s proxy statement, the letter to the Company’s stockholders, notice of meeting, form of proxy and any other soliciting material relating to the Stockholders Meeting, as amended or supplemented from time to time, and any schedules required to be filed with the SEC in connection therewith.

“Purchase Price” shall have the meaning set forth in Section 2.2 of this Agreement.

“Purchaser” shall have the meaning set forth in the preamble to this Agreement.

“Purchaser Compliance Certificate” shall have the meaning set forth in Section 6.3(c) of this Agreement.

“Purchaser Guarantor” shall have the meaning set forth in the preamble to this Agreement.

“Registered Intellectual Property” means all issued and active registered trademarks and service marks, pending applications for registration of trademarks and service marks, registered copyrights, pending applications for registration of copyrights, and Internet domain name registrations owned by the Company or its Subsidiaries and listed on Section 3.10(a)(i) of the Company Disclosure Letter and the files and records relating to the foregoing in the Company’s or any of its Subsidiaries’ possession.

“Representatives” shall have the meaning set forth in Section 5.4(a) of this Agreement.

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“Revised Statements” shall have the meaning set forth in Section 2.5 of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Section 5.4 Notice” shall have the meaning set forth in Section 5.4(b) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller Compliance Certificate” shall have the meaning set forth in Section 6.2(d) of this Agreement.

“Stockholder Approval” means the receipt of the affirmative vote of the requisite percentage of holders of the outstanding shares of Common Stock of the Company approving the Company Proposals pursuant to the Proxy Statement.

“Stockholders Meeting” means the meeting of the stockholders of the Company, including any adjournments thereof, for the purpose of obtaining the Stockholder Approval.

“Straddle Period” shall have the meaning set forth in Section 5.11(b)(ii) of this Agreement.

“Subordination Agreement” shall have the meaning set forth in Section 5.19 of this Agreement.

“Subsidiary” when used with respect to any Person means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, (i) of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its Subsidiaries or (ii) that would be required to be consolidated in such party’s financial statements under generally accepted accounting principles as adopted (whether or not yet effective) in the United States.

“Tax” means any and all taxes of any kind, including, but not limited to, federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Claim” shall have the meaning set forth in Section 5.11(d) of this Agreement.

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“Tax Return” means any return, declaration, report, statement, information statement, and other documentation (including any related or supporting information or schedule) filed or required to be filed with respect to Taxes, including any supplement, amendment or claim for refund thereof.

“Third Party Claim” shall have the meaning set forth in Section 7.4(a) of this Agreement.

“Third Party Intellectual Property” means Intellectual Property rights owned by any Person other than the Company or its Subsidiaries.

“Transaction Material Adverse Effect” means any change, event, development, state of facts or effect: (i) that has had, or would reasonably be expected to have, a material adverse effect on the ability of either the Company or Seller or their Subsidiaries, on one hand, or Purchaser or Purchaser Guarantor, on the other hand, to perform its respective obligations hereunder or under the Management Agreements or on the ability of either to consummate the transactions contemplated hereby and thereby without material delay, or (ii) that has frustrated or would reasonably be expected to frustrate the purposes of the Management Agreements or the Company’s election to be treated as a real estate investment trust under the Code. Notwithstanding the foregoing, none of the following shall be deemed to constitute, and none of the following shall constitute or be taken into account in determining whether there has been, a Transaction Material Adverse Effect: (A) changes in general business or economic conditions in the United States or globally; (B) changes that are the result of the escalation by the United States of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or upon any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (C) changes in financial, banking or securities markets (including disruption thereof and any decline in the price of any security or any market index); (D) changes in United States GAAP after the date of this Agreement; (E) changes in applicable Legal Requirements or other binding directives issued by any Governmental Body after the date of this Agreement; and (F) the taking of any action expressly required by this Agreement; provided, that, with respect to clauses (A), (B), (C), (D) and (E), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to the operations of the Hotel Properties, taken as a whole, relative to other participants in the large group meeting sector of the hotel industry.

“Transfer Subsidiary” shall have the meaning set forth in the Recitals of this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 5.11(a) of this Agreement.

“Transferred Assets” shall have the meaning set forth in Section 3.5 of this Agreement.

“Transferred Intellectual Property” shall have the meaning set forth in Section 3.10(a) of this Agreement.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of

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provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

ARTICLE II

SALE AND TRANSFER OF MEMBERSHIP INTERESTS; CLOSING

2.1 Sale and Transfer of Membership Interests and Transferred Intellectual Property. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer the Membership Interests to Purchaser, and Purchaser shall purchase the Membership Interests from Seller and the Company shall sell and transfer, and shall cause the Company’s Subsidiaries, as applicable, to sell and transfer, the Transferred Intellectual Property to Purchaser (or an Affiliate of Purchaser) and Purchaser (or an Affiliate of Purchaser) shall purchase the Transferred Intellectual Property from the Company and, as applicable, the Company’s Subsidiaries. The parties acknowledge that the Company is permitted to cause Transfer Subsidiary to be owned by an entity other than GH (such transferee, the “New Seller”), and in such event the Company will cause such entity to perform as the Seller pursuant to this Agreement; provided, that (a) the New Seller shall be a wholly owned direct or indirect Subsidiary of GH or the Company, (b) the parties shall execute a written amendment to this Agreement reasonably acceptable to the Company and the Purchaser that will revise this Agreement as necessary to reflect the fact that the New Seller, which shall become a party to this Agreement, is the owner of the Membership Interests, and (c) the ownership of Transfer Subsidiary by the New Seller shall not limit Seller’s obligations under this Agreement.

2.2 Purchase Price. The purchase price (the “Purchase Price”) for the Membership Interests and the Transferred Intellectual Property shall be $210,000,000 paid in cash.

2.3 Closing. The closing of the purchase and sale of the Membership Interests and the Transferred Intellectual Property (the “Closing”) contemplated by this Agreement will take place at the offices of Bass, Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, Tennessee, 37201 at 10:00 a.m. (Central Time) on later of (i) October 1, 2012 or (ii) the fifth Business Day following the day on which the last of the conditions to the obligations of the parties hereto set forth in Article VI is satisfied or waived (other than those conditions that, by their nature, may only be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and day as the parties may mutually agree (such date that the Closing is to occur, the “Closing Date”).

2.4 Closing Deliveries. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing, (a) Purchaser shall pay to the Company the Purchase Price by wire transfer of immediately available funds to an account designated by Seller (with the Company collecting as agent for Seller the portion of the Purchase Price not allocated to Intellectual Property transferred by the Company and the Company’s Subsidiaries, which the Company will remit to Seller); (b) Seller shall deliver to Purchaser the Assignment of Membership Interests executed by Seller; (c) Purchaser shall assume Transfer Subsidiary’s obligations pursuant to the Management Agreements in a form of assumption agreement reasonably satisfactory to the Company and Purchaser and Purchaser Guarantor will deliver a

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Guaranty of Purchaser’s obligations under the Management Agreement; (d) the Company and the Company’s Subsidiaries shall deliver to Purchaser (or an Affiliate of Purchaser) executed Trademark Assignment Agreement, Domain Name Assignment Agreement and the General Bill of Sale and Assignment Agreement for Transferred Intellectual Property; (e) the parties to the Ancillary Agreements shall execute and deliver the Ancillary Agreements; (f) the Company shall deliver to Purchaser evidence that all Liens on the Transferred Assets and Transferred Intellectual Property arising under or relating to the Company’s credit agreements have been discharged or released in full (together with UCC filings reflecting releases of such liens); (g) the Company shall cause its Subsidiaries that are the Owners (as defined in each of the Management Agreements) to execute and deliver the Management Agreements and the Hotel OpCos to assume the Management Agreements; (h) the Purchaser shall, and the Company shall cause the Owners (as defined in each of the Owner Agreements) and the Hotel OpCos to, execute and deliver the Owner Agreements; and (i) Purchaser and Company each shall, or shall cause their respective Affiliates to, deliver such other documents, assignments and other instruments of assignment, transfer or conveyance, as either the Company or the Purchaser reasonably requests in order to effect the transactions contemplated by this Agreement.

2.5 Allocation of Purchase Price. The sale and purchase of the Membership Interests shall be treated for federal and state income Tax purposes as the sale and purchase of the assets of Transfer Subsidiary and no party hereto or any Affiliate thereof shall take any position inconsistent with such treatment. Seller and Purchaser agree that the Purchase Price (and any assumed liabilities as determined for federal income tax purposes) will be allocated among the assets of Transfer Subsidiary and the Transferred Intellectual Property for Tax purposes in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. No later than ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Seller for Seller’s review and approval, a copy of the Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) allocating the Purchase Price (and any assumed liabilities as determined for federal income Tax purposes) among Transfer Subsidiary’s assets and the Transferred Intellectual Property. Purchaser shall prepare and deliver to Seller, from time to time, for Seller’s review and approval revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to reflect any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any). Within thirty (30) days of delivery of the Asset Acquisition Statement or the Revised Statements, as the case may be, Seller shall review such statements; and if Seller agrees on the allocation of the Purchase Price (and any assumed liabilities as determined for federal income tax purposes) (which shall be evidenced by an Asset Acquisition Statement or the Revised Statements signed by each of Purchaser and Seller), Purchaser, Seller and their Affiliates shall file all Tax Returns in a manner consistent with such agreed allocation and shall take no position inconsistent therewith. Notwithstanding anything in this Agreement to the contrary, the amount allocated to the Transferred Intellectual Property transferred by the Company will not be greater than $20,000,000. In the event that Purchaser and Seller are unable to agree on such allocation within thirty (30) days after the delivery of the Asset Acquisition Statement or the Revised Statements, as the case may be, the parties shall negotiate in good faith to reach agreement. In the event that the parties cannot agree on the allocation as set forth in such Asset Acquisition Statement or Revised Statements then none of Purchaser, Seller or any of their Affiliates shall be required, pursuant hereto, to file any Tax Returns or otherwise take any position consistent with such allocation. In the event that Purchaser and Seller are unable to agree on the allocation of the final Purchase Price, then each party will in any event file a Form 8594.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

Except as set forth in the Company Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any section of this Agreement or any other section or subsection of the Company Disclosure Letter to which the relevance of such disclosure is reasonably apparent and that the inclusion of an item in such Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, individually or in the aggregate, a Transaction Material Adverse Effect and whether or not any particular representation or warranty refers to or excepts therefrom any specific Section of the Company Disclosure Letter), the Company and Seller represent and warrant to Purchaser and Purchaser Guarantor as follows:

3.1 Organization and Good Standing. Each of the Company and the Applicable Subsidiaries is a corporation or limited liability company duly organized, validly existing and, to the extent applicable, in good standing under the Legal Requirements of the jurisdiction of its organization and has the requisite corporate or other entity power and authority under the laws of its state of formation to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Transfer Subsidiary has conducted no business prior to the date hereof, other than in connection with the transactions contemplated hereby. Each of the Company and the Applicable Subsidiaries is duly licensed, qualified or otherwise authorized to do business, and, to the extent applicable, is in good standing, in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Transaction Material Adverse Effect and, except that Transfer Subsidiary will not conduct any business until immediately prior to Closing and that Transfer Subsidiary will not be qualified in any jurisdiction other than its jurisdiction of formation. The Company has provided to Purchaser true and correct copies of the certificate or articles of incorporation and bylaws (or comparable governing documents) of each of the Company and the Applicable Subsidiaries, in each case as in effect on the date of this Agreement. Such certificate or articles of incorporation and bylaws (or comparable governing documents) are in full force and effect. True and complete copies of the transfer books and minute books of each of Transfer Subsidiary have been made available for inspection by the Purchaser prior to the date hereof.

3.2 Capitalization of Transfer Subsidiary and the Applicable Subsidiaries.

(a) As of the Closing Date, Seller will be the sole member and owner of record of the Membership Interests and own such Membership Interests free and clear of any Liens. Upon delivery to Purchaser of the Assignment of Membership Interests and Purchaser’s payment of the

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Purchase Price, Purchaser shall acquire valid title to the Membership Interests, free and clear of any Liens (other than liens imposed by Purchaser). Other than the Membership Interests, the limited liability company agreement of Transfer Subsidiary, and this Agreement, as of the Closing Date, there will be no securities, options, warrants, calls, rights, stock appreciation rights, phantom stock, interests in or rights to the ownership or earnings of Transfer Subsidiary or other equity equivalent or equity-based awards or rights, or Contracts of any kind to which Transfer Subsidiary, the Company or Seller is a party obligating Transfer Subsidiary, the Company or Seller to issue, deliver or sell, or cause to be issued, delivered or sold, any membership interests or financial or governance rights of Transfer Subsidiary, or securities convertible into or exchangeable for any membership interests or financial or governance rights of Transfer Subsidiary. All outstanding membership interests of Transfer Subsidiary will be as of Closing duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Transfer Subsidiary will not have any Subsidiaries from the time of its formation through the Closing Date.

(b) As of the date of this Agreement and as of the Closing Date, each outstanding share of capital stock or other equity or ownership interest of each Applicable Subsidiary, other than Transfer Subsidiary, is directly or indirectly owned by the Company, free and clear of any Liens.

3.3 Authority.

(a) The Company and each Applicable Subsidiary (to the extent it is a party hereto) have all necessary corporate or entity power and authority under the laws of their states of formation to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company and Seller of each of its respective obligations of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and by Seller, and no other corporate or entity proceedings on the part of the Company or Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Charter Amendment, to approval of the Board of Directors of the Company of the Company Proposals and the Proxy Statement and obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by each of the Company and Seller, and assuming due power and authority of, and due execution and delivery by, Purchaser and Purchaser Guarantor, constitutes a valid and binding obligation of each of the Company and Seller, enforceable against each of the Company and Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Legal Requirements affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (together, the “Bankruptcy and Equity Exception”).

(b) The Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions approving this Agreement and the transactions contemplated hereby, and which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.4 of this Agreement.

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(c) The Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities of the Company required in connection with the consummation of the transactions contemplated hereby.

3.4 No Conflict.

(a) The execution and delivery of this Agreement by each of the Company and Seller do not and the consummation by the Company and each Applicable Subsidiary of the transactions contemplated hereby will not (i) conflict with or violate any provision of the certificate or articles of incorporation or bylaws (or comparable governance documents) of the Company or any of the Applicable Subsidiaries or (ii) assuming that all consents and permits described in Section 3.4(b) or set forth in Section 3.4(b) of the Company Disclosure Letter have been obtained and all filings and notifications described in Section 3.4(b) or set forth in Section 3.4(b) of the Company Disclosure Letter have been made and any waiting periods in connection therewith have terminated or expired, (A) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination under, or result in the creation of any Lien, other than a Permitted Lien, upon any of the respective properties or assets of the Company or any Applicable Subsidiaries under, any Contract to which the Company or any of the Applicable Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or affected or (B) conflict with or violate any Legal Requirements applicable to the Company or any of the Applicable Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii), any such violation, conflict, loss, default, right or Lien that would not reasonably be expected to have, individually or in the aggregate, a Transaction Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company and Seller do not, and the performance of this Agreement and of the transactions contemplated hereby by the Company and each Applicable Subsidiary will not, (i) except as set forth in Section 3.4(b)(i) of the Company Disclosure Letter, require any consent of, filing with, or notification to, any Person other than a Governmental Body, by the Company or any of its Subsidiaries, except where failure to obtain such consents, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Transaction Material Adverse Effect, or (ii) require any material consent of, filing with, or notification to, any Governmental Body by the Company or any Subsidiary of the Company except under the HSR Act and as set forth in Section 3.4(b)(ii) of the Company Disclosure Letter; provided that no representations or warranties are made in this Section 3.4 with respect to Contracts that are to be transferred in connection with the transactions contemplated hereby.

3.5 Title to Assets. As of the Closing Date, at the Closing, Transfer Subsidiary will have valid title to the assets set forth on Section 3.5 of the Company Disclosure Letter (such assets, together with the Transferred Intellectual Property, the “Transferred Assets”), free of any Lien, other than the Liens set forth on Section 3.5 of the Company Disclosure Letter (such Liens, the “Permitted Liens”). The Permitted Liens do not, individually or in the aggregate, interfere unreasonably with the currently existing use of any of the Transferred Assets or materially impair the continued ownership thereof. This provision does not apply with respect to Contracts, and the only representation as to such Contracts is in Section 3.9 below.

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3.6 No Undisclosed Liabilities. As of the Closing, Transfer Subsidiary will not have any liabilities or obligations of any nature, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, other than obligations under the Management Agreements and the Contracts, if any, included in the Transferred Assets relating solely to, and to be performed solely in, post-Closing periods.

3.7 Compliance with Legal Requirements; Permits.

(a) None of the Company or the Applicable Subsidiaries have received any notice from any Governmental Body that has not been resolved that they are in violation in any material respect of any Legal Requirements or Orders directed specifically to the Company or the Applicable Subsidiaries and that relate specifically to the Transferred Assets, other than violations that have not and would not reasonably be expected to have a Transaction Material Adverse Effect. The Company and the Applicable Subsidiaries are in compliance with all Legal Requirements or Orders applicable to the Company and the Applicable Subsidiaries in connection with the operation of the Hotel Properties and the ownership and use of the Transferred Assets, other than noncompliance that would not reasonably be expected to have a Transaction Material Adverse Effect.

(b) Section 3.7(b) of the Company Disclosure Letter sets forth a true and complete list of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Body necessary for each of the Company and the Applicable Subsidiaries to own, lease and operate the Hotel Properties as currently operated in the business of such entities. No suspension, cancellation, modification, revocation or nonrenewal of any such Permit is pending or, to the Knowledge of the Company, threatened (but no representation is made concerning the transferability of any permit, the status of the permits upon a transfer of such permit or the transfer of Transfer Subsidiary to Purchaser).

3.8 Legal Proceedings; Orders. As of the date of this Agreement, there are no Proceedings pending, or to the Knowledge of the Company, threatened, against the Company or its Subsidiaries, which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would reasonably be expected to have, individually or in the aggregate, a Transaction Material Adverse Effect. As of the date of this Agreement, there is no Order outstanding, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Transaction Material Adverse Effect.

3.9 Contracts. As of the date hereof, Transfer Subsidiary is not a party to any Contract. As of the Closing Date, Transfer Subsidiary will be a party to each of the Management Agreements. At the Closing, each of the Management Agreements will be in full force and effect and constitute a legal, valid and binding agreement of each of the Hotel OpCos and

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Transfer Subsidiary, enforceable against the Hotel OpCos and the Transfer Subsidiary and, to the Knowledge of the Company, the other parties thereto, subject in each case to the Bankruptcy and Equity Exception. Unless otherwise agreed by the Company and Purchaser prior to the Closing, no Contracts will be assigned to the Transfer Subsidiary, but the parties will cooperate to determine any Contracts relating to the operation of the Hotel Properties that they may mutually agree to transfer to the Transfer Subsidiary (but no representation is made with respect to the assignability of such Contracts, any breach, right or provisions that may be triggered at Closing, or their status at Closing).

3.10 Intellectual Property.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth an accurate and complete list of: (i) all Registered Intellectual Property used primarily for Hotel Operation and Marketing; and (ii) all other Intellectual Property owned by the Company or its Subsidiaries and used primarily for Hotel Operation and Marketing (collectively, the “Transferred Intellectual Property”). All Registered Intellectual Property that is actively registered with a Governmental Body is valid, subsisting and enforceable, and all registration, renewal and maintenance fees, annuities or other fees payable to any Governmental Body to maintain all Registered Intellectual Property in full force and effect have been or will be paid in full through the Closing Date and 60 days thereafter.

(b) Section 3.10(b) of the Company Disclosure Letter sets forth a list of all material Third Party Intellectual Property licensed exclusively to the Company or its Subsidiaries in connection with the Hotel Operation and Marketing and all other material Third Party Intellectual Property used by the Company or its Subsidiaries in connection with the Hotel Operation and Marketing pursuant to a non-exclusive license or right (other than software). The Company will engage in discussions with Purchaser prior to Closing to identify and discuss the potential transfer of rights to Third Party Intellectual Property that Purchaser desires to acquire. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Third Party Intellectual Property.

(c) Except as set forth on Section 3.10(a) of the Company Disclosure Letter, the Company or its Subsidiaries exclusively own all right, title and interest in and to the Registered Intellectual Property free and clear of any Liens, other than Permitted Liens. With respect to Transferred Intellectual Property (other than Registered Intellectual Property), the Company has not previously transferred, assigned or conveyed any right therein to any other Person.

(d) To the Knowledge of the Company, the conduct of its and its Subsidiaries’ business and the Hotel Operation and Marketing on the date hereof and use of the Transferred Intellectual Property in connection therewith does not in any material respect infringe, misappropriate, dilute or otherwise violate any Third Party Intellectual Property. Except as set forth on Section 3.10(d)(i) of the Company Disclosure Letter, none of the Company or its Subsidiaries have received any notice within the last two years of any Proceedings (or received any written demands, demand letters, claims, charges, inquires or notices by any Governmental Body or other Person) pending or threatened, and, to the Knowledge of the Company, no such Proceedings (or such demands, demand letters, claims, charges, inquires or notices) currently are

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threatened, alleging that the Company or its Subsidiaries are infringing, misappropriating, diluting or otherwise violating any Third Party Intellectual Property in connection with the Hotel Operation and Marketing or the use of Intellectual Property in connection therewith. Except as set forth on Section 3.10(d)(ii) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries is a party to any agreement, settlement, covenant not to sue, consent, decree, stipulation, judgment, or order relating to rights in or to Intellectual Property that (i) materially restricts their rights to use any Transferred Intellectual Property in connection with the Hotel Operation and Marketing, (ii) materially restricts the activities of Hotel Operation and Marketing to accommodate any Third Party Intellectual Property, or (iii) requires any material future payment by them in connection with the Transferred Intellectual Property or Third Party Intellectual Property (other than in connection with software licenses, as to which this sentence does not apply).

(e) To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating the Transferred Intellectual Property.

3.11 Taxes.

(a) Transfer Subsidiary (i) is an entity that is disregarded for purposes of U.S. federal and applicable state income Tax purposes, (ii) has not made any filing with any Governmental Body, including on Form 8832 with the Internal Revenue Service, to be treated as an association taxable as a corporation for income Tax purposes, (iii) has not been treated as a corporation for U.S. income Tax purposes and is newly formed and has no predecessor entities, and (iv) has not acquired assets by merger or liquidation from an entity taxable as a corporation for U.S. income Tax purposes by merger or liquidation of that entity.

(b) Transfer Subsidiary has timely filed (or has had timely filed on its behalf) with the appropriate Governmental Body all material Tax Returns required to be filed by each of them (taking into account for this purpose any extensions), and such Tax Returns are complete and accurate in all material respects.

(c) Transfer Subsidiary and Seller have paid all material Taxes (i) of Transfer Subsidiary and (ii) with respect to the Transferred Assets, that have become due and payable for all taxable periods ending on or before the date hereof.

(d) Transfer Subsidiary and Seller have withheld or collected all material Taxes that Transfer Subsidiary and Seller have been required to withhold or collect with respect to Transfer Subsidiary and the Transferred Assets and, to the extent required when due, have timely paid such Taxes to the proper Governmental Body.

(e) There are no written claims by any Governmental Body in a jurisdiction where Seller, its Subsidiaries or Transfer Subsidiary do not file Tax Returns that Transfer Subsidiary may be subject to taxation by that jurisdiction.

(f) There are (i) no asserted or threatened deficiencies or assessment of Taxes from any Governmental Body with respect to Transfer Subsidiary, (ii) no ongoing audits or

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examinations of any of the Tax Returns relating to Transfer Subsidiary and no such audit or examination is threatened in writing, and (iii) Transfer Subsidiary has not granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes.

(g) There are no Tax liens on the assets of Transfer Subsidiary other than Permitted Liens.

(h) Transfer Subsidiary is not a party to any agreement or arrangement providing for the allocation, indemnification or sharing of Taxes.

(i) Seller is not a “foreign person” as defined in Section 1445 of the Code.

(j) Transfer Subsidiary (i) does not have liability for Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), as transferee or successor, by contract or otherwise, and (ii) has (A) not agreed (or been required by a Governmental Body) to make any adjustment pursuant to Section 481 of the Code or any similar provision of state or local law, and (B) not received written notice that any Governmental Body has proposed any such adjustment.

3.12 Brokers and Finders’ Fees. Except for Deutsche Bank, whose fees and expenses and other amounts payable will be paid by the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or its Subsidiaries that is entitled to any fee or commission in connection with the transactions contemplated hereby.

3.13 Insurance. The Company and its Subsidiaries have insurance in such amounts and against such risks as management has determined to be prudent in accordance with industry practices.

3.14 Employee Benefits and Employment Matters.

(a) Employee Plans, Employee Agreements, and Similar Arrangements.

(i) Seller has delivered to Purchaser true and complete copies of all material documents related to plans, arrangements, commitments, agreements and practices relating to the Hotel Employees at the date of this Agreement, each of which is listed in Section 3.14(a)(i) of the Company Disclosure Letter (the “Employee Plans”), including copies of all insurance policies and other funding arrangements related to the Employee Plans and copies of the most recent financial and actuaries reports relating to the Employee Plans.

(ii) Except as disclosed in Section 3.14(a)(ii) of the Company Disclosure Letter, neither entering into this Agreement nor the consummation of the transactions contemplated hereby (alone or in combination with other transactions or events) will entitle any Hotel Employee to severance pay or an increase or acceleration of payments under any Employee Plan.

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(b) Labor Matters. Section 3.14(b) of the Company Disclosure Letter sets forth all collective bargaining agreements covering any Hotel Employees. Seller has delivered to Purchaser true and complete copies of all such collective bargaining agreements.

3.15 No Additional Representations and Warranties. Except for the representations and warranties made by the Company in this Article III (including the Company Disclosure Letter), neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any representation or warranty to Purchaser or Purchaser Guarantor or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or the transactions contemplated hereby or its or their respective businesses or operations or (ii) any oral or written information furnished or made available to Purchaser or Purchaser Guarantor or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the consummation of the transactions contemplated hereby, including the accuracy, completeness or currency thereof, and neither the Company nor any other Person will have any liability to Purchaser or Purchaser Guarantor or any other Person in respect of such information, including any subsequent use of such information, except for any claim for damages made prior to the Closing hereunder, subject to the terms hereof, for a breach of any representation or warranty made by the Company in Article III relating to such information or in the case of fraud. The representations and warranties in this Agreement, including this Section 3.15, do not abrogate or limit in any manner the representations and warranties made in the Management Agreement, when and if made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Each of Purchaser and Purchaser Guarantor represents and warrants to the Company and Seller as follows:

4.1 Organization and Good Standing. Each of the Purchaser and Purchaser Guarantor is a corporation or limited liability company duly organized, validly existing and, to the extent applicable, in good standing under the Legal Requirements of the jurisdiction of its organization and has the requisite corporate or other entity power and authority under the laws of its state of formation to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Purchaser and Purchaser Guarantor is duly licensed, qualified or otherwise authorized to do business, and, to the extent applicable, is in good standing, in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Transaction Material Adverse Effect. Purchaser has provided to the Company true and correct copies of the certificate or articles of

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incorporation and bylaws (or comparable governing documents) of each of Purchaser and Purchaser Guarantor, in each case as in effect on the date of this Agreement. Such certificate or articles of incorporation and bylaws (or comparable governing documents) are in full force and effect.

4.2 Authority. Purchaser and Purchaser Guarantor have all necessary corporate or entity power and authority under the laws of their states of formation to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser and Purchaser Guarantor of each of its respective obligations of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Purchaser and Purchaser Guarantor, and no other corporate or entity proceedings on the part of Purchaser or Purchaser Guarantor are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Purchaser and Purchaser Guarantor, and assuming due power and authority of, and due execution and delivery by, the Company and Seller, constitutes a valid and binding obligation of each of the Purchaser and Purchaser Guarantor, enforceable against each of the Purchaser and Purchaser Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.3 No Conflict. The execution and delivery of this Agreement by each of Purchaser and Purchaser Guarantor do not and the consummation by Purchaser and Purchaser Guarantor of the transactions contemplated hereby will not (a) conflict with or violate any provision of the certificate or articles of incorporation or bylaws (or comparable governance documents) of Purchaser and Purchaser Guarantor or (b) assuming that all consents and permits described in Section 3.4(b) or set forth in Section 3.4(b) of the Company Disclosure Letter have been obtained and all filings and notifications described in Section 3.4(b) or set forth in Section 3.4(b) of the Company Disclosure Letter have been made and any waiting periods thereunder have terminated or expired, (i) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination under, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or Purchaser Guarantor under, any Contract to which Purchaser or Purchaser Guarantor is a party, or by which they or any of their respective properties or assets are bound or affected or (ii) conflict with or violate any Legal Requirements applicable to Purchaser or Purchaser Guarantor or any of their respective properties or assets, other than, in the case of clause (b), any such violation, conflict, loss, default, right or Lien that would not reasonably be expected to have, individually or in the aggregate, a Transaction Material Adverse Effect.

4.4 Investment Purpose. Purchaser is acquiring the Membership Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Legal Requirements, including United States securities laws. Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

4.5 Legal Proceedings; Orders. As of the date of this Agreement, there are no Proceedings pending, or to the Knowledge of Purchaser or Purchaser Guarantor, threatened,

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against Purchaser or Purchaser Guarantor, which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would reasonably be expected to have, individually or in the aggregate, a Transaction Material Adverse Effect. As of the date of this Agreement, there is no Order outstanding, or to the Knowledge of Purchaser or Purchaser Guarantor, threatened, against Purchaser, Purchaser Guarantor, or any of their Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Transaction Material Adverse Effect.

4.6 Availability of Funds. Purchaser has, or will have, sufficient immediately available funds to pay, in cash, the Purchase Price at Closing and all other amounts payable pursuant to this Agreement.

4.7 Certain Information. For purposes of evaluating the transactions contemplated hereby, neither Purchaser nor its Representatives are relying upon any warranty or representation by, or information from, the Company and its Subsidiaries of any sort, oral or written, except the representations and warranties specifically set forth in Article III of this Agreement (including the Company Disclosure Letter). Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter hereto or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or otherwise reviewed by Purchaser, Purchaser Guarantor, or any of their Representatives) or management presentations that have been provided to Purchaser, Purchaser Grantor, or any of their Representatives or Affiliates are not and will not be deemed to be representations or warranties of the Company or the Applicable Subsidiaries, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III of this Agreement. The representations and warranties in this Agreement, including this Section 4.7, do not abrogate or limit in any manner the representations and warranties made in the Management Agreement, when and if made.

4.8 Brokers and Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser or its Affiliates that might be entitled to any fee in connection with the transactions contemplated hereby.

ARTICLE V

COVENANTS OF THE COMPANY, SELLER, AND PURCHASER

5.1 Conduct of Business. Between the date of this Agreement and the Closing Date, except as consented to in writing in advance by Purchaser or as otherwise specifically required by this Agreement or otherwise contemplated in connection with the Company’s proposed conversion to a real estate investment trust, the Company and Seller shall, and shall cause each of their respective Subsidiaries to, carry on its business in the ordinary course consistent in all material respects with past practice and use their reasonable efforts to preserve the Transferred Assets, keep available the services of the Hotel Employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, between the date of this Agreement and the Closing Date, except as specifically required or contemplated by this

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Agreement, neither the Company nor Seller shall, nor shall they permit any of their respective Subsidiaries, without Purchaser’s prior written consent (which consent shall not be unreasonably withheld with respect to Sections 5.1(b) through (i) below), to:

(a) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien, any membership interests or other equity interests of Transfer Subsidiary, including any Membership Interests, or any options, warrants, convertible securities or other rights of any kind to acquire any such Membership Interests;

(b) amend or otherwise change, or authorize or propose to amend or otherwise change, the operating agreement or organizational documents of Transfer Subsidiary;

(c) directly or indirectly sell or offer to sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of the Transferred Assets or sell or lease any of the Hotel Properties other than to a Subsidiary of the Company (other than the transfer of the Transferred Assets other than the Transferred Intellectual Property to Transfer Subsidiary and the lease of the Hotel Properties to the Hotel OpCos) or abandon such assets; provided, that the foregoing shall not limit any activities of the Company permitted under Section 5.4, to the extent permitted thereby and shall not limit any activities of the Company or its Subsidiaries in connection with grants of liens (i) under its bank credit facility as modified or replaced at Closing or (ii) in connection with work under the Conversion Addendums, in each case, that are not inconsistent with the Management Agreements (as modified by the Pooling Agreement) as of Closing;

(d) cause Transfer Subsidiary to incur, create, assume or otherwise become liable for, any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP;

(e) (i) grant any Hotel Employee any increase in compensation, bonus or other benefits, or grant any type of compensation or benefits to any Hotel Employee not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any Hotel Employee, except for such increases, grants or bonuses made in the ordinary course of business consistent with past practice; (ii) grant or pay to any Hotel Employee any severance, change in control or termination pay, or modifications thereto or increases therein except in the ordinary course of business consistent with past practice; (iii) take any action to accelerate the vesting, funding or payment of any compensation or benefit payable to any Hotel Employee; or (iv) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate in any material respect any existing employee benefit or compensation plan, in each case for the benefit of any Hotel Employee, except in each case, as required to comply with any applicable Legal Requirement or any Contract in effect as of the date hereof, a copy of which has been provided to Purchaser;

(f) adopt or enter into, or amend in any material respect, any collective bargaining agreement or other labor union contract or any employment or written severance agreement with respect to any Hotel Employee;

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(g) fail to keep in force insurance policies with respect to operations and activities of its business as currently conducted;

(h) incur indebtedness that would not be repaid at or prior to Closing that would cause the Hotel OpCos not to be in compliance with Section 8.02 of the Management Agreements, as modified by the Pooling Agreement as of the Closing; or

(i) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

5.2 Proxy Statement.

(a) The Company shall use all reasonable efforts to promptly file the Proxy Statement with the SEC and to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof. The Proxy Statement shall comply in all material respects with applicable Legal Requirements. The Company shall obtain and furnish the information required to be included in the Proxy Statement (provided that Purchaser shall supply the information specified in Section 5.2(b)). Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall give Purchaser, Purchaser Guarantor and their counsel a reasonable opportunity to review and comment on the portions of such document or response that reference or relate to Purchaser, Purchaser Guarantor, this Agreement or the Management Agreements, and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Purchaser, Purchaser Guarantor and their counsel. The Company shall give Purchaser a copy of any comments that may be received from the SEC or its staff with respect to the information supplied by Purchaser pursuant to Section 5.2(b), or the portions of the Proxy Statement (or any amendment or supplement thereto) that reference or relate to Purchaser, Purchaser Guarantor, this Agreement or the Management Agreements.

(b) Purchaser agrees to supply any information that may be required by Legal Requirements relating to the Proxy Statement.

5.3 Stockholders Meeting. After the SEC or its staff advises that it has no further comments on the Proxy Statement, the Company, in accordance with applicable Legal Requirements and the rules and regulations of NYSE, shall duly call, give notice of, convene and hold the Stockholders Meeting. Representatives of Purchaser Guarantor shall have the right to attend and speak at the Stockholders Meeting. Except as specifically permitted by Section 5.4(b)(v), the Company, through its Board of Directors, shall (a) recommend to its stockholders that they adopt the Company Proposals and (b) include such recommendation in the Proxy Statement.

5.4 No Solicitation of a Management Proposal.

(a) The Company, its Subsidiaries and their officers, directors or employees or any Affiliate, investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries (collectively, “Representatives”) shall immediately cease all existing activities, discussions or negotiations with any Person that may be ongoing with respect to a Management Proposal. From the date of

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this Agreement until the date of termination of this Agreement in accordance with Section 7.1, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its Representatives acting on its behalf to, directly or indirectly, (i) solicit, initiate, endorse or knowingly encourage, or knowingly facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Management Proposal, (ii) engage in any negotiations or discussions regarding any, or furnish to any Person any information or data specifically with respect to, or otherwise cooperate in any way with, any Management Proposal, (iii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a Management Proposal, or (iv) resolve, agree or propose to do any of the foregoing.

(b) Subject to Section 8.3 hereof, nothing in this Agreement will limit any activities of the Company, its Subsidiaries or any of their Representatives with respect to an Acquisition Proposal, including with any Person that may have considered, engaged in negotiations with respect to or made a Management Proposal. For the avoidance of doubt, the Company, its Subsidiaries or any of their Representatives may, directly or indirectly, (i) furnish information in connection with, solicit, initiate or encourage or facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) engage in any negotiations or discussions regarding any Acquisition Proposal, (iii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (each, an “Alternative Acquisition Agreement”), (iv) grant any waiver or release under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them is bound, (v) modify the Proxy Statement or modify or withdraw any recommendation of the Board of Directors of the Company with respect to the Company Proposals due to the receipt of an Acquisition Proposal, or (vi) engage in any other activity in connection with or that may reasonably be expected to lead to an Acquisition Proposal; provided, however, that the Company may not enter into a definitive agreement that is an Alternative Acquisition Agreement or terminate this Agreement in accordance with Section 8.1(f) unless the Company notifies Purchaser and Purchaser Guarantor in writing at least five Business Days before taking that action of its intention to do so (such notice, a “Section 5.4 Notice”). Purchaser Guarantor shall be immediately released from the Standstill Restrictions (as defined in the Confidentiality Agreement) in the Confidentiality Agreement (if not already suspended) and shall be permitted to use the Evaluation Material (as defined in the Confidentiality Agreement) to evaluate an Acquisition Proposal (or any proposal, offer or indication of interest that would be deemed an Acquisition Proposal except that it does not exceed the 50% threshold set forth in clauses (i), (ii) or (iii) of the definition of Acquisition Proposal) or a Management Proposal involving the Purchaser Guarantor, acting alone or together with one or more Person(s) (subject to the provisions of the Confidentiality Agreement), upon the occurrence of any of the following: (x) if the Board of Directors of the Company undertakes or takes action to authorize any action described in clause (iv) above with respect to any standstill or similar agreement; (y) the Company provides a Section 5.4 Notice or (z) one or more Persons makes an Acquisition Proposal and the Board of Directors of the Company undertakes or takes action to authorize material, substantive negotiations with such Person(s) with a view toward the consummation of an Acquisition Proposal. The Company shall provide written notice to Purchaser Guarantor promptly after (within one (1) business day after) taking any of the actions described in clauses (x) or (z) of the preceding sentence.

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(c) If the Company, its Subsidiaries or any of their Representatives furnishes material information to any Person about the Business, the Transferred Assets or the Hotel Properties in connection with any inquiries, discussions or negotiations regarding any Acquisition Proposal, the Company shall make available to Purchaser and Purchaser Guarantor in writing information that is substantially similar in all material respects to such material information, but the Company may limit disclosure of such information to outside advisers and outside counsel to the extent necessary or advisable to comply with any applicable Legal Requirements, but subject to the Confidentiality Agreement.

5.5 Confidentiality. The Company shall keep all information of Purchaser Guarantor and its Subsidiaries confidential, and, Purchaser Guarantor shall keep all information of the Company confidential, in accordance with the terms of the letter agreement dated March 1, 2012, as amended on May 8, 2012, by and between the Company and Purchaser Guarantor (the “Confidentiality Agreement”).

5.6 Governmental Filings.

(a) Between the date of this Agreement and the Closing Date, each party shall use its reasonable efforts to obtain all consents and approvals of any Governmental Body and other Persons required to be obtained in connection with the consummation of the transactions contemplated hereby prior to the Closing, including, without limitation, taking all required actions relating to the HSR Act as set forth in Section 5.6(b) below. Each party shall (i) promptly notify the other party of any communications such party or its Affiliates receive from any Governmental Body related to the matters that are subject to this Agreement, (ii) provide final copies of any written materials provided to any Governmental Body (provided that disclosure of such materials, in the sole discretion of the disclosing party, may be limited to the receiving party’s outside counsel), and (iii) to the extent reasonable and practical and consistent with any limitations or restrictions imposed by a Governmental Body permit representatives of the other party to participate in any meetings or telephone conversations with any Governmental Body related to the matters that are subject to this Agreement.

(b) Without limiting the generality of Section 5.6(a), each party shall coordinate and cooperate with the other party and shall use its reasonable efforts to file the required Notification and Report Forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Department of Justice (“DOJ”) as soon as practicable following the date of this Agreement and shall respond as promptly as practicable to all requests or inquiries received from the FTC or DOJ for additional documentation or information.

(c) Each party shall bear its own costs for filing and other fees payable to a Governmental Body (provided that the filing fees payable under the HSR Act shall be borne one-half by the Company and one-half by Purchaser).

5.7 Access to Information. From the date hereof until the Closing Date, Seller and the Company shall, and shall cause each of their respective Subsidiaries to, afford to Purchaser

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and its Representatives reasonable access (including for inspection and copying) during normal business hours and upon reasonable prior notice, to all of the following, to the extent relating principally to the Hotel Properties: properties, assets, books, contracts, commitments, personnel and records and, during such period, Seller and the Company shall, and shall cause each of their respective Subsidiaries to, furnish promptly to Purchaser such financial, operating and other data and information that is reasonably necessary or appropriate in connection with the conversion of the Hotel Properties in accordance with the Conversion Addendums or the acquisition of the Transferred Intellectual Property pursuant to this Agreement, or as Purchaser or Purchaser Guarantor may reasonably request in connection with such conversion; provided, however, that the parties may limit disclosure to outside advisers and outside counsel to the extent necessary or advisable to comply with any applicable Legal Requirements, but subject to the Confidentiality Agreement.

5.8 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, between the date of this Agreement and the Closing, each of the Company, Seller, Purchaser, and Purchaser Guarantor shall use its reasonable efforts to take, or cause to be taken, all actions to cause the conditions in Article VI to be satisfied. The parties recognize that they may be required to take action in connection with the transfer of licenses related to beer, wine, or liquor sales, and each party agrees to use its reasonable efforts to take such actions that are required to facilitate the transfer of such licenses, to the extent that any of such licenses is transferable.

5.9 Notification of Certain Matters.

(a) Until the Closing, each party hereto shall promptly notify the other parties hereto in writing of (a) any material fact, change, condition, circumstance, or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VI of this Agreement becoming incapable of being satisfied or (b) any Legal Proceeding pending or, to the Knowledge of the Company, threatened against a party or the parties alleging claims arising from the transactions contemplated by this Agreement; provided, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party giving or receiving such notice, or the representations or warranties of, or the conditions or obligations of, the parties hereto.

(b) Until the Closing, the Company shall provide Purchaser with a copy of the monthly Smith Travel Research Report relating to the competitive sets for each of the Hotel Properties. Such report shall be provided to Purchaser each month promptly after the Company receives such report.

5.10 Public Announcements. The Company and Purchaser shall issue separate press releases announcing this Agreement and the transactions contemplated hereby, which press releases shall describe the Agreement and the transactions contemplated hereby in a manner reasonably satisfactory to the other party. Following such initial press releases and prior to the Closing, the Company and Purchaser shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements or statements to employees or independent contractors of either party with respect to the transactions contemplated hereby and shall not issue any such press release or make any such

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public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Legal Requirements, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, however, that the restrictions set forth in this Section 5.10 shall not apply to any release or public statement (a) made or proposed to be made by the Company in accordance with Section 5.4(b) or (b) in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby. For the avoidance of doubt, this Section 5.10 shall not prevent the Purchaser Guarantor from making statements that are consistent in scope and content with public statements mutually agreed by the Company and Purchaser Guarantor regarding the transactions contemplated by this Agreement to the owners of the hotel properties that the Purchaser Guarantor or one of its Subsidiaries manages.

5.11 Tax Matters.

(a) Seller and Purchaser each shall be responsible for fifty percent (50%) of any and all excise, sales, use, stamp, transfer, documentary, filing, recordation, value added Taxes and other similar Taxes and fees, if any, that are incurred as a result of (i) the transfer of any Transferred Asset to the Transfer Subsidiary if (x) such Tax or fee would have been incurred had such Transferred Asset been transferred to Purchaser directly and (y) no Tax or fee for such Transferred Asset will be incurred when the Membership Interests are transferred to Purchaser and (ii) the transfer of the Transferred Intellectual Property and the purchase and the sale of the Membership Interests, together with any interest, additional or penalties with respect thereto and interest thereon (collectively, “Transfer Taxes”). Purchaser and Seller agree to cooperate in the preparation and filing of any Tax Returns with respect to Transfer Taxes.

(b) Tax Returns.

(i) Seller shall prepare and timely file or cause to be prepared and timely filed all Tax Returns of Transfer Subsidiary required to be filed for any taxable period ending on or before the Closing Date (a “Pre-Closing Period”). Subject to Section 5.11(c) hereof, Seller shall timely pay, or cause to be paid, all Taxes due and payable with respect to such Tax Returns.

(ii) To the extent any Tax Return is to be filed with respect to a taxable period of Transfer Subsidiary that begins before and ends after the Closing Date (a “Straddle Period”), the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable periods, one that ended at the close of the Closing Date and the other that began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit and state and local apportionment factors of Transfer Subsidiary for the Straddle Period shall be allocated between such two taxable periods on a “closing of the books basis” by assuming that the books and records of Transfer Subsidiary were closed at the closing of the Closing Date; provided however, that (A) exemptions, allowances or deductions that are calculated on an annual basis, such as depreciation, and (B) periodic Taxes, such as property or similar ad valorem Taxes, shall be apportioned ratably between such periods on the basis of the number of days elapsed in each such period.

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(c) Tax Indemnification. From and after the Closing Date, Seller shall indemnify the Purchaser and its Affiliates (including Transfer Subsidiary after the Closing) and hold them harmless, from and against (A) any and all Taxes imposed upon the Transferred Assets (except for such portion for which Purchaser is responsible pursuant to Section 5.11(a) hereof), Transfer Subsidiary with respect to (x) any Pre-Closing Period or (y) any Straddle Period with respect to the portion of such Straddle Period ending on and including the Closing Date and (B) without duplication for amounts indemnified under clause (A), any and all Losses as a result of a breach or inaccuracy in any representation or warranty contained in Section 3.11 hereof. The indemnification provided by this Section 5.11(c) shall survive the Closing Date until 90 days after the expiration of the applicable statute of limitations.

(d) If a claim for Taxes, including notice of a pending or threatened audit, shall be made by any Governmental Body to Purchaser, Transfer Subsidiary in writing, which, if successful, would result in an indemnity payment pursuant to Section 5.11(c) (a “Tax Claim”), Purchaser shall notify Seller in writing of the Tax Claim within 15 days following Purchaser’s or any of its Subsidiaries’ receipt of the written claim for Taxes. Such notice shall state the nature and basis of the Tax Claim and the amount thereof, each to the extent known by Purchaser or Transfer Subsidiary. Purchaser shall have the sole right to represent the interests of Transfer Subsidiary with respect to any Tax Claim, provided, however, that the Seller shall have the right to employ counsel of its choice at its expense in connection with such Tax Claim and to participate in any related audit or proceeding and Purchaser shall inform Seller of the status of any such audit or proceeding, shall provide Seller with copies of any pleadings, correspondence, and other documents as Seller may reasonably request (at Seller’s sole expense). Purchaser shall not settle any such Tax Claim without the written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

5.12 Management Agreements. The Company shall (a) cause the Hotel OpCos to assume the Management Agreements with Transfer Subsidiary immediately prior to the Closing and (b) cause Transfer Subsidiary to have valid title to the Transferred Assets as of the Closing free of any Lien other than Permitted Liens.

5.13 Brand Standards. The Marriott International, Inc. Systemwide Standards (as defined in the Management Agreements) will be used in the management of the Hotel Properties upon and after the Closing. The Company and Purchaser Guarantor shall use their reasonable efforts to agree on the remaining components of the definition of “System Standards” as set forth in the Management Agreements which brand standards shall be based in substantial part on the existing brand standards of the Company with modifications based on the brand standards used by Purchaser Guarantor that are mutually acceptable to the Company and Purchaser Guarantor.

5.14 Intellectual Property.

(a) At Closing, the Company or the Applicable Subsidiaries shall execute the Trademark Assignment Agreement, Domain Name Assignment Agreement and the General Bill of Sale and Assignment Agreement for Transferred Intellectual Property in the forms attached as Exhibit E hereto. After the Closing, the Purchaser will file and record with the appropriate Governmental Body the transfer and assignment of title and ownership of the Registered

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Intellectual Property that is among the Transferred Intellectual Property, and the Company and its Subsidiaries will reasonably cooperate with Purchaser as necessary to accomplish such recordation of the transfer and assignment of Transferred Intellectual Property. After Closing, the Company and its Subsidiaries immediately will cease all use of the Transferred Intellectual Property, including, without limitation, the Gaylord name and mark, and will not use or register such Transferred Intellectual Property in the future for any purpose except as permitted under Section 5.14(b).

(b) After Closing, the Company and its Subsidiaries (other than the Hotel OpCos) may continue to use in the ordinary course of business the “Gaylord” name solely as set forth in Section 5.14(b) of the Company Disclosure Letter.

5.15 Employee Benefits and Employee Matters. Except as set forth in Section 5.15 of the Company Disclosure Letter and subject to agreement by the Purchaser, or as required by a collective bargaining agreement, none of Seller, the Company or their Subsidiaries will transfer to the Transfer Subsidiary any Employee Plan currently maintained by Seller or the Company for the benefit of any present or former Hotel Employees. To the extent such Employee Plan is listed in Section 5.15 of the Company Disclosure Letter, the Company and the Seller will be responsible for all liabilities or obligations with respect thereto arising or relating to periods before the Closing Date, and the Transfer Subsidiary and the Purchaser will be responsible for all liabilities or obligations with respect thereto, arising or relating to periods on or after the Closing Date, subject to the terms of the Management Agreements.

5.16 Aurora. For a period of 12 months from the date of this Agreement, none of the Company, its Subsidiaries or their Representatives shall engage in discussions or negotiations with any Person, other than Purchaser Guarantor and its Representatives, with respect to the management or franchising of the Company’s proposed hotel property in Aurora, Colorado (the “Aurora Hotel”). Any management agreements regarding the management of the Aurora, Colorado hotel property by the Purchaser Guarantor or its Affiliates shall be in substantially the same form as the Management Agreements and shall have the same fee structure (other than incentive fees) as is set forth in the Management Agreements, in each case with such changes as are necessary due to the specific attributes of the Aurora, Colorado hotel property. For a period of 12 months from the date of this Agreement, the parties will negotiate in good faith regarding Purchaser Guarantor’s participating in the capital structure for the proposed Aurora Hotel on terms consistent with that certain term sheet provided by Purchaser Guarantor to the Company dated May 22, 2012 (“Term Sheet’), subject to the approvals, terms and conditions outlined in the Term Sheet and such other internal approvals as may be required by or on behalf of each party.

5.17 Employees. In each case in which Seller or the Company or a Subsidiary thereof is operating or managing a Hotel Property or restaurant at a Hotel Property under circumstances in which a Person other than Seller, the Company or one of their Subsidiaries is the employer of the employees employed at such hotel or restaurant, Seller or the Company or one of their Subsidiaries will use its reasonable efforts to obtain the consent of such Person to assign the pertinent agreement with such Person to the Transfer Subsidiary or the Purchaser.

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5.18 Labor Contracts.

(a) Effective as of Closing, with respect to Gaylord National, Purchaser agrees to hire all employees covered under collective bargaining agreements with UNITE HERE Local 25, International Brotherhood of Electrical Workers Local 26, International Union of Operating Engineers Local 99-99A, and Service Employees International Union Local 32BJ (together, the “Collective Bargaining Agreements”), recognize those existing unions and the Collective Bargaining Agreements, and assume all obligations under those agreements.

(b) The parties intend to comply with the requirements of Section 4204 of ERISA in order that the transactions contemplated by this Agreement shall not be deemed a complete or partial withdrawal from the Electrical Workers No. 26 Pension Fund, the Central Pension Fund of the International Union of Operating Engineers and Participating Employers, the Local 25 and Hotel Association of Washington, D.C. Pension Fund (together, the “Multiemployer Plans”). Accordingly, Seller and Purchaser agree:

(i) After the Closing Date, Purchaser or one of its Affiliates shall contribute to the Multiemployer Plans with respect to the operations of the Gaylord National (for substantially the same number of “contribution base units” for which Seller had an “obligation to contribute” to the Multiemployer Plans (as those terms are defined in Sections 4001(a)(11) and 4212 of ERISA, respectively) pursuant to the Collective Bargaining Agreements.

(ii) Purchaser shall either (A) provide to each Multiemployer Plan, for a period of five consecutive plan years commencing with the first plan year beginning after the Closing Date, either a bond issued by a surety company that is an acceptable surety for purposes of Section 412 of ERISA or an amount held in escrow by a bank or similar financial institution satisfactory to each Multiemployer Plan in an amount equal to the greater of (x) the average annual contribution that Seller was required to make under the Multiemployer Plan with respect to the operations of Gaylord National for the three plan years immediately preceding the plan year in which the Closing Date occurs, or (y) the annual contribution that Seller was required to make under the Multiemployer Plan with respect to the operations of Gaylord National for the last plan year immediately preceding the plan year in which the Closing Date occurs; or (B) request a variance from the bond or escrow requirement of ERISA Section 4204(a)(1)(B) in accordance with the regulations under ERISA. If Purchaser requests a variance in accordance with Section 5.18(b)(ii)(B) and the request is denied, Purchaser shall provide the bond or amount in escrow in accordance with Section 5.18(b)(ii)(A).

(iii) If Purchaser completely or partially withdraws from a Multiemployer Plan prior to the end of the fifth plan year beginning after the Closing Date, and the resulting liability of Purchaser with respect to that Multiemployer Plan is not paid, then Seller shall be secondarily liable in an amount not to exceed the amount of withdrawal liability Seller would have had to pay to the Multiemployer Plan as a result of the transactions contemplated by this Agreement but for Section 4204 of ERISA. Purchaser shall indemnify Seller against any liability incurred by Seller pursuant to this Section 5.18(b)(iii).

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5.19 Ancillary Agreements. Prior to the Closing Date, the parties, or their respective Affiliates, shall negotiate in good faith and mutually agree on the terms of the following agreements that will be executed and delivered at Closing (collectively, the “Ancillary Agreements”): (a) a Golf Course Management Agreement; (b) all necessary leases for the AM radio station and a marketing desk area at the Gaylord Opryland Resort and Convention Center; (c) all necessary ancillary agreements relating to the provision of food and beverage services for certain assets retained by Seller in Nashville, Tennessee; and (d) a Subordination, Nondisturbance and Attornment Agreement (the “Subordination Agreement”) with lenders to the Company with respect to each of the Hotel Properties.

5.20 Formation of Transfer Subsidiary. Seller will form Transfer Subsidiary approximately one week prior to the Closing Date. Seller shall provide to Purchaser true and correct copies of the organizational documents of Transfer Subsidiary, including, without limitation, the certificate of formation and operating agreement of Transfer Subsidiary, which organizational documents shall be reasonably acceptable to Purchaser.

5.21 Conversion. Each of the Management Agreements is accompanied by a Conversion Addendum. Prior to the Closing, the obligations of the Manager (as defined in each Conversion Addendum) under each Conversion Addendum shall be performed by Purchaser in accordance with each such Conversion Addendum and the obligations of the Owner (as defined in each Conversion Addendum) under each Conversion Addendum shall be performed by the Company in accordance with each such Conversion Addendum, except that no obligations of the Owner (or any successor to the Owner’s interest) to make payments to the Manager shall be effective until six (6) days after the Stockholder Approval is received. After the Closing, the Company shall not be liable for any obligations under any of the Conversion Addenda. Each Conversion Addendum includes Schedule 1 (Property Improvement Plan) and Schedule 4 (Hotel Systems Work), and contemplate the development of an agreement on a PIP Budget, Hotel Systems Budget, and Pre-Conversion Budget (which are intended to cover the costs of the Conversion Work described in the Conversion Addendum) (all costs of Hotel System Work, Pre-Conversion Activities, and PIP Work, together in the aggregate for all four Hotel Properties, the “Conversion Costs”). The Company (or its successor) shall be solely responsible for the Conversion Costs (for the four Hotel Properties combined) up to the amount of $16 million (the “Conversion Cost Cap”) and the Purchaser shall be responsible for any Conversion Costs in excess of the Conversion Cost Cap, as further described and contemplated in the Conversion Addenda.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Mutual Conditions to Closing. The respective obligations of the Company, Seller, Purchaser, and Purchaser Guarantor to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

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(a) No Restraints. No Legal Requirement shall have been enacted, promulgated, or enforced since the date of this Agreement, and no Order shall be outstanding against the Company, Seller, Purchaser, Purchaser Guarantor, or any of their respective Affiliates which enjoins, restrains, or prohibits this Agreement or the consummation of the transactions contemplated hereby.

(b) Hart-Scott-Rodino (“HSR”). The applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(c) Stockholder Approval. The Company shall have obtained the Stockholder Approval.

(d) Lender Consent. The Company shall have received (and shall have provided true, correct and complete copies thereof to Purchaser) (i) the written consents and the amendments to the Company’s credit agreements with its lenders, in form reasonably satisfactory to the Company, as set forth in Section 6.1(d) of the Company Disclosure Letter, with respect to the transactions contemplated in connection with this Agreement and the Company Proposals and related matters in connection with the Company’s election to be taxed as a real estate investment trust and (ii) the written agreement of such lenders, in form reasonably satisfactory to Purchaser, that all Liens on the Transferred Assets and Transferred Intellectual Property arising under or relating to the Company’s credit agreements with such lenders shall be discharged or released in full as of the Closing ((i) and (ii) together, the “Lender Consent”).

(e) Total Casualty. Since the date of this Agreement, no Hotel Property shall have suffered a Total Casualty (as defined in the Management Agreements) with respect to which the Company and Purchaser Guarantor have not mutually agreed on a renovation or remediation plan within 30 days of such Total Casualty.

6.2 Conditions to Obligations of Purchaser and Purchaser Guarantor. The obligations of Purchaser and Purchaser Guarantor to consummate the transactions contemplated hereby shall also be subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company and Seller in Section 3.1, Section 3.2, and Section 3.3 shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except that representations and warranties that are made as of a specific date must be true and correct as though made on such date) and (ii) all other representations and warranties of the Company and Seller set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except that representations and warranties that are made as of a specific date must be true and correct as though made on such date), except for such failures to be true and correct that would not, individually or in the aggregate have, or be reasonably likely to have, a Transaction Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Transaction Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

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(b) Covenants. The Company and Seller shall have performed and complied with all covenants, obligations and agreements required by this Agreement to be performed or complied with by the Company and Seller on or prior to the Closing except where the failure to so perform or comply would not, individually or in the aggregate have, or be reasonably likely to have, a Transaction Material Adverse Effect.

(c) Company Compliance Certificate. Purchaser shall have received, as of the Closing Date, a certificate executed by the Company that the conditions set forth in Sections 6.2(a) and (b) have been satisfied as of the Closing Date (“Company Compliance Certificate”).

(d) Seller Compliance Certificate. Purchaser shall have received, as of the Closing Date, a certificate executed by Seller that the conditions set forth in Sections 6.2(a) and (b) have been satisfied as of the Closing Date (“Seller Compliance Certificate”).

(e) Employee Reassignment. The Company shall have reassigned the employment of Hotel Employees employed as of the day prior to Closing that desire to continue employment to Transfer Subsidiary effective immediately prior to the Closing.

(f) Subordination Agreements. Purchaser shall have received, as of the Closing Date, Subordination Agreements as required under Section 8.03 of each Management Agreement executed and delivered by or on behalf of each existing mortgage lender for each Hotel Property or an agent for the Company’s credit facility.

(g) Compliance with Management Agreements. As of the Closing, the Owner (as defined in each of the Management Agreements) shall not be in default under Section 8.02 of the Management Agreements, taking into account the Pooling Agreement.

6.3 Conditions to Obligations of the Company and Seller. The obligations of the Company and Seller to consummate the transactions contemplated hereby shall also be subject to the satisfaction (or waiver by the Company) at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Purchaser and Purchaser Guarantor in Section 4.1 and Section 4.2 shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except that representations and warranties that are made as of a specific date must be true and correct as though made on such date) and (ii) all other representations and warranties of Purchaser and Purchaser Guarantor set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except that representations and warranties that are made as of a specific date must be true and correct as though made on such date), except for such failures to be true and correct that would not, individually or in the aggregate have, or be reasonable likely to have, a Transaction Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Transaction Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

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(b) Covenants. Purchaser and Purchaser Guarantor shall have performed and complied with all covenants, obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing except where the failure to so perform or comply would not, individually or in the aggregate have, or be reasonably likely to have, a Transaction Material Adverse Effect.

(c) Purchaser Compliance Certificate. The Company and Seller shall have received, as of the Closing Date, a certificate executed by Purchaser that the conditions set forth in Sections 6.3(a) and (b) have been satisfied as of the Closing Date (the “Purchaser Compliance Certificate”).

ARTICLE VII

INDEMNIFICATION

7.1 Survival of Covenants, Representations and Warranties. The covenants and agreements of Seller, the Company, Purchaser and Purchaser Guarantor contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date, except for those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall remain in full force and effect until the first anniversary of the date by which such covenant or agreement is required to be performed. The representations and warranties of Seller, the Company, Purchaser and Purchaser Guarantor contained in this Agreement shall not survive the Closing except as specifically provided herein; provided, however, that the representations and warranties set forth in Sections 3.1 and 4.1 relating to organization and existence, Section 3.2 relating to capitalization of Transfer Subsidiary, Sections 3.3 and 4.2 relating to authority, Section 3.5 relating to title to assets, Section 3.6 relating to undisclosed liabilities and Sections 3.12 and 4.8 relating to broker’s and finder’s fees (Sections 3.1, 3.2, 3.3, 3.5, 3.6, 3.12, 4.1, 4.2 and 4.8 are collectively referred to herein as the “Fundamental Representations”), and any representation in the case of fraud, shall survive until the first anniversary of the Closing Date; provided, further, that the representations and warranties set forth in Section 3.10 relating to Intellectual Property shall survive the Closing until the second anniversary of the Closing Date. No party shall have any liability whatsoever with respect to any such representations and warranties unless a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

7.2 Indemnification by Seller. Seller and the Company shall save, defend, indemnify and hold harmless Purchaser, Purchaser Guarantor and their Affiliates (including Transfer Subsidiary) and the respective Representatives, successors and assigns of each of the foregoing from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), resulting from, arising out of or relating to:

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(a) any breach of any of the Fundamental Representations made by Seller or the Company contained in this Agreement; and

(b) any breach of any representation and warranty set forth in Section 3.10, but only to the extent relating to Registered Intellectual Property; and

(c) any material breach of any covenant or agreement by Seller, the Company or prior to the Closing, Transfer Subsidiary, contained in this Agreement.

7.3 Indemnification by Purchaser. Purchaser and Purchaser Guarantor shall save, defend, indemnify and hold harmless Seller, and the Company and their Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against any and all Losses resulting from, arising out of or relating to:

(a) any breach of any Fundamental Representation made by Purchaser or the Purchase Guarantor contained in this Agreement; and

(b) any material breach of any covenant or agreement by Purchaser or Purchaser Guarantor contained in this Agreement.

7.4 Procedures.

(a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is prejudiced by such failure.

(b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of a Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party does not assume the defense of such Third Party Claim, the Indemnifying Party shall have the right to employ separate counsel and to participate in (but not control) the defense thereof at the expense of the Indemnifying Party. The Party that assumes the defense of a Third Party Claim shall

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promptly inform the other Party of material developments with respect to such Claim. The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party, describing in reasonable detail the facts giving rise to such claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party otherwise than pursuant to this Article VII.

(e) The Indemnifying Party shall have thirty (30) days following its receipt of any notice of an indemnification claim pursuant to this Article VIII to provide the Indemnified Party with notice that it disagrees with the amount or method of determination set forth in the notice (the “Disagreement Notice”). If a timely Disagreement Notice is not received, or to the extent an item is not objected to in the Disagreement Notice, the claim notice shall be deemed to have been accepted and final and binding on the Parties, absent manifest error, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand. If the Indemnifying Party delivers a timely Disagreement Notice, the Parties will attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims. If the Parties should so agree, a memorandum setting forth such agreement will be prepared and signed by the Parties.

(f) The Indemnifying and Indemnified Parties shall cooperate in all respects of any investigation, defense, pre-trial activities, trial, compromise, settlement, or discharge arising in connection with any Third Party Claim, including, but not limited to, by providing the other Party with reasonable access to: (i) employees and officers (including as witnesses), (ii) relevant information in its possession or under its control and (iii) facilities; provided, that in each case, such access shall be given at reasonable times and upon reasonable notice and without undue interruption to such Party’s business or personnel.

(g) The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any settlement or compromise or consent to the entry of any judgment with respect to a Third Party Claim if such settlement, compromise or judgment imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be fully indemnified hereunder. The Indemnified Party shall

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not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any settlement or compromise or consent to the entry of any judgment with respect to a Third Party Claim.

(h) Notwithstanding the provisions of Section 9.5, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

7.5 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a) the Indemnified Party may not make a claim for indemnification under Section 7.2(a) or Section 7.3(a), as the case may be, for breach by the Indemnifying Party of a particular representation or warranty after the expiration of the survival period thereof specified in Section 7.1, except as otherwise provided in Section 7.1;

(b) no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental or special damages unless such punitive, incidental or special damages are awarded and required to be paid to a third party pursuant to a Legal Requirement;

(c) for purposes of this Article VII, “Losses” shall be net of any insurance or other recoveries paid to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification (after deducting therefrom the full amount of the expenses incurred by the Indemnified Party in procuring such recovery and any Tax imposed on the net amount of such recovery);

(d) aggregate indemnification for all claims by Purchaser or its Affiliates pursuant to Section 7.2(a) or (c) or by Seller and its Affiliates pursuant to Section 7.3(a) or (b) shall be limited to one-half of the Purchase Price;

(e) aggregate indemnification for all claims pursuant to Section 7.2(b) shall be limited to $15,000,000.

7.6 Tax Matters. Anything in this Article VII to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by Section 5.11.

7.7 Exclusivity. Except as set otherwise set forth herein, after the Closing, the indemnification provided in this Article VII shall be the sole and exclusive remedy of any Indemnified Party in respect of matters addressed in Sections 7.2 and Sections 7.3, respectively. The indemnification provisions of this Article VII shall govern all claims by the parties for breaches of this Agreement except with respect to breaches based upon fraud as to which the parties shall have, in addition to the indemnification provisions of this Article VII, all of their rights and remedies at law. Nothing in this Section 7.7 shall limit either party’s right to claim or

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bring an Action against the other party based on the fraud of the other party and equitable remedies consisting of specific performance or injunctive relief in respect of any breach of any covenant or agreement. For the avoidance of doubt, the rights and obligations set forth in this Article VII and in Section 5.11 shall not limit any rights the Purchaser (or its Affiliates) or the Company (or its Affiliates) have under the Management Agreements; provided that in no event shall Purchaser or Purchaser Guarantor or their affiliates be entitled to payment or other remedy hereunder for Losses for which Purchaser, Purchaser Guarantor or any of their Affiliates received compensation or reimbursement under the Management Agreements or amounts that are borne or paid by the Owner (as defined in each Management Agreement) or property in accordance with the Management Agreements.

7.8 Price Adjustment. Indemnification payments made hereunder shall be treated as an adjustment to the Purchase Price.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, whether before or after obtaining the Stockholder Approval, which termination shall be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto:

(a) by mutual written consent of the Company and Purchaser;

(b) by either the Company or Purchaser, if the Closing has not occurred on or before December 10, 2012 or such later date as the Company and Purchaser may agree upon in writing, unless the terminating party (or in the case of the Company, Seller, or in the case of Purchaser, Purchaser Guarantor) is in material breach of this Agreement;

(c) by either the Company or Purchaser, if any Order of any Governmental Body of competent jurisdiction permanently restraining, enjoining or otherwise preventing consummation of the transactions contemplated hereby has been issued and becomes final and non-appealable;

(d) by the Company, if it and Seller are not in material breach of their respective obligations under this Agreement, and if there shall have been a material breach by either of Purchaser or Purchaser Guarantor of any of its respective representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.3, and such breach, if curable, has not been cured within thirty (30) days after notice thereof by the Company to Purchaser or Purchaser Guarantor;

(e) by Purchaser, if it and Purchaser Guarantor are not in material breach of their respective obligations under this Agreement, and if there shall have been a material breach by either of the Company or Seller of any of its respective representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.2, and such breach, if curable, has not been cured within thirty (30) days after notice thereof by Purchaser to the Company or Seller;

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(f) by either the Company or Purchaser prior to the date the Stockholder Approval is obtained, if the Company enters into a definitive agreement with respect to an Acquisition Proposal or the Company’s Board of Directors or a committee thereof has approved an Acquisition Proposal and intends to cause the Company to enter into a definitive agreement with respect to an Acquisition Proposal; or

(g) by either the Company or Purchaser, if the Stockholders Meeting is held and the Stockholder Approval is not obtained.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, (a) this Agreement shall forthwith become null and void and be of no further force or effect, except as set forth in Sections 3.15 and 4.8 relating to broker’s and finder’s fees, Section 5.5 relating to confidentiality, Section 5.10 relating to public announcements, this Article VIII, and Article IX, each of which shall survive termination of this Agreement and remain in full force and effect, and (b) there shall be no liability on the part of the Company, Seller, Purchaser, or Purchaser Guarantor (or their respective Affiliates, directors, officers, employees, shareholders, members, agents or representatives); provided, however, that nothing herein shall relieve a party from liability (or limit such liability) for any failure to close when required hereunder or for any breach arising prior to the termination pursuant to the terms and conditions set forth herein, except in the event that one of the payments set forth in Section 8.3 are made as liquidated damages.

8.3 Termination Fee; Expense Reimbursement.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(f), then the Company shall, on the date of such termination, pay or cause to be paid to Purchaser (or its designees) an amount in cash equal to $12,500,000, by wire transfer of immediately available funds to an account designated in writing by Purchaser, and the Company and Seller shall have no further liability in connection with this Agreement, and the payment pursuant to this Section 8.3(a) will constitute liquidated damages in full satisfaction of any claims in connection with this Agreement.

(b) In the event that this Agreement is terminated (i) by the Company or Purchaser pursuant to Section 8.1(g), then the Company shall pay or cause to be paid to Purchaser (or its designees) an amount in cash equal to $5,000,000 by wire transfer of immediately available funds to an account designated in writing by Purchaser or (ii) by either the Company or Purchaser pursuant to Section 8.1(b), and all of the conditions to Closing set forth in Sections 6.1 and 6.2, other than the condition set forth in Section 6.1(d), were satisfied or waived by the Purchaser or the Purchaser Guarantor, then the Company shall pay or cause to be paid to Purchaser (or its designees) an amount in cash equal to $5,000,000 (less the amount, if any, received by Purchaser for reimbursement of its expenses in accordance with the Conversion Addendums as a result of the termination of this Agreement), by wire transfer of immediately available funds to an account designated in writing by Purchaser. Payment of the termination fee

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pursuant to this Section 8.3(b) shall be made (i) on the date of termination, in the case of termination by the Company, and (ii) promptly, but in no event later than two (2) Business Days after the date of the termination, in the case of termination by Purchaser, and the Company and Seller shall have no further liability in connection with this Agreement, other than pursuant to Section 8.3(c) or (d) hereof, and the payment pursuant to this Section 8.3(b) will constitute liquidated damages in full satisfaction of any claims in connection with this Agreement, other than pursuant to Section 8.3(c) or (d). For the avoidance of doubt, the Company and Purchaser agree that if the amount received by Purchaser for reimbursement of its expenses in accordance with the Conversion Addendums as a result of the termination of this Agreement exceeds $5,000,000, Purchaser shall not be required to return such excess amount and the Company shall not be required to pay any additional amount to Purchaser under this Section 8.3(b).

(c) In the event that this Agreement is terminated by the Company or Purchaser pursuant to Section 8.1(g) , and within 6 months after the date of such termination, a transaction in respect of an Acquisition Proposal is consummated or Seller enters into a definitive agreement in respect of an Acquisition Proposal, then the Company shall, on the date of consummation of any transaction contemplated by such Acquisition Proposal pay or cause to be paid to Purchaser (or its designees) an amount in cash equal to $10,000,000 minus the $5,000,000 previously paid or credited pursuant to Section 8.3(b), by wire transfer of immediately available funds to an account designated in writing by Purchaser, the Company and Seller shall have no further liability in connection with this Agreement, and the payment pursuant to this Section 8.3(c) will constitute liquidated damages in full satisfaction of any claims in connection with this Agreement.

(d) In the event that (x) the Board of Directors of the Company modified or withdrew its recommendation with respect to the Company Proposals, (y) this Agreement is terminated by the Company or Purchaser pursuant to Section 8.1(g) and (z) within 6 months after the date of such termination, a transaction in respect of a Management Proposal is consummated or Seller enters into a definitive agreement in respect of a Management Proposal, then the Company shall, on the date of consummation of any transaction contemplated by such Management Proposal pay or cause to be paid to Purchaser (or its designees) an amount in cash equal to $10,000,000 minus the $5,000,000 previously paid or credited pursuant to Section 8.3(b), by wire transfer of immediately available funds to an account designated in writing by Purchaser, the Company and Seller shall have no further liability in connection with this Agreement, and the payment pursuant to this Section 8.3(d) will constitute liquidated damages in full satisfaction of any claims in connection with this Agreement.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Expenses. Except as provided in Section 5.6(c), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing occurs.

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9.2 Waiver. Any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right.

9.3 Notices. All notices, consents, waivers, and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally by hand or by recognized next-day courier service, or (b) when sent by facsimile with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties):

(a) if to Purchaser or Purchaser Guarantor:

Marriott International, Inc.

10400 Fernwood Road

Bethesda, Maryland 20817

Telephone No.: (301) 380-1670

Facsimile No.: (301) 380-7004

Attention: Richard S. Hoffman,

Executive Vice President

with a copy to (which shall not constitute notice):

Marriott International, Inc.

10400 Fernwood Road

Bethesda, Maryland 20817

Telephone No.: (301) 380-7270

Facsimile No.: (301) 380-6727

Attention: W. David Mann, Senior Vice President and

          Associate General Counsel

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(b)   if to the Company or Seller:

Gaylord Entertainment Company

One Gaylord Drive

Nashville, Tennessee 37204

Facsimile No.: (615) 316-6544

Attention: Carter R. Todd, Executive Vice President

and General Counsel

with a copy to (which shall not constitute notice):

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

Facsimile No.: (615) 742-2775

Attention: F. Mitchell Walker, Jr.

9.4 Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and enforced in accordance with the law of the State of Delaware without regard to the conflict of laws rules thereof.

(b) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated hereby, on behalf of itself or its property, in accordance with Section 9.3 or in such other manner as may be permitted by Legal Requirements, of copies of such process to such party, and nothing in this Section 9.4(b) shall affect the right of any party to serve legal process in any other manner permitted by Legal Requirements, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Legal Requirements.

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(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.4(c).

(d) The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (i) for any actual or threatened breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is terminated in accordance with Section 8.1, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, this being in addition to any other remedy to which any such party may be entitled pursuant to the terms of this Agreement, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Any action or proceeding for any such remedy shall be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each party waives any requirement for the securing or posting of any bond in connection with any such remedy.

9.5 Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other parties may reasonably request, for the purpose of carrying out the provisions of this Agreement and the transactions contemplated hereby.

9.6 Entire Agreement and Modification. This Agreement, the Company Disclosure Letter, the exhibits attached hereto, and the Confidentiality Agreement constitute the entire and exclusive agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof. This Agreement may not be amended except by a written agreement executed by the Company and Purchaser.

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9.7 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the context requires. The word “including” shall be read as “including but not limited to” and otherwise shall be considered illustrative and non-limiting. The language used in the Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. The phrase “the date of this Agreement” and terms of similar import, shall be deemed to refer to the date first written above. The parties acknowledge that each party has reviewed this Agreement and that rules of construction, to the effect that any ambiguities are to be resolved against the drafting party, will not be available in the interpretation of this Agreement.

9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.9 Binding Effect; Assignment; Third-Party Beneficiaries. No assignment of this Agreement or of any rights or obligations hereunder may be made by the Company or Seller (subject to Section 2.1) without the prior written consent of Purchaser, and no assignment of this Agreement or any rights or obligations hereunder may be made by Purchaser or Purchaser Guarantor without the prior written consent of the Company. Any attempted assignment without the required consent shall be void. No assignment of any obligations hereunder, including an assignment under Section 2.1, shall relieve the assigning party of any such obligations or of any liability for any breach by such party or its assignee of any such obligations. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors (including any successor to the Company pursuant to the Charter Amendment) and permitted assigns of the parties. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement.

9.10 Execution of Agreement; Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or by email with .pdf attachments, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party has received counterparts thereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties.

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9.11 Purchaser Guaranty. Purchaser Guarantor hereby guarantees and agrees to perform and cause to be fulfilled all obligations of Purchaser in connection with this Agreement, subject to the terms and limitations hereof.

9.12 Company Guaranty. The Company hereby guarantees and agrees to perform and cause to be fulfilled all obligations of Seller in connection with this Agreement, subject to the terms and limitations hereof.

[The following page is the signature page.]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

THE COMPANY:

GAYLORD ENTERTAINMENT COMPANY

By:	/s/ Colin V. Reed
Name:	Colin V. Reed
Title:	Chairman & CEO

SELLER:

GAYLORD HOTELS, INC.

By:	/s/ Colin V. Reed
Name:	Colin V. Reed
Title:	President

PURCHASER:

MARRIOTT HOTEL SERVICES, INC.

By:	/s/ Richard S. Hoffman
Name:	Richard S. Hoffman
Title:	Authorized Signatory

PURCHASER GUARANTOR:

MARRIOTT INTERNATIONAL, INC.

By:	/s/ Richard S. Hoffman
Name:	Richard S. Hoffman
Title:	EVP

[Signature Page to Membership Interest Purchase Agreement]

EXHIBIT A

FORM OF HOTEL MANAGEMENT AGREEMENT

GAYLORD HOTEL

[CITY, STATE]

MANAGEMENT AGREEMENT

by and between

MARBLE TRANSFER LLC

(“MANAGER”)

and

(“OWNER”)

Dated as of                     , 2012

i

TABLE OF CONTENTS

Page

11.27 REIT COMPLIANCE AND ELIGIBLE INDEPENDENT CONTRACTOR	66

ARTICLE XII DEFINITION OF TERMS

12.01 DEFINITION OF TERMS	66

Exhibit A

Exhibit B

Exhibit C

Exhibit D

Exhibit E

Exhibit F

Exhibit G

Exhibit H

Exhibit I

Exhibit J

Exhibit K

Exhibit L

Exhibit M

Exhibit N-1

Exhibit N-2

Exhibit O

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”) is executed as of the             day of             , 2012 (“Effective Date”), between              [GAYLORD OWNER ENTITY FOR EACH HOTEL] (“Owner”), a Delaware limited liability company, and MARBLE TRANSFER LLC (“Manager”), a Delaware limited liability company.

R E C I T A L S

A. Owner is the owner of fee [FLORIDA: leasehold] title to the parcel of real property (the “Site”) described on Exhibit A, which is attached to this Agreement and incorporated by reference herein. The Site has been improved with a building or buildings containing approximately             (            ) Guest Rooms [FOR OPRYLAND: 2,882; FOR TEXAN: 1,511; FOR PALMS: 1,406; FOR NATIONAL: 1,996], a lobby, restaurants, meeting rooms, administrative offices, parking, and certain other amenities and related facilities[, and excluding the Owner Related Ancillary Facilities] [ONLY IF ANY ARE ON-SITE] (collectively, the “Hotel Improvements”). The Site and the Hotel Improvements, in addition to certain other rights, improvements, and personal property as more particularly described in the definition of “Hotel” in Section 12.01, are collectively referred to as the “Hotel.”

B. All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 12.01.

C. Owner desires to engage Manager to manage and operate the Hotel and Manager desires to accept such engagement upon the terms and conditions set forth in this Agreement.

D. Owner, certain of Owner’s Affiliates, and Manager have entered into that certain Pooling Agreement of even date herewith (the “Pooling Agreement”).

E. Marriott International, Inc. is providing a guaranty of the obligations of Manager hereunder and under the Pooling Agreement (the “Guaranty”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Manager agree as follows.

ARTICLE I

MANAGEMENT OF THE HOTEL

1.01 Engagement

Owner hereby engages Manager to supervise, direct and control the management and operation of the Hotel for the Term. Manager accepts said engagement and agrees to manage and operate the Hotel during the Term in accordance with the terms and conditions hereinafter set forth.

1.02 Delegation of Authority

The operation of the Hotel shall be under the exclusive supervision and control of Manager which, except as otherwise specifically provided in this Agreement, shall be responsible for the proper and efficient operation of the Hotel. In fulfilling its obligations under this Agreement, Manager shall act as a reasonable and prudent operator of the Hotel, having regard for the status of the Hotel and maintaining the System Standards. Manager shall operate the Hotel for the account and benefit of Owner with the goal of optimizing long-term profitability, subject to the requirement that the Hotel be managed, operated and maintained as part of the Gaylord Hotel System and in accordance with System Standards. Subject to the terms hereof, Manager shall have discretion and control in all matters relating to management and operation of the Hotel, free from interference, interruption or disturbance by Owner or its Affiliates, but in all respects subject to the provisions of this Agreement.

1.03 Conversion Work and Conversion of the Improvements

Manager and Owner agree that certain Conversion Works to the Hotel will be required in order for the Hotel to comply with System Standards. Accordingly, Owner agrees to undertake and complete the Conversion Work in accordance with the Addendum. Owner and Manager agree that their rights and obligations under this Agreement with respect to the Conversion Work and conversion of the Hotel shall be governed by the Addendum attached hereto, which is deemed to be an integral part of this Agreement, in addition to those provisions in this Agreement that are otherwise generally applicable during the Term. Upon completion of the Conversion Work in accordance with the terms of the Addendum, the Hotel will be deemed to be in compliance with System Standards as they exist at the time of such completion.

1.04 Management Responsibilities

A. Manager shall manage the Hotel in accordance with this Agreement and the standards set forth in Section 1.02, provide certain services to the Owner Related Ancillary Facilities under and pursuant to the Owner Related Ancillary Facilities Service Agreements in a manner consistent with the level of performance expected hereunder, and perform each of the following functions (the costs and expenses of which shall be Deductions) with respect to the Hotel:

1. Establish employment policies and recruit, employ (subject to Section 1.06.E), supervise, direct and discharge the employees at the Hotel. To the extent permitted by applicable law, Manager shall make available, upon request of Owner from time to time, but no more than once during each Fiscal Year, a list of all Hotel employee job classifications and number of employees in each job classification.

2. Establish prices, rates and charges for services provided in the Hotel, including Guest Room rates and rates for commercial space and other space in the Hotel.

3. Establish and revise, as necessary, administrative policies and procedures, including policies and procedures for the control of revenue and expenditures, for the purchasing of supplies and services, for the control of credit, and for the scheduling of maintenance, and verify that the foregoing procedures are operating in a sound manner.

4. Receive, hold and disburse funds, maintain bank accounts and make payments on accounts payable and handle collections of accounts receivable.

5. Undertake publicity and promotion, arrange for and supervise public relations and advertising, prepare marketing plans, and make available to the Hotel the benefits of various marketing and guest loyalty and recognition programs in use in the Gaylord Hotel System as they may exist from time to time, such as the Loyalty Program.

6. Procure all Inventories and replacement Fixed Asset Supplies.

7. Prepare and deliver interim accountings, annual accountings, Annual Operating Statements, Building Estimates, FF&E Estimates, and such other information as is required by this Agreement and be available at reasonable times to discuss generally with Owner and any Mortgagee the above-listed items as well as the operations at the Hotel.

8. Plan, execute and supervise repairs, maintenance and FF&E purchases at the Hotel in accordance with the terms of Article V.

9. Provide, or cause to be provided, risk management services relating to the types of insurance required to be obtained or provided by Manager under this Agreement.

10. Provide food and beverage services.

11. Except as provided in the Addendum, use reasonable efforts to obtain and keep in full force and effect, either in Manager’s name or in Owner’s name, as may be reasonably determined by Manager or as required by applicable law, any and all operating licenses and permits (including liquor licenses which, to the extent permitted by applicable law, shall be in Manager’s name).

12. Enter into leases, licenses and concessions for the Hotel (including rooftops and all other spaces related to the Hotel), which Manager may execute on behalf of the Hotel or Owner, including the Owner Related Leases.

B. Manager will comply with and abide by, in all material respects, all applicable Legal Requirements (except for certain Legal Requirements that are Owner’s responsibility under Section 5.03 and Section 11.08) pertaining to its operation of the Hotel. Owner will comply with and abide by, in all material respects, all applicable Legal Requirements pertaining to the Hotel Improvements or to Owner’s ownership interest in the Hotel (including, without limitation, Owner’s obligations under Section 5.03 and Section 11.08). Either Owner or Manager shall have the right, but not the obligation, in its reasonable discretion, to contest or oppose, by appropriate proceedings, any such Legal Requirements. The reasonable expenses of any such contest of a Legal Requirement shall be paid from Gross Revenues as Deductions; provided, that in the case of a contest by Owner, Owner shall consult with Manager prior to commencing such contest and consider in good faith the views and recommendations of Manager concerning the proposed contest.

1.05 Licenses, Permits and Agreements

Upon request by Manager, Owner shall execute, without charge, (i) applications for licenses and permits necessary for operation of the Hotel, and (ii) any leases, agreements or contracts relating to the operation of the Hotel, provided that such leases, agreements and contracts comply with the applicable provisions of this Agreement. All licenses and permits shall be held in the name of Owner, Manager or such other Person as Manager shall determine, in consultation with Owner, to be appropriate for the proper and efficient operation of the Hotel.

1.06 Employees

A. All personnel employed at the Hotel shall, at all times from and after the Effective Date, be the employees of Manager (or one of its Affiliates). Manager shall have absolute discretion with respect to all personnel employed at the Hotel, including, without limitation, decisions regarding hiring (subject to Section 1.06.E), promoting, transferring, compensating, supervising, terminating, directing and training all employees at the Hotel, and, generally, establishing and maintaining all policies relating to employment. All information regarding individual employees, such as employee records and individual compensation information, is proprietary to Manager and confidential and shall not be disclosed to Owner. Manager shall be permitted to provide free accommodations and amenities to its employees and representatives visiting the Hotel in connection with its management or operation. No person shall otherwise be given gratuitous accommodations or services without prior joint approval of Owner and Manager except in accordance with usual practices of the hotel and travel industry. If Manager is aware of any labor union organizing activities (e.g. card check or other similar activities), Manager shall provide prompt notice to Owner thereof, keep Owner apprised of the status of such activities, consult with Owner prior to responding to such activities (if there is reasonable time to do so) and consider in good faith the views and recommendations of Owner concerning the activities. If Manager shall be required to recognize a labor union, or to enter into collective bargaining with a labor union, with respect to the Hotel, it shall promptly notify Owner and shall keep Owner apprised of the course of any such union negotiations. Any use of the Hotel for the training of Manager’s or any other Marriott Company’s employees shall be generally consistent with such usage throughout the Marriott Hotel System, except where the training is exclusively for all or a portion of the Gaylord Hotel System.

B. All settlements or payments of Employee Claims (in excess of amounts covered by applicable insurance) shall be made by Manager exercising its reasonable discretion and shall be paid as Deductions.

C. With respect to all Litigation or arbitration involving Employee Claims in which both Manager and Owner are involved as actual or potential defendants, Manager shall have exclusive and complete responsibility for the resolution of such Employee Claims. In the event that any Employee Claim is made against Owner, but not against Manager, Owner shall give notice to Manager of the Employee Claim in a timely manner so as to avoid any prejudice to the defense of the Employee Claim, provided that Manager shall in all events be so notified within twenty (20) days after the date such Employee Claim is made against Owner. Manager will thereafter assume exclusive and complete responsibility for the resolution of such Employee Claim.

D. Manager shall have the right to allocate the services and time of a Hotel employee between the Hotel and (i) other hotels (including hotels under development) managed by Manager or its Affiliates, and/or (ii) local, regional or central office(s). The compensation and other costs (including, without limitation, termination costs, if any) of such Hotel employee (x) shall be allocated to the Hotel and such other hotels or regional or central office on a fair and consistent basis, and (y) shall not otherwise be financially disadvantageous to Owner or the Hotel. Manager shall disclose such allocation upon Owner’s request.

E. Manager shall have the authority to hire the Hotel’s general manager, director of human resources, director of sales, director of finance, hotel manager, director of convention services and catering, director of food and beverage, director of engineering (collectively, “Senior Manager(s)”); provided, however, that Manager shall: keep Owner reasonably informed, and shall give Owner the opportunity to participate in the hiring process with respect to Senior Managers, to the extent such positions exist, as follows: Prior to any hiring of any Senior Manager, Manager shall submit to Owner for its approval its proposed candidate for such position. Owner shall have a period of ten (10) days from its receipt of the applicable candidate’s resume within which to interview and evaluate such candidate (provided that such candidate and the necessary representatives of Owner are reasonably available during such period of time for such interview or evaluation, and such candidate shall not be required to provide additional information or undertake testing of any sort as part of such process). Owner shall be deemed to have approved such candidate unless Manager receives Owner’s written disapproval of such candidate within such ten (10) day period. If Owner disapproves the first (1st) candidate (based on the process described above), Manager shall submit a second (2nd) candidate, using the same process described above. If such second (2nd) candidate is disapproved by Owner (based on the same process described above), Manager shall submit a third (3rd) candidate, using the same process as described above. If Owner disapproves three (3) candidates for the position submitted by Manager pursuant to the provisions of this Section 1.06.E, Manager shall have the right to select the person to be offered the position, in Manager’s sole discretion, from the three (3) candidates proposed to Owner. Any candidate proposed by Manager pursuant to this Section 1.06.E.1 shall have an appropriate level of experience and otherwise be qualified for the position, as determined by Manager in its reasonable discretion.

1.07 Owner’s Right to Inspect

Owner and its agents shall have access to the Hotel at any and all reasonable times for the purpose of inspection or showing the Hotel.

1.08 Regular Meetings

At Owner’s request, Owner and Manager shall have regular meetings at the Hotel and at mutually convenient times. Such regular meetings shall occur (i) at least bi-weekly during the first six (6) months after the Effective Date, and (ii) thereafter, at least quarterly, but not more frequently than once during each Accounting Period. Manager shall be represented at such meetings by the general manager of the Hotel, director of sales, appropriate representatives from revenue management, and such other members of the executive committee at the Hotel as the general manager may deem appropriate. Manager agrees that it shall consider in good faith all comments, inquiries and suggestions of Owner. The purpose of the meetings shall be to discuss the performance and management of the Hotel and other related issues, including any variations from the Business Plan for the preceding quarter.

1.09 System Standards and Criteria for Approvals

Owner and Manager agree that it is their mutual intent that the Hotel be operated as part of the Gaylord Hotel System in compliance with System Standards. Owner and Manager agree that, subject to the terms and conditions of this Agreement, Manager shall have discretion in operating the Hotel in order that the Hotel will comply with System Standards, and that, in exercising their respective rights of approval herein, they will do so consistent with the requirements of System Standards.

1.10 Central Office Services

As part of its management services provided hereunder, Manager shall provide, at its own cost and not as a Deduction, the Central Office Services that are described on Exhibit B.

1.11 Chain Services

A. Manager shall cause to be furnished to the Hotel certain services (“Chain Services”) that are furnished on a comparable basis to full service hotels in the Marriott Hotel System. Chain Services shall include: (i) the general categories of services listed in Exhibit C, and (ii) such additional central programs or services as may, from time to time, be furnished for the benefit of hotels in the Marriott Hotel System or in substitution for services now performed at individual hotels that Manager determines can be provided more efficiently and economically for the Marriott Hotel System as a whole on a system basis; provided, however, that services shall only be added to “Chain Services” pursuant to clause (ii) above if, and to the extent that, such services: (a) are not Central Office Services; and (b) are either (x) new services (i.e., not previously performed at the Hotel), or (y) services that theretofore had been performed at the Hotel, but that can be performed more efficiently and economically for the Marriott Hotel System as a whole.

B. Costs and expenses incurred in the providing of Chain Services shall be allocated on a fair and consistent basis among all hotels in the Gaylord Hotel System. The charges for Chain Services shall include, as applicable, an allocation of salaries, wages, development costs and overhead related to the employees of Manager, Marriott, or any Affiliate of Manager or Marriott involved in providing any of the Chain Services. The costs associated with any Chain Services that are used by hotels in the Gaylord Hotel System and that are also provided to other hotel brands owned by Marriott shall be allocated to such other brands on a fair and consistent basis, taking into account the level of such Chain Services being provided to each of such other brands. Manager represents and warrants to Owner that Manager will not earn a profit on charges for Chain Services.

C. Pursuant to the provisions of Section 4.07, Manager shall provide to Owner the Chain Services Report, as such document is described in Section 4.07.

1.12 Related Party Transactions

Subject to Manager’s compliance with the provisions of Section 1.13, Manager shall have the right to enter into or implement transactions with one or more Related Parties to purchase, sell, lease, procure or provide goods and/or services for or to the Hotel.

1.13 Profit and Cost Transactions Relating to the Hotel

A. A “Profit Transaction” shall mean any transaction entered into or implemented by Manager or a Related Party involving the purchase, sale, lease or other procurement or provision of goods or services for or to the Hotel, which is structured for Manager or a Related Party to receive a direct economic benefit (including receipt of an equity interest) as a result of such transaction, other than through Management Fees, that is in excess of the costs of such transaction.

B. Manager and the Related Parties may implement any Profit Transaction without Owner’s approval, provided that (i) the Profit Transaction satisfies the Competitive Terms Standard, and (ii) Manager notifies Owner of such Profit Transaction as part of the Annual Profit Transactions Report.

C. Any dispute as to whether a Profit Transaction satisfies the Competitive Terms Standard shall be resolved by a panel of Experts in accordance with Section 11.20. If the Experts determine that the Competitive Terms Standard was not satisfied, Manager shall elect either to (i) incorporate, or cause the applicable Related Party to incorporate, modifications into the Profit Transaction that the Experts may require to satisfy the Competitive Terms Standard, in which event the Profit Transaction, as so modified, may be implemented; or (ii) cease, not undertake, or cause the applicable Related Party to cease or not undertake, the transaction as a Profit Transaction; provided, however, that (x) Manager and the Related Parties shall nevertheless have the right to undertake such transaction for other parties, entities or hotels, and (y) as Owner’s sole and exclusive remedy for Manager’s actions, Manager shall return to the Hotel the excess of the amount paid by the Hotel to the Related Party with respect to such Profit Transaction less the amount that would have been paid had the Profit Transaction met the Competitive Terms Standard. If such reimbursement to the Hotel relates to a matter that was treated as a Deduction, appropriate adjustments shall be made to the calculation of Operating Profit and to all other related calculations to reflect the reimbursement to the Hotel. A Profit Transaction shall be deemed to satisfy the Competitive Terms Standard if Manager elects to obtain approval of such Profit Transaction from owners of a majority of the then-existing rooms in the Marriott Hotel System, and obtains such approval from the owners of a majority of the then-existing rooms in the Marriott Hotel System.

D. The parties agree that the utilization of Avendra, LLC, for procurement purposes pursuant to its contract terms as of the Effective Date, are Profit Transactions that satisfy the criteria in the Competitive Terms Standard.

E. A “Cost Transaction” shall mean any transaction involving the purchase, sale, lease or other procurement or provision of goods or services that (i) when provided for or to the Hotel, is implemented utilizing a cost reimbursement or cost allocation methodology to price such goods or services (which costs may include a reasonable allocation of development, start-up and operational costs incurred by the provider in connection with providing such goods or services), as opposed to a methodology designed to yield a profit on such goods or services (other than profits that Manager earns through Management Fees); and/or (ii) when provided for or to any third party, not a Related Party, implemented on any terms and conditions (including the utilization of either a cost or a profit methodology). Consistent with the other terms and conditions of this Agreement, Manager and the Related Parties may implement any Cost Transaction for or to the Hotel without Owner’s approval.

F. If Manager or a Related Party implements a Cost Transaction for both the Hotel and any third party, then Manager or the Related Party may earn a profit from implementing such Cost Transaction only to such third party, provided that the costs associated with such Cost Transaction (including development and start-up costs, if any) shall be allocated on a fair and consistent basis among all the parties (including the Hotel) utilizing such Cost Transaction, taking into account the level of services provided under such Cost Transaction to each of the parties (including the Hotel) utilizing such Cost Transaction. Any disputes between Owner and Manager concerning the allocation of such costs under this Section 1.13.F shall be resolved by a panel of Experts in accordance with Section 11.20.

1.14 Loyalty Program

Manager shall have the right to include the Hotel, and to cause the Hotel to participate, in the Loyalty Program from and after the Effective Date. Charges and reimbursements to the Hotel resulting from the Loyalty Program shall be consistent with charges and reimbursements to all other hotels in the Marriott Hotel System participating in the Loyalty Program, which charges and reimbursements shall be subject to change from time to time. All expenses charged to the Hotel in connection with the Loyalty Program shall be treated as Deductions. Manager and the Related Parties shall not earn a profit from the Hotel with respect to its participation in the Loyalty Program; provided, however, that Manager and the Related Parties shall nevertheless have the right to earn a profit by utilizing the systems and infrastructure of the Loyalty Program for third parties in accordance with and subject to the terms and conditions of Section 1.13.F.

1.15 Procurement Rebates and Fees

A. In any instance in which Manager receives an Unrestricted Rebate with respect to any purchase, sale, lease or other procurement or provision of goods or services for or to the Hotel, such Unrestricted Rebate (or allocable portion thereof, based on a reasonable allocation formula, to the extent that such Unrestricted Rebate also applies to the purchase, sale, lease or other procurement or provision of goods or services for or to other hotels or third parties) shall be treated as follows: (i) first, the amount of such Unrestricted Rebate shall be applied against any costs incurred in connection with the purchase, sale, lease or other procurement or provision of goods or services for or to the Hotel (which costs shall be allocated to the Hotel on a reasonable basis to the extent such costs also apply to the purchase, sale, lease or other procurement or provision of goods or services for or to other hotels or third parties), and (ii) second, any remaining amount of such Unrestricted Rebate shall be reimbursed to the Hotel (which reimbursement shall be treated as a reduction of the Deductions for the applicable period). Manager shall have the right, at its reasonable discretion, to modify the above procedure to (x) pay the entire amount of the costs described in clause (i) above as a Deduction, and (y) reimburse to the Hotel the entire amount of such Unrestricted Rebate (i.e., without netting the two amounts as described in the immediately preceding sentence).

B. For purposes hereof, the term “Unrestricted Rebate” shall mean a rebate, payment or other enrichment received by Manager with respect to the purchase, sale, lease or other procurement or provision of goods or services specifically for or to the Hotel, where Manager is entitled to return such rebate, payment or enrichment to each of the hotels for or to which the goods or services were purchased, sold, leased, procured or provided. The term “Unrestricted Rebate” shall not include (i) any allowances, payments or other enrichments received by Manager with respect to the purchase, sale, lease or other procurement or provision of goods or services for or to the Hotel, where Manager is not entitled to return such allowances, payments or enrichments to the hotels for or to which the goods or services were purchased, sold, leased, procured or provided or is required by a third party to utilize or allocate such allowances, payments or enrichments in a specific manner, or (ii) any conference sponsorship payments received by Manager that are used to defray conference costs. If Manager receives an allowance, payment or enrichment pursuant to Section 1.15.B(i) or Section 1.15.B(ii), Manager shall utilize or allocate such allowance, payment or enrichment in the manner required by the third party and shall not directly profit from such allowance, payment or enrichment.

1.16 Limitation on Manager’s Authority

Manager shall not, without Owner’s prior approval:

A. enter into, renew or extend any lease, license or concession arrangement at the Hotel if either (i) the area covered by such lease, license or concession arrangement equals or exceeds seven hundred fifty (750) square feet, and the total term of such lease, license or concession is not cancelable on thirty (30) days’ notice or will exceed one (1) calendar year; or (ii) the lease, license or concession arrangement is for use of real property within the Hotel to promote any hotel in the Marriott Hotel System that contains more than eight hundred (800) rooms and more than one hundred thousand (100,000) square feet of meeting space, or to promote any other lodging products or Vacation Club Products.

B. institute, defend or settle any Litigation that (i) would result in a Deduction or payment in excess of Seventy-Five Thousand Dollars ($75,000) (subject to the GDP Deflator), or (ii) does not involve the recovery of debts, matters covered by insurance for which coverage is not in dispute, matters involving ordinary day-to-day operations of the Hotel wherein the amount in controversy is less than Seventy-Five Thousand Dollars ($75,000) (subject to the GDP Deflator), employee claims in the ordinary course or the application for or renewal of liquor or public entertainment or other lodging-related licenses in the ordinary course; or

C. enter into any contract for the purchase of goods and services for the Hotel (other than employment contracts (subject to Owner’s rights under Section 1.06.A.1), contracts for FF&E, renewals of contracts in existence as of the Effective Date pursuant to renewal terms included in the contracts, or contracts covering more than one hotel managed by Manager or its Affiliates (including, for the avoidance of doubt, where such contracts relate to FF&E) (this last category of a contract being referred to herein as “Group Contract,” the costs related to which shall be allocated on a fair and consistent basis among the hotels sharing in the Group Contract)), which (a) has a term extending beyond the Term hereof or cannot be terminated without termination payment on notice of ninety (90) days or less, and (b) imposes an annual payment obligation greater than Two Hundred Fifty Thousand Dollars ($250,000) (subject to the GDP Deflator) (it being agreed that contracts above such threshold that are necessary for repair and maintenance purposes in an emergency threatening the Hotel or the life or property of its guests, invitees or employees shall not require prior approval of Owner but Owner shall be provided notice thereof as soon as reasonably practicable thereafter). For avoidance of doubt, Owner’s approval of any such contract shall not be on the basis of the necessity of such good or service, but rather only as to the terms of the contract and/or whether another vendor may be in the best interests of the Hotel, and further the reference to “termination payment” refers to any payment in addition to the standard prices payable in such contract for goods and services received.

D. enter into any contract to, or otherwise engage, any third party attorney, accountant, banker, or other professional, for provision of services directly related to the Hotel (other than employment contracts (subject to Owner’s rights under Section 1.06.A.1)) and contracts under Section 1.16.C, which, in Manager’s reasonable judgment, will impose an annual payment obligation greater than One Hundred Thousand Dollars ($100,000) (subject to the GDP Deflator) (it being agreed that contracts above such threshold that are necessary in an emergency threatening the Hotel or the life or property of its guests, invitees or employees shall not require prior approval of Owner but Owner shall be provided notice thereof as soon as reasonably practicable thereafter). For avoidance of doubt, Owner’s approval of any such contract or engagement shall not be on the basis of the necessity of such professional service, but rather only as to the terms of the engagement and/or whether another professional may be in the best interests of the Hotel.

For purposes of the foregoing restrictions, Owner acknowledges that contracts, leases and commitments relating to the Hotel and in effect as of the Effective Date shall not be subject to the limitations set forth above.

ARTICLE II

TERM

2.01 Term

The “Term” of this Agreement shall consist of an “Initial Term” and any applicable “Renewal Term(s).” The “Initial Term” shall begin on the Effective Date and shall continue until the expiration of the thirty-fifth (35th) full Fiscal Year after the expiration of the Fiscal Year in which the Effective Date occurs. Thereafter, this Agreement shall automatically be renewed on the same terms and conditions for each of three (3) successive periods of ten (10) Fiscal Years each (“Renewal Term(s)”), only if with respect to the two (2) full consecutive Fiscal Years preceding the Fiscal Year in which the expiration of the then-current Initial Term or Renewal Term occurs (the “Renewal Test Period”), as the case may be:

A. (i) The Operating Profit of the Hotel during both such Fiscal Years is greater than twenty-eight percent (28%) of the Gross Revenues of the Hotel; and (ii) the Revenue Index of the Hotel during both such Fiscal Years is greater than [FOR OPRYLAND INSERT One Hundred Eight and Nine Tenths (108.9); FOR TEXAN INSERT One Hundred Thirty Five and Four Tenths (135.4) ; FOR NATIONAL INSERT: Eighty Seven and Eight Tenths (87.8); FOR PALMS INSERT: Ninety Four and Nine Tenths (94.9) (the “Hurdle”); provided, however, that subject to the agreement of Owner and Manager, the Hurdle will be replaced with an amount equal to ninety-five percent (95%) of the actual index achieved for the twelve month period ending at the end of second quarter 2012]; and

B. The fact that the Hotel has not met the tests set forth in Section 2.01.A is not wholly or partially the result of (i) an Extraordinary Event, (ii) any major renovation of the Hotel, (iii) any default by Owner, or (iv) the failure of the Hotel to comply with System Standards (unless such failure is caused by a default by Manager of its obligations under this Agreement).

Manager shall send written notice (the “Renewal Confirmation Notice”) to Owner no later than March 1 of the final full Fiscal Year of the then-current Initial Term or Renewal Term, as the case may be (the “Renewal Confirmation Deadline”). The Renewal Confirmation Notice shall include a certification by Marriott’s Chief Financial Officer, The Americas that the conditions to its exercise of the applicable Renewal Term have been met, with reasonably detailed calculations demonstrating satisfaction of the Renewal Tests. Upon receipt of Manager’s Renewal Confirmation Notice, if Owner disagrees with Manager’s determination that the Renewal Tests have been met, Owner shall deliver a reply notice to Manager (a “Renewal Dispute Notice”) setting forth in reasonable detail its reason for determining that the Renewal Tests have not been met. If Owner fails to timely send a Renewal Dispute Notice, Owner shall be deemed to have no objection to the Renewal Confirmation Notice, and the Renewal Term

shall commence as scheduled. Owner and Manager shall reasonably cooperate to resolve any dispute described in a Renewal Dispute Notice, provided if the parties cannot reach agreement, any dispute among the parties as to whether the renewal tests have been met shall be resolved by a panel of Experts in accordance with Section 11.20. However, the Term shall not be extended if Manager has given prior written notice to Owner of its election not to renew at least three hundred (300) days prior to the expiration of the then-current Initial Term or Renewal Term, as the case may be.

2.02 Performance Termination

A. Subject to the provisions of Section 2.02.B, Owner shall have the option to terminate this Agreement if, with respect to any two (2) consecutive Fiscal Years (not including any portion of any Fiscal Year prior to the expiration of the third (3rd) full Fiscal Year after the Effective Date) (each, a “Performance Test Period”):

1. Operating Profit for each such Fiscal Year is less than the Performance Termination Threshold for such Fiscal Year [FOR ORLANDO INSERT: provided that, for purposes of this Section 2.02.A.1 only, Operating Profit shall be computed without deducting any insurance deductible in excess of one percent of the replacement value of the Hotel.]; and

2. The Revenue Index of the Hotel during each such Fiscal Year is less than the product of (i) the Revenue Index Threshold multiplied by (ii) [FOR OPRYLAND INSERT One Hundred Eight and Nine Tenths (108.9); FOR TEXAN INSERT One Hundred Thirty Five and Four Tenths (135.4) ; FOR NATIONAL INSERT: Eighty Seven and Eight Tenths (87.8); FOR PALMS INSERT: Ninety Four and Nine Tenths (94.9) (the “Hurdle”); provided, however, that subject to the agreement of Owner and Manager, the Hurdle will be replaced with an amount equal to ninety-five percent (95%) of the actual index achieved for the twelve month period ending at the end of second quarter 2012]; and

3. The fact that the Hotel has not met the tests set forth in Section 2.02.A.1 and Section 2.02.A.2 is not wholly or partially the result of (i) an Extraordinary Event, (ii) any major renovation of the Hotel, (iii) any default by Owner, or (iv) the failure of the Hotel to comply with System Standards (unless such failure is caused by a default by Manager of its obligations under this Agreement).

Owner shall exercise such option to terminate by serving written notice (“Termination Notice”) thereof on Manager no later than sixty (60) days after Owner’s receipt of the annual accounting under Section 4.02 for the second (2nd) of the two (2) Fiscal Years referred to in this Section 2.02.A. If Manager does not elect to avoid such Termination pursuant to Section 2.02.B, this Agreement shall terminate as of the end of the fourth (4th) full Accounting Period following the date on which Manager receives the Termination Notice; provided that such period of time shall be extended as required by applicable Legal Requirements pertaining to the termination of the employment of the employees at the Hotel. Owner’s failure to exercise its right to terminate this Agreement pursuant to this Section 2.02.A with respect to any given Fiscal Year shall not be deemed an estoppel or waiver of Owner’s right to terminate this Agreement with respect to subsequent Fiscal Years to which this Section 2.02.A may apply. No later than thirty (30) days prior to the effective date of such termination, Owner shall, satisfy in full all payment and other obligations to Manager and its Affiliates under this Agreement and the Pooling Agreement; provided that if Owner fails to complete all such actions no later than thirty (30) days prior to the effective date of such termination, (x) the foregoing Owner’s election to terminate this Agreement under this Section 2.02.A shall be canceled and of no force or effect and this Agreement shall not terminate, and (y) the first (1st) of the two (2) Fiscal Years to which such Termination Notice would have applied shall no longer be treated as a Fiscal Year for the purposes of Section 2.02.A.1.

B. Upon receipt of Owner’s Termination Notice pursuant to Section 2.02.A, Manager shall have the option, to be exercised by irrevocable written notice to Owner (the “Shortfall Notice”) within sixty (60) days after receipt of such Termination Notice, to avoid such Termination by making a Shortfall Payment, which Shortfall Payment shall be treated by Owner as an adjustment to the Management Fees. The term “Shortfall Payment” shall mean the payment to Owner of the amount by which Operating Profit for each of the two (2) Fiscal Years referenced in Section 2.02.A was less than the Performance Termination Threshold for such Fiscal Year (such amount, the “Shortfall Amount”), which payment shall be made within five (5) business days after the date on which Owner receives the Shortfall Notice.

If Manager makes a Shortfall Payment pursuant to this Section 2.02.B, then the foregoing Owner’s election to terminate this Agreement under Section 2.02.A shall be canceled and of no force and effect with respect to the two (2) Fiscal Years for which such Shortfall Payment was made, this Agreement shall not terminate, and the two (2) Fiscal Years with respect to which such Shortfall Payment was made shall thereafter not be treated, for purposes of subsequent elections by Owner pursuant to Section 2.02.A, as Fiscal Years in which the circumstances described in Section 2.02.A.1 have occurred. Such cancellation, however, shall not affect the right of Owner, as to any Fiscal Years subsequent to the two (2) Fiscal Years in question, to again elect to terminate this Agreement pursuant to the provisions of Section 2.02.A (which subsequent election shall again be subject to Manager’s rights under this Section 2.02.B). If Manager does not exercise its option to make a Shortfall Payment as aforesaid, then this Agreement shall be terminated as of the date set forth in Section 2.02.A. Notwithstanding the foregoing, Manager shall have the right to cancel the termination under Section 2.02.A and make a Shortfall Payment pursuant to the provisions of this Section 2.02.B on only two (2) non-consecutive occasions during the Initial Term and on only one (1) occasion during each of the Renewal Terms.

C. Any disputes between Owner and Manager under this Section 2.02 (including, without limitation, with respect to (i) the calculation of Operating Profit, the Performance Termination Threshold or the Revenue Index; or (ii) the applicability, duration or extent of impact of any of the items specified in Section 2.02.A.3) shall be resolved by a panel of Experts in accordance with Section 11.20. The sixty (60) day period described in Section 2.02.B shall be tolled until the panel of Experts issues its determination.

ARTICLE III

COMPENSATION OF MANAGER

3.01 Management Fees

Manager shall be paid the sum of the following as its management fees:

A. the Base Management Fee, which shall be retained by Manager from Gross Revenues; plus

B. the Incentive Management Fee, which shall be retained by Manager from Operating Profit in accordance with the specific provisions of the Pooling Agreement for so long as the Hotel is a “Pooled Hotel” thereunder and pursuant to Section 3.02 and Section 4.01 of this Agreement if the Hotel is no longer a Pooled Hotel.

3.02 Distribution of Operating Profit

With respect to each Fiscal Year during the Term, Operating Profit for such Fiscal Year (to the extent available) shall be distributed to Owner and to Manager in the following order of priority:

A. first, an amount equal to Owner’s Priority shall be paid to Owner;

B. second, any Incentive Management Fee shall be paid to Manager; and

C. third, any remaining balance of Operating Profit shall be paid to Owner.

Such distributions shall be made on an interim basis in accordance with the specific provisions of the Pooling Agreement for so long as the Hotel is a “Pooled Hotel” thereunder and pursuant to Section 3.02 and Section 4.01 of this Agreement if the Hotel is no longer a Pooled Hotel.

ARTICLE IV

ACCOUNTING AND REPORTING MATTERS

4.01 Accounting and Interim Distributions

A. Within twenty (20) days after the close of each Accounting Period, Manager shall deliver an interim accounting (the “Accounting Period Statement”) to Owner showing Gross Revenues, Deductions, Operating Profit, and applications and distributions thereof for the preceding Accounting Period. At the time that Manager delivers each Accounting Period Statement, Manager shall transfer to Owner any interim amounts due Owner, subject to Working Capital needs, and shall retain any interim Management Fees due Manager.

B. Calculations and payments of the Incentive Management Fee, the Base Management Fee, and Owner’s Priority shall be accounted for cumulatively within a Fiscal Year, but shall not be cumulative from one Fiscal Year to the next. Interim distributions of Incentive Management Fees shall be calculated, earned and distributed based on prorating the full Fiscal Year Owner’s Priority equally over twelve (12) Accounting Periods. Calculations of such distributions shall be made on a cumulative basis using cumulative year-to-date Operating Profit and cumulative year-to-date prorated Owner’s Priority, and applying the percentage calculations set forth in the definition of Incentive Management Fee. Such amounts shall be adjusted each Accounting Period, and may, in the event of a significant negative change in performance, require Manager to return previously distributed Incentive Management Fees for such Fiscal Year.

C. Within forty-five (45) days after the close of each Fiscal Year, Manager shall furnish Owner a statement (the “Annual Operating Statement”) in reasonable detail summarizing the Hotel’s operations for such Fiscal Year and a certificate executed by Marriott’s Chief Financial Officer, The Americas, certifying that such Annual Operating Statement is true and correct. Within ten (10) days after Owner’s receipt of such Annual Operating Statement, the parties shall make any adjustments, by cash payment, in the amounts paid or retained for such Fiscal Year as are required based on the final figures set forth in such Annual Operating Statement. Such Annual Operating Statement shall be controlling over the Accounting Period Statements for the applicable Fiscal Year. No adjustments shall be made for any Operating Loss or Operating Profit in any preceding Fiscal Year.

D. To the extent that Manager projects an Operating Loss for any Accounting Period, additional funds in the amount of any such Operating Loss shall be provided by Owner within thirty (30) days after Manager has delivered written notice thereof to Owner. If Owner does not so fund such Operating Loss within the thirty (30) day time period, Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw an amount to cover such Operating Loss from distributions of funds otherwise due to Owner.

4.02 Books and Records; Annual Operating Statement

A. Books of control and account pertaining to the operations of the Hotel shall be kept on the accrual basis and in material respects in accordance with the Uniform System of Accounts and with United States generally accepted accounting principles applied on a consistent basis (provided that, to the extent of a conflict between the two, the United States generally accepted accounting principles shall control over the Uniform System of Accounts). Owner may at reasonable intervals during Manager’s normal business hours examine the Books and Records. Owner shall have ninety (90) days after delivery of the Annual Operating Statement to examine or review (at Owner’s sole expense, and not as a Deduction) such Annual Operating Statement. If Owner does not request an audit of the Books and Records within such ninety (90) day period, such Annual Operating Statement shall be deemed to have been accepted by Owner as true and correct, and Owner shall have no further right to question its accuracy except in the event of fraud by Manager. Owner may, during such ninety (90) day period, but not thereafter (except in the event of fraud by Manager), request an independent audit of the Books and Records (“Audit”), which shall be arranged for by Owner and commenced and completed not later than one hundred eighty (180) days after the date of delivery of such Annual Operating Statement. No extension of such one hundred eighty (180) day period shall be permitted without the approval of Manager, except in the event of fraud by Manager. Owner shall pay all costs and expenses of the Audit at its sole expense (and not as a Deduction); provided, however, that if such audit establishes that Manager has underpaid Owner for the applicable Fiscal Year by five percent (5%) or more, the reasonable costs and expenses of the Audit shall be paid solely by Manager. If any such audit discloses an underpayment of any amounts due to Owner pursuant to the provisions hereof, Manager shall promptly pay Owner such amounts found to be due. If any audit discloses that Manager has not received any amounts due to Manager pursuant to the provisions hereof, Owner shall promptly pay Manager such amounts found to be due. Manager shall reasonably cooperate with Owner and its representatives in connection with any Audit. Any dispute concerning the correctness of an Audit shall be settled by a panel of Experts in accordance with Section 11.20. All information regarding the operation of the Hotel that is obtained by Owner through an Audit shall be considered confidential information and Owner agrees not to disclose such information except as necessary to its advisors, attorneys and consultants participating in the Audit process, who shall likewise be informed of the confidential nature of the information and of the duty not to disclose such information to third parties, except as required by law; provided, however, that Owner shall be permitted to disclose such information to a third party (i) in connection with a prospective Sale of the Hotel, investment in or financing related to the Hotel if Owner ensures that such third party shall maintain the confidentiality of such information, (ii) for proper business purposes (including, without limitation, in connection with any insurance claims or legal proceedings concerning the Hotel or this Agreement), or (iii) as required by applicable Legal Requirements.

B. Manager shall have the right, at its option, to provide Owner with automated delivery, in electronic format, of the data required under Section 4.02.A and Section 4.08.A (consistent with the then-current standard operating procedures generally employed by Manager and generally implemented with respect to other hotels in the Marriott Hotel System). The parties shall cooperate reasonably with each other in order to adapt to new technologies that may be available with respect to the transmission of such data.

C. Manager shall cooperate reasonably with Owner (including providing reasonable information, if applicable) in order to assist Owner to understand the reports, statements and other information that Manager submits to Owner pursuant to the provisions hereof; provided, however, that the foregoing provisions of this Section 4.02.C shall not be construed to provide Owner with any audit or similar rights with respect to such reports, statements and information that are not otherwise expressly described in this Agreement.

4.03 Hotel Accounts and Expenditures

A. Except as may be required in connection with MBS Systems, all funds derived from operation of the Hotel shall be funds which are owned by Owner, subject to the terms of this Agreement, and shall be deposited by Manager in accounts in Manager’s name, established by Manager in a bank or banks designated by Manager and approved by Owner. Upon Owner’s request, Manager shall inform Owner of the names of the banks at which such accounts are maintained, the account numbers and the authorized signatories. If available from the bank(s), Manager shall provide to Owner “read-only” internet access to the Operating Accounts permitting Owner to examine balances and activity in the Operating Accounts but not permitting actions affecting or relating to the deposit or withdrawal or other handling or administration of funds in such Operating Accounts. The bank accounts into which such funds are deposited (other than MBS Systems accounts) are referred to herein as “Operating Accounts.”

B. Withdrawals from the Operating Accounts shall be made only by representatives of Manager whose signatures have been authorized. Reasonable petty cash funds shall be maintained at the Hotel.

C. Except as otherwise specifically provided hereunder and as may be required in connection with the MBS Systems, all payments made by Manager hereunder shall be made from the Operating Accounts, petty cash funds, or from the FF&E Reserve (in accordance with Section 5.02). Manager shall not be required to make any advance or payment with respect to the Hotel except out of such funds, and Manager shall not be obligated to incur any liability or obligation with respect to the Hotel. In any event, if any such liability or obligation is incurred by Manager with respect to the Hotel, Manager shall have the option to deduct such amounts from Owner’s share of Operating Profit if Owner has not fully reimbursed Manager for said amounts within ten (10) days after Owner’s receipt of notice from Manager that said amounts are due. As part of Manager’s cash management procedures, certain accruals and advance payments shall be made to Manager for paid time off, pension and other corporate charges in advance of actual payment of such expenses, without interest or imputed interest accruing on such funds for the benefit of Hotel. Any and all accruals shall be reasonable, based on historical experience (where appropriate), and shall be applied to the Hotel in a manner consistent with the rest of the Marriott Hotel System.

D. Debts and liabilities incurred by Manager as a result of its operation and management of the Hotel pursuant to the terms hereof, whether asserted before or after Termination, will be paid by Owner to the extent funds are not available for that purpose from Gross Revenues. The provisions of this Section 4.03.D shall survive Termination.

4.04 MBS Systems

Manager shall manage certain aspects of the Hotel’s finances through the MBS Systems. The scope, features and functions of the MBS Systems are subject to modification from time to time as Manager shall, in its reasonable discretion, determine to be most efficient and economical for the Gaylord Hotel System. Costs and expenses (collectively, the “MBS Charges”) incurred by Manager or its Affiliates in providing the MBS Systems, which shall include both MBS Systems development costs and current operating costs and expenses, shall be allocated on a fair and consistent basis among all participating hotels in the Gaylord Hotel System. If the MBS Systems used by hotels in the Gaylord Hotel System are also provided to other hotel brands owned by Marriott or its Affiliates, the costs and expenses incurred by Manager or its Affiliates in providing such MBS Systems shall be allocated to such other brands on a fair and consistent basis, taking into account the level of MBS Systems being provided to each of such other brands. MBS Charges allocated to the Hotel shall not be included in Chain Services or Central Office Services, but instead shall be Direct Deductions.

4.05 Direct Deductions and Direct Deductions Report

A. Owner hereby approves the current categories of Direct Deductions, which are set forth in Exhibit D, and their treatment as Deductions. Within ninety (90) days after the end of each Fiscal Year, Manager shall furnish to Owner, for Owner’s review, an updated list (the “Direct Deductions Report”) of all then-current categories of Direct Deductions. With respect to any Direct Deduction, neither Manager nor any Related Party shall realize a profit from the Hotel (meaning a direct economic benefit, including receipt of an equity interest, as a result of the transaction underlying such Direct Deduction, that is in excess of the costs of such transaction), except through Management Fees or in accordance with the terms of any permitted Profit Transaction.

B. Manager may, in its reasonable discretion, modify, add or subtract categories of services that are or will be provided as Direct Deductions. In the event Manager provides a new system or program to the Hotel that is not listed in either Exhibit C or Exhibit D, Manager shall make the determination of whether such new system or program should be classified as a Direct Deduction rather than a Chain Service based upon whether such new system or program (i) supports only a subgroup of hotels in the Marriott Hotel System, or selected or individual hotels, or (ii) is a system or program for which the cost is more appropriately recovered based on property usage. If either clause (i) or clause (ii) in the immediately preceding sentence applies, the new system or program shall be classified as a Direct Deduction as opposed to a Chain Service.

4.06 Annual Profit Transactions Report

Within ninety (90) days after the end of each Fiscal Year, Manager shall deliver to Owner a report (the “Annual Profit Transactions Report”) containing a list of all Profit Transactions relating to the Hotel to which Manager or any Related Party was a party, or which Manager or any Related Party implemented, during such Fiscal Year, together with a certification by the Manager’s Chief Financial Officer, The Americas, of Manager that such list is true and accurate and that, in Manager’s reasonable judgment, the Profit Transactions listed therein satisfy the Competitive Terms Standard.

4.07 Chain Services Report

Within ninety (90) days after the end of each Fiscal Year, Manager shall deliver to Owner for its review a report (the “Chain Services Report”): (i) identifying the general categories (e.g., National Sales Office Services) and subcategories (e.g., International sales offices) of Chain Services provided for or to the Hotel during such Fiscal Year; (ii) setting forth the total cost paid by the Hotel for each general category of Chain Services, and the methodologies for allocating such costs to the Hotel, with respect to such Fiscal Year; and (iii) containing a certification by Marriott’s Chief Financial Officer, The Americas, that each of the allocations of Chain Services costs to the Hotel for such Fiscal Year was made in accordance with this Agreement.

4.08 Business Plan

A. Manager shall deliver to Owner for its review and approval, at least sixty (60) days prior to the beginning of each Fiscal Year that begins after the Effective Date, a preliminary business plan showing the estimated Gross Revenues, departmental profits, Deductions, and Operating Profit for the forthcoming Fiscal Year, in comparison to the forecasted Gross

Revenues, departmental profits, Deductions, and Operating Profit for the current Fiscal Year. Such comparison will include the estimated percentage changes in such items for the forthcoming Fiscal Year compared to the current Fiscal Year. Manager shall prepare the preliminary business plan in accordance with the System Standards and the general standards of the hotel industry for similar properties. Owner shall have thirty (30) days after receipt of the preliminary business plan to review and approve such business plan and Manager shall make itself reasonably available during such period to discuss the preliminary business plan and respond to Owner’s questions with respect thereto. At the same time that Manager makes itself available to Owner to discuss the preliminary business plan, Manager shall make itself available to Owner to discuss modifications, additions or subtractions to the categories of services provided as Direct Deductions. In the event that Owner disapproves any category in the preliminary business plan, Owner will provide Manager with the specific reasons for its disapproval by category within such thirty (30) day period. Upon Owner’s request after such disapproval, Manager shall meet with Owner as soon as reasonably practical to discuss the preliminary business plan and to explain to Owner how the preliminary business plan was developed (including all underlying assumptions then available). Thereafter, Manager shall take into consideration the views and suggestions of Owner regarding all aspects of the proposed business plan and in the twenty-five (25) day period following receipt of Owner’s disapproval, the parties shall attempt to resolve in good faith any objections by Owner. Notwithstanding the foregoing, Owner shall not be entitled to withhold its approval based on its objection to: (1) Manager’s reasonable projections of either Gross Revenues or the components thereof; (2) projected costs and expenses that are “system charges” (that is, costs and expenses that are generally uniform and generally implemented throughout the Marriott Hotel System, such as the costs of Chain Services, Loyalty Program, other chain-wide marketing programs, employee salaries, benefits and other compensation programs) that are authorized or permitted under this Agreement; (3) costs and expenses that are not within the control of Owner and/or Manager, such as Impositions and the costs of utilities; or (4) increases in projected costs and expenses of operating the Hotel, which increases are primarily caused by projected increases in business activity at the Hotel that will result in increases in Gross Revenues. In the event that the parties are unable to resolve a disagreement with respect to any item to which Owner has objected, all such unresolved matters shall be determined by the panel of Experts in accordance with the provisions of Section 11.20. Pending such Expert determination, Manager shall operate the Hotel with respect to those categories that are in dispute based on the previous Fiscal Year’s approved Business Plan, adjusted in accordance with changes in the GDP Deflator over the Fiscal Year just ended and anticipated changes in Gross Revenues. If Owner fails to provide any objection within such thirty (30) day period, the preliminary business plan as submitted by Manager shall be deemed approved. As of approximately forty-five (45) days after the beginning of each Fiscal Year following the Effective Date, Manager shall deliver to Owner the final business plan, in which the above-mentioned percentage changes are applied to the actual final numbers for the preceding Fiscal Year. Such final business plan, as delivered to Owner, is herein referred to as the “Business Plan.”

B. Manager shall diligently operate the Hotel in accordance with the Business Plan and System Standards. It is understood, however, that the Business Plan is an estimate only and that unforeseen circumstances such as, but not limited to, the costs of labor, material, services and supplies, casualty, operation of law, or economic and market conditions, as well as the requirement that the Hotel be operated in accordance with the System Standards, may make adherence to the Business Plan impractical, and Manager shall be entitled to depart therefrom due to causes of the foregoing nature. Manager shall notify Owner of any significant variations from the Business Plan promptly after Manager learns of the same, and shall notify Owner of the nature and extent and reason for such variations. For purposes of this Section 4.08.B, any major Deduction category (major line item such as general and administrative) that varies by more than ten percent (10%) from the Business Plan or the aggregate total of Deductions varying by more than five percent (5%) from the Business Plan shall be deemed to be a “significant variation.” If such significant variation is due to reasons other than an Extraordinary Event, such variation shall be subject to Owner’s approval (although it is understood that Owner shall have no greater approval rights for any such variation than those set forth for the Business Plan in Section 4.08.A).

C. At the same time as Manager submits the preliminary business plan described in Section 4.08.A, Manager shall submit to Owner for discussion with Owner a business plan for the Hotel covering the five (5) Fiscal Years subsequent to the Fiscal Year covered by the preliminary business plan then-delivered (the “Five Year Plan”). The Five Year Plan will include projections for each of the following: summary profit and loss statements, rate, occupancy, group and transient growth rate assumptions, and material risks and opportunities.

4.09 Working Capital

Owner shall, from time to time during the Term, promptly, but no later than ten (10) business days after written request by Manager, advance any additional funds (over and above those required pursuant to the Addendum) necessary to maintain Working Capital at levels determined by Manager to be reasonably necessary to satisfy the needs of the Hotel as its operation may from time to time require in accordance with System Standards. If Owner does not fund such additional Working Capital amounts within such ten (10) business day period, Manager may provide an additional written notice to Owner calling on Owner to fund such additional Working Capital amounts, and if Owner has not funded such amounts within five (5) business days after the date of such additional notice, Manager shall have the right, at its option and without affecting Manager’s other remedies under this Agreement, to either (or both) (i) withdraw an amount equal to the additional Working Capital funds requested by Manager from distributions of funds otherwise due to Owner, and/or (ii) lend to Owner such amount from Manager’s own funds (which loan shall (x) bear interest at an annual rate equal to the Prime Rate plus three (3) percentage points, and (y) be repaid from distributions of funds otherwise due to Owner or, if not fully repaid prior to Termination, pursuant to the provisions of Section 11.11.I). All funds advanced for Working Capital pursuant to the preceding sentences of this Section 4.09 shall be utilized by Manager for the purposes described in this Agreement pursuant to cash management policies established for the Gaylord Hotel System. Upon Termination, Manager shall, except as otherwise provided in this Agreement, return the outstanding balance of the Working Capital to Owner.

4.10 Fixed Asset Supplies

Owner shall, within thirty (30) days after request by Manager, provide funds that are necessary to increase the level of Fixed Asset Supplies to levels determined by Manager, in its good faith judgment, to be necessary to satisfy the needs of the Hotel as its operation may, from time to time, require in accordance with System Standards. The cost of Fixed Asset Supplies consumed in the operation of the Hotel shall constitute a Deduction. Fixed Asset Supplies shall remain the property of Owner during the Term and upon Termination (except for those Fixed Asset Supplies that are purchased by Manager pursuant to Section 11.11.E).

4.11 Real Estate and Personal Property Taxes

A. Except as specifically set forth in Section 4.11.B, all real estate and personal property taxes, levies, assessments and similar charges on or relating to the Hotel (“Impositions”) during the Term shall be paid by Manager on behalf of Owner (directly to the recipient or, if required by a Mortgagee, into a reserve account for that purpose) from Gross Revenues before any fine penalty or interest is added thereto or lien placed upon the Hotel, unless (i) payment thereof is in good faith being contested and enforcement thereof is stayed, or (ii) available Gross Revenues are insufficient for the payment thereof. Any such payments shall be Deductions in determining Operating Profit. Owner shall, within ten (10) calendar days after receipt, furnish Manager with copies of any official tax bills and assessments that it receives with respect to the Hotel. Either Owner or Manager (in which case Owner agrees to sign the required applications and otherwise cooperate with Manager in expediting the matter) may initiate proceedings to contest any negotiations or proceedings with respect to any Imposition, and all reasonable costs of any such contest shall be paid from Gross Revenues and shall be a Deduction in determining Operating Profit. Manager shall, as part of its contest or negotiation of any Imposition, be entitled, on Owner’s behalf, to waive any applicable statute of limitations in order to avoid paying the Imposition during the pendency of any proceedings or negotiations with applicable authorities.

B. The word “Impositions” as used in this Agreement shall not include the following, all of which shall be paid solely by Owner, not from Gross Revenues nor from the FF&E Reserve:

1. Any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax imposed on Owner, or any income tax imposed on any income of Owner (including distributions to Owner pursuant to Article III);

2. Special assessments (regardless of when due or whether they are paid as a lump sum or in installments over time) imposed by a governmental entity or assessing jurisdiction because of facilities that are constructed by or on behalf of the assessing jurisdiction (for example, roads, sidewalks, sewers, culverts, etc.) that may or may not benefit the Hotel (regardless of whether or not they also benefit other buildings); or

3. “Impact fees” (regardless of when due or whether they are paid as a lump sum or in installments over time) that are required of Owner as a condition to the issuance of site plan approval, zoning variances or building permits.

4.12 Additional Reports

From time to time, Manager shall submit to Owner such additional reports as Owner may reasonably request relating to the performance or management of the Hotel, to the extent the information requested is reasonably available to Manager without unreasonable additional effort or expense. Upon reasonable request, Manager shall also prepare and deliver to Owner such reports and statements as may be required by a Mortgagee, so long as the requirement for such reports and statements is consistent with then-current commercial lending practices and the information requested is reasonably available to Manager without unreasonable additional effort or expense.

ARTICLE V

REPAIRS, MAINTENANCE AND REPLACEMENTS

5.01 Repairs and Maintenance Costs That Are Expensed

Manager shall maintain the Hotel in good repair and condition, and in compliance with applicable Legal Requirements in all material respects, and shall make or cause to be made such routine maintenance, repairs and minor alterations as it determines are necessary for such purposes. The phrase “routine maintenance, repairs, and minor alterations” as used in this Section 5.01 shall include only those items that are normally expensed under United States generally accepted accounting principles. The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues (and not from the FF&E Reserve) and shall be treated as a Deduction.

5.02 FF&E Reserve

A. Manager shall establish a reserve account (the “FF&E Reserve”), in a bank or similar institution reasonably acceptable to both Manager and Owner, to cover the cost of:

1.	Replacements, renewals and additions to the FF&E at the Hotel; and

2.	Routine Capital Expenditures.

B. For each Accounting Period from the Effective Date to the expiration of Fiscal Year 2013, Manager shall transfer into the FF&E Reserve an amount equal to three percent (3%) of Gross Revenues for such period; for each Accounting Period during Fiscal Year 2014, Manager shall transfer into the FF&E Reserve an amount equal to four percent (4%) of Gross Revenues for such period; for each Accounting Period from the beginning of Fiscal Year 2015 and for all Accounting Periods thereafter, subject to the provisions of Section 5.02.E, Manager shall transfer into the FF&E Reserve an amount equal to five percent (5%) of Gross Revenues for each such Accounting Period. Transfers into the FF&E Reserve shall be made at the time of each interim accounting described in Section 4.01. All amounts transferred into the FF&E Reserve pursuant to this Section 5.02.B shall be paid from Gross Revenues as Deductions; provided, however, that the payment of all other Deductions will take priority over the transfer of amounts into the FF&E Reserve.

C. Manager shall prepare an annual estimate (the “FF&E Estimate”) of the expenditures necessary for (1) replacements, renewals and additions to the FF&E of the Hotel, and (2) Routine Capital Expenditures, during the ensuing Fiscal Year and shall deliver the FF&E Estimate to Owner, at the same time as Manager submits the preliminary business plan described in Section 4.08.A. The FF&E Estimate shall also indicate the estimated time schedule for making such replacements, renewals, and additions and Routine Capital Expenditures. The FF&E Estimate shall be prepared and all expenditures from the FF&E Reserve will be made based on the objective that the Hotel will be maintained and operated in accordance with System Standards (but not in excess of System Standards without Owner’s approval), applicable safety and legal standards and applicable standards then in effect with respect to other competitive full-service hotel brands. Owner shall have the right to approve (x) each expenditure contained in an FF&E Estimate that is described in clause (i) of the definition of Major FF&E Expenditures, and (y) the total aggregate amount of all expenditures contained in an FF&E Estimate that are described in clause (ii) of the definition of Major FF&E Expenditures. Owner shall notify Manager of each Major FF&E Expenditure that Owner does not approve, and the specific reason for such disapproval, within forty-five (45) days after Owner’s receipt of the applicable FF&E Estimate. If Owner does not submit such notice within such period, Owner shall be deemed to have approved all Major FF&E Expenditures contained in such FF&E Estimate. Any Major FF&E Expenditure contained in such FF&E Estimate that Owner does not specifically disapprove in such notice shall be deemed approved by Owner. If Owner and Management Company are not able to resolve a dispute regarding Owner’s disapproval, either party may submit the disputed issue for resolution pursuant to the Expert Resolution Process set forth in Section 11.20.

D. Manager shall use the funds contained in the FF&E Reserve to undertake replacements and renewals to the Hotel’s FF&E and Routine Capital Expenditures, as Manager reasonably deems necessary, in accordance with the terms and conditions of this Agreement up to the balance in the FF&E Reserve. No expenditures will be made in excess of said balance without the prior written approval of Owner. At the end of each Fiscal Year, any amounts remaining in the FF&E Reserve shall be carried forward to the next Fiscal Year. Proceeds from the sale of FF&E no longer necessary to the operation of the Hotel shall be added to the FF&E Reserve. The FF&E Reserve will be kept in an interest-bearing account, and any interest that accrues thereon shall be retained in the FF&E Reserve. Neither (1) proceeds from the disposition of FF&E, nor (2) interest that accrues on amounts held in the FF&E Reserve, shall (a) result in any reduction in the required transfers to the FF&E Reserve set forth in Section 5.02.B, or (b) be included in Gross Revenues.

E. As the Hotel ages, the percentages of Gross Revenues that are set forth in Section 5.02.B may not be sufficient to keep the FF&E Reserve at the levels necessary to make the alterations, improvements, replacements, renewals, and additions to the FF&E of the Hotel, or to make the Routine Capital Expenditures, that are required to operate or maintain the Hotel in accordance with the System Standards. If Manager reasonably believes that the funding of the FF&E Reserve (with respect to the following Fiscal Year or any subsequent Fiscal Year as specified) will not be adequate to operate or maintain the Hotel in accordance with System Standards, Manager shall so notify Owner. Owner shall have thirty (30) days after receipt of such notification to review and approve Manager’s assessment and recommendations concerning the funding of the FF&E Reserve and, Manager shall make itself reasonably available during such period to discuss the assessment and recommendations and respond to Owner’s questions with respect thereto. In the event Owner disapproves any portion of Manager’s recommendations, Owner will provide Manager in writing with the specific reasons for its disapproval within such thirty (30) day period. Thereafter, in the twenty-five (25) day period following Manager’s receipt of Owner’s disapproval, the parties will attempt to resolve in good faith the objections so specified by Owner. In the event that one or more of such objections have not been resolved as of the end of such twenty-five (25) day period, any such matter may be referred by either party to the Expert panel for resolution in accordance with the provisions of Section 11.20. Pending a decision by the Expert panel, Manager may proceed with the implementation of any portion of its assessment and recommendations that is not subject to dispute.

With respect to increased fundings to which Owner does not object, or increased fundings to which it objected but the Expert determined were necessary, Owner shall elect in writing one of the following three (3) alternatives within thirty (30) days after receipt of Manager’s notice or the Expert’s decision, as appropriate:

1. to increase the annual percentage of FF&E Reserve fundings under Section 5.02.B to provide the additional funds required for the specified Fiscal Year(s), which additional FF&E Reserve fundings shall be treated as Deductions;

2. to make a lump sum contribution to the FF&E Reserve in an amount necessary to increase the FF&E Reserve to a level sufficient to fund the items that necessitated Manager’s request for additional FF&E Reserve fundings; such amount shall be fully repaid (without interest) to Owner from Gross Revenues in equal installments over the period of the next sixty (60) Accounting Periods, which installment payments shall be treated as Deductions; or

3. to make a lump sum contribution to the FF&E Reserve in an amount necessary to increase the FF&E Reserve to a level sufficient to fund the items that necessitated Manager’s request for additional FF&E Reserve fundings, which additional amount shall be included in the adjustment to Owner’s Priority as set forth in the definition of “Owner’s Priority.”

If Owner fails to elect one of the above alternatives within such thirty (30) day period, Owner shall be deemed to have elected the alternative set forth in Section 5.02.E.1. If Owner elects the alternative set forth in Section 5.02.E.2 or Section 5.02.E.3 and fails to provide the additional funds required thereunder within (i) thirty (30) days after making such election where such election follows a determination by the Expert pursuant to the foregoing provisions, or (ii) sixty (60) days after Owner’s receipt of Manager’s request for such additional funding where such election does not follow a determination by the Expert, such failure shall constitute an Event of Default by Owner.

F. Manager agrees that the FF&E Reserve may, on or after the Effective Date, be pledged to the holder of a Qualified Mortgage on the Hotel so long as Manager and the Mortgagee agree upon and enter into a mutually acceptable account control agreement.

5.03 Capital Expenditures

A. Manager shall prepare an annual estimate (the “Building Estimate”) of all Capital Expenditures. Manager shall submit the Building Estimate to Owner for its approval at the same time as Manager submits the preliminary business plan described in Section 4.08.A. Manager shall not make any Capital Expenditures without the prior approval of Owner, except as otherwise permitted in Section 5.03. Owner shall have thirty (30) days after receipt of such

Building Estimate to review and approve such Building Estimate. Manager shall make itself reasonably available during such period to discuss the Building Estimate and respond to Owner’s questions with respect thereto. Owner shall not withhold its approval with respect to Capital Expenditures as are required, in Manager’s reasonable judgment, to keep the Hotel in a first-class, competitive, efficient and economical operating condition in accordance with System Standards (but not in excess of System Standards without Owner’s approval), or otherwise required for the continued safe and orderly operation of the Hotel. In the event Owner disapproves any portion of such Building Estimate, Owner shall provide Manager in writing with the specific reasons for its disapproval within such thirty (30) day period. Thereafter, in the twenty-five (25) day period following Manager’s receipt of Owner’s disapproval, the parties shall attempt to resolve in good faith any objections so specified by Owner. In the event that one or more of such objections have not been resolved as of the end of such twenty-five (25) day period, any such matter may be referred by either party for resolution by the Expert panel in accordance with the provisions of Section 11.20. Pending a decision by the Expert panel, Manager may proceed with the implementation of any portion of such Building Estimate that is not subject to dispute. It shall be an Event of Default by Owner if Owner (i) fails to provide funding for any Capital Expenditure that Owner has approved within sixty (60) days after the submission to Owner of the Building Estimate requesting such Capital Expenditure, or (ii) fails to provide funding for any Capital Expenditure determined necessary by an Expert panel within sixty (60) days after the Expert panel’s determination.

B. Notwithstanding the provisions of Section 5.03.A, Manager agrees that Owner shall not be required to fund any Capital Expenditures required solely for the Hotel to comply with a System Standard that (x) was implemented prior to the date hereof, to the extent compliance with such System Standard was not required by the Addendum, as such may be modified or amended in writing by the parties, or (y) was implemented (or proposed to be implemented) within the first four (4) full Fiscal Years of this Agreement. Notwithstanding the provisions of this Section 5.03, Manager shall be authorized to take appropriate remedial action (including making any necessary Capital Expenditures) without receiving Owner’s prior approval in the following circumstances: (i) if there is an emergency threatening the Hotel, or the life or property of its guests, invitees or employees; (ii) if the Capital Expenditures are necessary to satisfy a Legal Requirement; or (iii) if the continuation of the given condition would subject Manager and/or Owner to civil or criminal liability and Owner with reasonable promptness under the circumstances has either failed to remedy the situation or has failed to take appropriate legal action to stay the effectiveness of any such Legal Requirement. Manager shall cooperate with Owner in the pursuit of any such action and shall have the right to participate therein. Owner shall, upon written request by Manager, promptly reimburse all expenditures made by Manager pursuant to this Section 5.03.B.

C. The cost of all Capital Expenditures (including the expenses incurred by either Owner or Manager in connection with any civil or criminal proceeding described above) shall be borne solely by Owner, and shall not be paid from Gross Revenues or from the FF&E Reserve.

The amount of Capital Expenditures funded by Owner pursuant to this Section 5.03 (excluding all costs related to the correction of errors, omissions or defects in the design, construction or renovation of the Hotel) shall be included in the calculation of Owner’s Priority, as set forth in the definition of Owner’s Priority.

D. Owner shall be required to fund any Capital Expenditures which are included in the 2012 Capital Expenditures Budget but have not yet been completed (“Owner’s 2012 Capex”). A summary of Owner’s 2012 Capex is attached as Exhibit E.

5.04 Ownership of Replacements

All FF&E, all repairs, alterations, improvements, renewals or replacements made pursuant to this Article V, and all amounts kept in the FF&E Reserve, shall, except as otherwise provided in this Agreement, be the property of Owner.

5.05 Management of Hotel Renovation and Construction Projects

A. Owner shall have the right, for itself, through an Affiliate of Owner or a third party, to manage any Hotel renovation or construction project that exceeds a total budgeted cost of Seven Hundred Fifty Thousand Dollars ($750,000), as adjusted by the GDP Deflator; provided, however, that (i) Marriott International Design & Construction Services, Inc. (and its successors and assigns) shall be allowed to bid on all such projects (which bid may be as a Profit Transaction); (ii) prior to commencement of such project, Owner shall submit to Manager for submission to its Hotel Design Review committee (or such similar committee), for its approval, which shall not be unreasonably withheld or delayed, all project plans, drawings and specifications (it being agreed that Manager shall be deemed to be reasonably withholding its approval if the plans, drawings and specifications are not consistent with System Standards, subject to Section 5.03.B) and shall ensure that the final plans, drawings and specifications pursuant to which such project is undertaken conform to those approved by Manager; (iii) all materials used in, and the quality of installation and finish with respect to, such project shall be equal to or better than those required by System Standards; (iv) Owner shall consult with Manager with respect to the contractors, architects and other consultants intended to be utilized by Owner with respect to such project and shall refrain from engaging any such contractor, architect or other consultant to which Manager has a reasonable objection (based upon reputation and experience) and any such contractor, architect or other consultant shall be fully insured and bonded to the reasonable satisfaction of Manager; (v) such project shall not be deemed completed until Manager, in its reasonable judgment, certifies that the project work conforms with all project plans, drawings and specifications approved by Manager; and (vi) Owner shall (x) work cooperatively with Manager to minimize interruption to Hotel operations, and to the experience of the Hotel’s guests, from such project, and (y) obtain Manager’s approval prior to undertaking any activity with respect to such project that could affect guest experience at the Hotel or Manager’s operation and management of the Hotel.

B. Manager shall have the right to manage any renovation or construction project that has a total budgeted cost of Seven Hundred Fifty Thousand Dollars ($750,000) or less, as adjusted by the GDP Deflator, and shall have the right to contract with Marriott International Design & Construction Services, Inc. (and its successors and assigns) to perform the work related to any such project, without additional compensation or remuneration other than as provided in, and subject to, the terms of Section 1.13.

5.06 Five Year Forecasts

At the same time as Manager submits the FF&E Estimate described in Section 5.02.C and the Building Estimate described in Section 5.03.A, Manager shall submit to Owner (x) a forecast of expenditures anticipated to be made for (1) replacements, renewals and additions to the FF&E of the Hotel, and (2) Routine Capital Expenditures, during the five (5) Fiscal Years subsequent to the Fiscal Year covered by the FF&E Estimate then-delivered, and (y) a forecast of Capital Expenditures (including any reasonably anticipated upgrades) anticipated to be made during the five (5) Fiscal Years subsequent to the Fiscal Year covered by the Building Estimate then-delivered.

ARTICLE VI

INSURANCE

6.01 Property Insurance

A. Commencing with the Effective Date, Owner shall procure and maintain the following (or Manager shall procure and maintain the following if (i) Owner requests in writing, at least sixty (60) days prior to the Effective Date, that Manager procure and maintain the following, (ii) the Hotel satisfies the then-current insurability criteria under Manager’s insurance program, and (iii) Manager approves such request, in its sole and absolute discretion):

1. Property insurance (and, to the extent applicable, builders risk insurance), including boiler and machinery coverage, on the Hotel building(s) and contents against loss or damage by risks generally covered by an “all risk of physical loss” form. Such coverage, to the extent available at commercially reasonable rates, terms and conditions, shall be for not less than one hundred percent (100%) of replacement cost thereof, less a reasonable deductible and subject to commercially reasonable sub-limits. Such coverage shall include (i) waiver of co insurance or no coinsurance provision, landscape improvements coverage in an amount equal to one hundred percent (100%) of the replacement value of the landscape improvements or Five Million

Dollars ($5,000,000), whichever is greater, and (ii) law and ordinance coverage in an amount equal to twenty-five percent (25%) of the replacement value or Five Million Dollars ($5,000,000), whichever is greater.

2. Flood insurance, to the extent such coverage is excluded or sub-limited from the property insurance required under Section 6.01.A.1 and to the extent the Hotel is located in whole or in part within an area identified by the insurer as having a special flood hazard. Such coverage, to the extent available at commercially reasonable rates, terms and conditions, shall be (as a minimum) for the lesser of (i) twenty-five percent (25%) of the replacement cost value of the Hotel (in excess of the application of a reasonable deductible), and (ii) Two Hundred Fifty Million Dollars ($250,000,000). In no event shall flood insurance coverage be less than the maximum amount available under the National Flood Insurance Program (or successor program) for such coverage.

3. Insurance for loss or damage caused by earth movement, to the extent such coverage is excluded from the property insurance required under Section 6.01.A.1 and to the extent the Hotel is located in an “earthquake prone zone” as determined by appropriate government authority or by the insurance industry. Such coverage, to the extent available at commercially reasonable rates, terms and conditions, shall be for not less than the probable maximum loss of the Hotel or the aggregate probable maximum loss if insured under a blanket program, less a reasonable deductible.

4. Terrorism insurance, to the extent such coverage is excluded or sub-limited from the property insurance required under Section 6.01.A.1. Such coverage, to the extent available at commercially reasonable rates, terms and conditions, shall be for not less than the replacement cost value of the Hotel, less a reasonable deductible.

5. Windstorm insurance, to the extent such coverage is excluded from the property insurance required under Section 6.01.A.1 and to the extent the Hotel is located in a “windstorm prone zone” as determined by an appropriate government authority or by the insurance industry. Such coverage, to the extent available at commercially reasonable rates, terms and conditions, shall be for not less than the probable maximum loss of the Hotel or the aggregate probable maximum loss if insured under a blanket program, less a reasonable deductible.

6. Business interruption insurance caused by any occurrence covered by the insurance described in Section 6.01.A.1 through Section 6.01.A.5. Such coverage, to the extent available at commercially reasonable rates, terms and conditions, shall include (i) loss of profits on an actual loss sustained basis or for the full period of restoration, (ii) necessary continuing expenses, including ordinary payroll expenses covering a period of not less than ninety (90) days, (iii) if applicable, loss of rental income, (iv) an extended period of indemnity of not less than one hundred eighty (180) days, (v) contingent time element, service interruption, and ingress/egress to the extent available at commercially reasonable terms, conditions and sublimits, and (vi) any amounts that would be payable to Manager in respect of its Management Fees or any other amounts payable to Manager under this Agreement if the loss had not occurred based on the Hotel’s most recent approved Business Plans or forecasts. Provided that Owner has procured and maintains in full force and effect the coverage outlined in compliance with the provisions contained in Section 6.01.A.6, Manager shall (and Manager hereby reserves the right to) make a claim directly to the insurer for any such Management Fees or other amounts payable to Manager under this Agreement, and any amounts recovered from the insurer (excluding any deductibles) shall be Manager’s sole and exclusive remedy, and the actual amounts recovered shall be Manager’s sole source of recovery for amounts not paid to Manager hereunder in the case of a covered loss, and Owner shall not have any liability, other than the payment of deductibles, to Manager therefor.

7. Such other property insurance as is customarily required by Manager at similar hotels and reasonably agreed by Manager and Owner.

B. 1. All insurance procured by Owner or Manager in accordance with Section 6.01.A shall be obtained from reputable insurance companies of recognized responsibility and financial standing reasonably acceptable to Owner and, if same constitute Deductions hereunder, by Manager. Any premiums and deductibles under said policies shall be subject to the reasonable approval of Manager. Such premiums and deductibles (net of any credits, rebates and discounts) shall be paid as Deductions in accordance with this Agreement.

2. If Owner procures the insurance described in Section 6.01.A, all policies of such insurance shall be carried in the name of Owner, with Manager as an additional insured. If Manager procures such insurance, all policies of such insurance shall be carried in the name of Manager, with Owner as an additional insured. Any property losses thereunder shall be payable to the respective parties as their interests may appear. The documentation with respect to each Mortgage shall contain provisions to the effect that proceeds of the insurance policies described in Section 6.01.A shall be available for repair and restoration of the Hotel, to the extent required pursuant to Section 7.01.

3. If Owner procures the insurance described in Section 6.01.A, upon Manager’s request, Owner shall deliver to Manager (i) certificates of insurance for such insurance and a summary of the coverages outlined in Section 6.01 applicable to the Hotel, (ii) in the case of insurance policies about to expire, certificates with respect to renewal(s) thereof, and (iii) upon Manager’s request, within fourteen (14) days, Owner shall make the policies available for review at Owner’s corporate headquarters. If Manager procures the insurance described in Section 6.01.A, upon Owner’s request, Manager will deliver to Owner, (x) certificates of insurance for such insurance and a summary of coverages outlined in Section 6.01 applicable to the Hotel, and (y) in the case of insurance policies about to expire, certificates of renewal(s) thereof, and (z) upon Owner’s request, within fourteen (14) days, Manager shall make the policies available for review at Manager’s corporate headquarters. All such certificates of insurance shall, to the extent obtainable, state that the insurance shall not be canceled, or non-renewed without at least thirty (30) days’ prior written notice to the certificate holder, except the thirty (30) days’ prior written notice will be ten (10) days’ prior written notice for non-payment of premium.

4. Each of Owner and Manager hereby waives its rights of recovery and its insurer rights of subrogation from the other party or any of its Affiliates (and their respective directors, officers, shareholders, agents and employees) for loss or damage to the Hotel, and any resultant interruption of business regardless of the cause of such property or business interruption loss.

5. If (i) Owner is eligible to participate in Manager’s property insurance program, (ii) Owner nevertheless elects to procure its own property insurance, (iii) the terms and conditions are materially compliant with the provisions under Section 6.01, and (iv) the costs of the premiums and/or deductibles for coverage under Owner’s property insurance program to be paid as Deductions under Section 6.01 exceed the costs of the premiums and deductibles that would have been payable under Manager’s property insurance program (which shall be provided by Manager to Owner upon Owner’s written request) by more than ten percent (10%), then Owner shall be solely responsible (i.e., such costs shall not be paid from Gross Revenues or treated as Deductions) for the entire amount by which such costs under Owner’s program exceed such costs under Manager’s program.

6. In the event Owner elects to have the Hotel participate in Manager’s property insurance program and Manager approves such participation pursuant to Section 6.01.A, the Hotel shall participate in Manager’s property insurance program until such time as either Owner or Manager shall provide written notice to the other of its intent to discontinue such participation in accordance with the following:

a. If Owner elects to remove the Hotel from Manager’s property insurance program and to procure its own property insurance for the Hotel, Owner shall provide Manager written notice of such decision at least ninety (90) days prior to the next renewal date of coverage under Manager’s property insurance program (which is currently April 1st of each calendar year). If Owner fails to timely provide such notice, but Owner nevertheless procures its own property insurance for the Hotel, Owner shall pay (from its own funds and not from Gross Revenues) to Manager an amount equal to ten percent (10%) of the annual premium under Manager’s property insurance program to cover all fixed costs and expenses incurred by Manager for the placement of such property insurance. If Owner elects to exit Manager’s property insurance program in the middle of a coverage year (i.e., prior to the end of a coverage year), (i) the premiums under Section 6.01 of Manager’s insurance program and Owner’s replacement property insurance program will be returned, if any, to Owner subject to the insurance policy(ies) terms and conditions as of the date on which Manager receives and approves certificates of insurance evidencing Owner’s replacement property insurance coverage and its compliance with the requirements of this Section 6.01, and (ii) Owner shall pay to Manager the amount described in the immediately preceding sentence. If Owner elects to exit Manager’s property insurance program pursuant to the foregoing provisions, Owner may subsequently seek to have the Hotel participate in Manager’s property insurance program; however such participation shall be subject to the following requirements: (x) Owner requests in writing, at least sixty (60) days prior to the commencement of the proposed coverage year, that Manager procure and maintain the property insurance, (y) the Hotel satisfies the then-current insurability criteria under Manager’s insurance program, and (z) Manager approves such request, in its sole and absolute discretion.

b. If Manager elects to remove the Hotel from Manager’s property insurance program because the Hotel does not satisfy the then current insurability criteria under Manager’s insurance program or due to a change in the insurance program structure or availability of insurance coverage, then Manager shall provide Owner written notice of such decision at least ninety (90) days prior to the next renewal date of coverage under Manager’s property insurance program (which is currently April 1st of each calendar year). Following such notice, Owner shall proceed to procure insurance for the Hotel pursuant to this Section 6.01 effective as of the expiration date of the current coverage. Owner may subsequently seek to have the Hotel participate in Manager’s property insurance program; however such participation shall be subject to the following requirements: (x) Owner requests in writing, at least sixty (60) days prior to the commencement of the proposed coverage year, that Manager procure and maintain the property insurance, (y) the Hotel satisfies the then-current insurability criteria under Manager’s insurance program, and (z) Manager approves such request, in its commercially reasonable discretion.

7. If Owner procures insurance for the Hotel pursuant to this Section 6.01, Manager shall pay to Owner, as a Deduction and at the same time that Manager makes interim payments to Owner pursuant to Section 4.01.A, the amount of all reasonable insurance premiums relating to such insurance in accordance with this Section 6.01 (including Section 6.01.B.5) (the amount of such payments, collectively, the “Property Insurance Premiums”). Owner shall have the right to use independent brokers for insurance placement, in which case Property Insurance Premiums will be calculated on a “net” basis, and broker’s fees, to the extent reasonable and customary, will be included therein. The interim amount of Property Insurance Premiums to be paid by Manager to Owner shall be calculated by prorating the full Fiscal Year budgeted amount (or the actual amount, if available) of such Property Insurance Premiums equally over twelve (12) Accounting Periods. Owner shall, within five (5) business days after Manager’s request therefor, provide Manager with evidence (reasonably satisfactory to Manager) of Owner’s payment of all premiums and the receipt of any credits, rebates and discounts under the insurance policies procured by Owner hereunder. Manager shall reconcile prior payments of the Property Insurance Premiums to Owner for each Fiscal Year with the actual amount of the Property Insurance Premiums for such Fiscal Year, and the parties shall make any necessary adjustments with respect thereto following Owner’s receipt of each Accounting Period Statement and/or Annual Operating Statement, as applicable. The parties agree that Manager shall only be required to pay Property Insurance Premiums to the extent that Gross Revenues are available in accordance with this Agreement. Owner shall be solely responsible for paying all premiums under insurance policies procured by Owner, before any fine, penalty or interest is added thereto.

6.02 Operational Insurance

A. Commencing with the Effective Date and thereafter during the Term, Manager shall procure and maintain at a minimum the following:

1. Commercial general liability insurance against claims for bodily injury, death and property damage occurring in conjunction with the operations of the Hotel, and automobile liability insurance on vehicles operated in conjunction with the Hotel, with a combined single limit for each occurrence of not less than Two Hundred Fifty Million Dollars ($250,000,000);

2. Workers’ compensation coverage as may be required under applicable laws covering all of Manager’s employees at the Hotel, and employer’s liability insurance of not less than One Million Dollars ($1,000,000) per accident/disease and coverage afforded through the umbrella/excess outlined in Section 6.02.A.1;

3. Fidelity bond coverage in an amount not less than Two Million Dollars ($2,000,000) covering Manager’s employees at the Hotel;

4. Employment practices liability insurance covering Manager’s employees at the Hotel, to the extent available at commercially reasonable rates and terms, in an amount not less than One Million Dollars ($1,000,000); and

5. Such other insurance in amounts as Manager, in its reasonable judgment, deems advisable for protection against claims, liabilities and losses arising out of or connected with the operation of the Hotel.

B. 1. The insurance procured pursuant to Section 6.02 may include “Insurance Retentions.” Insurance Retentions shall mean the deductibles or risk retention levels; however, the Hotel’s responsibility for such deductibles or risk retention levels shall be limited to the Hotel’s per occurrence limit for any loss or reserve as established by Manager for the Hotel, which limit shall be the same as other similar hotels participating in the blanket insurance programs.

2. All insurance procured in accordance with Section 6.02.A shall be carried in the name of Manager. The insurance procured in accordance with Section 6.02.A.1 shall include Owner, and any Mortgagees specified by Owner, in writing, as additional insureds. All policies in Section 6.02.A shall be primary and non-contributory to any other policies Owner may carry and shall contain a waiver of subrogation in favor of Owner.

3. Manager, upon request, shall deliver to Owner certificates of insurance evidencing the insurance coverages procured in accordance with Section 6.02.A.1 (and the insurance described in Section 6.01.A, if Manager procures such insurance) and any renewals thereof. All such certificates of insurance shall, to the extent obtainable, state that the insurance shall not be canceled without at least thirty (30) days’ prior written notice to the certificate holder. If Owner at any time determines Manager’s program limits are insufficient, Manager may procure such additional coverages through Manager’s blanket programs or stand alone placements.

4. All insurance premiums, costs and other expenses, including any Insurance Retentions, for insurance procured pursuant to this Section 6.02 shall be treated as Deductions. All charges under the blanket programs shall be allocated to the Hotel and other similar participating hotels on a reasonable basis. Any losses and associated costs and expenses that are uninsured shall be treated as a cost of insurance and shall also be treated as Deductions.

5. Upon Termination or upon a sale of the Hotel, a reserve in an amount determined by Manager based on an independent actuary calculation based on loss projections, shall be established from Gross Revenues to cover the amount of any Insurance Retentions and all other costs and expenses that will eventually have to be paid by either Owner or Manager with respect to pending or contingent claims, including those that arise after Termination for causes arising during the Term. If Gross Revenues are insufficient to meet the requirements of such reserve, Owner shall deliver to Manager, within ten (10) business days after receipt of Manager’s written request thereof, the sums necessary to establish such reserve; and if Owner fails to timely deliver such sums to Manager, Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw the amount of such expenses from the Operating Accounts, the FF&E Reserve, the Working Capital funds or any other funds of Owner held by or under the control of Manager.

6.03 General Conditions of Manager’s Insurance Program

All insurance procured by Owner or by Manager pursuant to Section 6.01 and Section 6.02 may be obtained through blanket insurance programs, with shared aggregate coverage levels, sub-limits, deductibles, conditions, and exclusions based on industry conditions and based on what is available at commercially reasonable rates, terms and conditions. The blanket program may apply to one or more insured locations that may incur a loss for the same insured event, which could result in the exhaustion of coverage prior to the resolution of all claims arising from such event. In addition, industry conditions may cause policy terms, sub-limits, conditions or exclusions to result in coverage levels less than the amounts prescribed in Section 6.01 and Section 6.02. Such conditions and limitations shall not constitute a breach of Manager’s insurance procurement obligations hereunder. For any excess insurance (above any self insurance or captive) procured, all insurance shall be obtained from reputable insurance companies of recognized responsibility and financial standing.

ARTICLE VII

DAMAGE, REPAIR AND CONDEMNATION

7.01 Damage and Repair

A. Subject to Section 7.01.C, if, during the Term, the Hotel is damaged by a Minor Casualty, Manager shall, with all reasonable diligence, proceed to process the claim with the applicable insurance carriers, including settling such claim, and to make the necessary arrangements with appropriate contractors and suppliers to repair and/or replace the damaged portion of the Hotel. Owner’s consent shall not be needed for Manager to perform any of the foregoing, all of which shall be performed in accordance with Manager’s reasonable judgment. Owner agrees to sign promptly any documents that are necessary to process and/or adjust the claim with the insurance carriers, as well as any contracts with such contractors and/or suppliers. Notwithstanding the foregoing, if the total budgeted cost exceeds Seven Hundred Fifty Thousand Dollars ($750,000), as adjusted by the GDP Deflator, Owner shall have the right, for itself or through an Affiliate of owner or third party, to manage such restoration process.

B. If, during the Term, the Hotel suffers a Total Casualty, this Agreement shall be terminable at the option of either party upon ninety (90) days’ written notice to the other party. Such notice must be sent within ninety (90) days after the date of the Total Casualty.

C. Notwithstanding the provisions of this Section 7.01 to the contrary, if (a) the proceeds of insurance required to be maintained pursuant to the terms of this Agreement are not sufficient to complete repairs and/or restorations to the Hotel and such insufficiency of insurance proceeds exceeds [FOR OPRYLAND INSERT $75,000,000; FOR NATIONAL, TEXAN AND PALMS INSERT $50,000,000] Dollars ($            ) (an “Underinsured Casualty”), then Owner will not be obligated to repair or replace the damaged portion of the Hotel and, so long as after the casualty the Hotel contains at least eight hundred (800) guest rooms and one hundred thousand (100,000) square feet of meeting space, this Agreement will remain in full force and effect, subject to equitable adjustments to Owner’s Priority and the performance termination set forth in Section 2.02.A, which adjustments shall be agreed upon by Owner and Manager and, if the parties are unable to agree, by Expert resolution. Manager or Owner shall have the right to discontinue operating any portion of the Hotel to the extent either of them reasonably deems necessary to comply with applicable Legal Requirements or as necessary for the safe and orderly operation of the Hotel. If after an Underinsured Casualty, the Owner elects not to repair and replace the Hotel resulting in the Hotel containing less than eight hundred (800) guest rooms and one hundred thousand (100,000) square feet of meeting space, then this Agreement will be terminable at the option of Owner upon ninety (90) days’ written notice to Manager. Such notice must be sent within one hundred eighty (180) days after the date of such casualty. In the event Owner terminates this Agreement pursuant to this Section 7.01.C, but Owner thereafter commences repair and/or restoration within three (3) years after the date of termination which would result in the Hotel again containing more than eight hundred (800) guest rooms and one hundred thousand (100,000) square feet of meeting space, Owner shall give written notice of such circumstance to Operator, who shall elect within sixty (60) days after receipt of Owner’s notice, whether or not it desires to enter into a management agreement with Owner to manage such Hotel on substantially the same terms and conditions as set forth in this Agreement. Owner shall not enter into an agreement with any other Person to manage the Hotel unless and until (i) Owner has received a notice from Operator declining to enter into a management agreement for the replacement hotel; or (ii) such sixty (60) day period has elapsed without Owner receiving any notice from Operator with respect to an election to manage the replacement hotel (Operator’s failure to give notice to Owner of its election shall be deemed to be an election not to manage the replacement hotel). If Manager elects to manage the replacement or restored Hotel, no later than sixty (60) days prior to projected re-opening date, Manager shall pay to Owner the amount of any portion of the Initial Payment that had been repaid to Manager pursuant to Section 11.26 hereof upon the termination of the Agreement. This provision and the parties’ rights and obligations hereunder shall survive any termination of this Agreement.

D. If, during the Term, the Hotel suffers (i) an Intermediate Casualty, (ii) a Total Casualty but neither party elects to terminate under Section 7.01.B, or (iii) any type of casualty that would permit Owner to terminate under Section 7.01.C and Owner does not elect to so terminate, then Owner shall, at its cost and expense and with all reasonable diligence, repair and/or replace the damaged portion of the Hotel to the same condition as existed previously. Manager shall have the right to discontinue operating the Hotel to the extent it deems necessary to comply with applicable Legal Requirements or as necessary for the safe and orderly operation of the Hotel during the period from such casualty and during the restoration. To the extent available, proceeds from the insurance described in Section 6.01 shall be applied to such repairs and/or replacements. If Owner fails to so promptly commence and complete the repairing and/or replacement of the Hotel so that it shall be substantially the same as it was prior to such damage or destruction, such failure shall be an Event of Default by Owner.

7.02 Condemnation

A. In the event all or substantially all of the Hotel shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Hotel shall be so taken, but the result is that it is unreasonable to continue to operate the Hotel in accordance with the standards required by this Agreement, this Agreement shall terminate. Owner and Manager shall each have the right to initiate such proceedings as they deem advisable to recover any compensation to which they may be entitled.

B. In the event a portion of the Hotel shall be taken by the events described in Section 7.02.A, or the entire (or portion of the) Hotel is affected but on a temporary basis, and the result is not to make it unreasonable to continue to operate the Hotel, this Agreement shall not terminate. However, so much of any award for any such partial taking or condemnation as shall be necessary to render the Hotel equivalent to its condition prior to such event shall be used for such purpose; and Manager shall have the right to discontinue operating the Hotel to the extent it deems necessary for the safe and orderly operation of the Hotel.

ARTICLE VIII

OWNERSHIP OF THE HOTEL

8.01 Ownership of the Hotel

A. Owner hereby covenants that it holds fee [ORLANDO: leasehold] title to the Site, subject to the exceptions set forth on Exhibit F, and that, subject to Article X, Owner will have, keep, and maintain fee [ORLANDO: leasehold] title to the Hotel free and clear of any and all liens, encumbrances or other charges, except as follows:

1. easements or other encumbrances (other than those described in Section 8.01.A.2 and Section 8.01.A.3) that do not adversely affect the operation of the Hotel by Manager and that are not prohibited pursuant to Section 8.04 or those listed on Exhibit F;

2. Qualified Mortgages; or

3. liens for taxes, assessments, levies or other public charges not yet due or due but not yet payable.

B. Owner shall pay and discharge, on or before the due date, any and all payments due under any Mortgage that Owner has entered into with respect to the Hotel. Owner shall indemnify, defend, and hold Manager harmless from and against all claims, litigation and damages arising from the failure to make any such payments as and when required; and this obligation of Owner shall survive Termination. Manager shall have no responsibility for payment of debt service due with respect to the Hotel, from Gross Revenues or otherwise, and such responsibility shall be solely that of Owner.

C. Owner covenants that, so long as an Event of Default by Manager has not occurred, Manager shall quietly hold, occupy and enjoy the Hotel in accordance with the terms of this Agreement throughout the Term hereof free from hindrance, ejection or molestation by Owner or any other party claiming under, through or by right of Owner. Owner agrees to pay and discharge any payments and charges and, at its expense, to prosecute all appropriate actions, judicial or otherwise, necessary to assure such free and quiet occupation.

8.02 Mortgages and Mezzanine Debt

A. Owner shall be permitted to encumber the Hotel and/or the Site with any Mortgage, and the members, partners or other equity holders of any direct or indirect ownership interest in Owner shall be permitted to incur Mezzanine Debt; provided that such Mortgage and/or Mezzanine Debt provided that such Mortgage and/ or Mezzanine Debt meets all of the following requirements:

1. The proposed Mortgage and/or Mezzanine Debt is from an Institutional Lender and is on commercially reasonable terms and conditions;

2. As of the date of the closing of the proposed financing, the aggregate principal balance of all Mortgages encumbering the Hotel and Mezzanine Debt, including the proposed Mortgage and/or Mezzanine Debt, shall be no greater than seventy-five percent (75%) of the fair market value of the Hotel;

3. As of the date of the closing of the proposed financing, the ratio of (i) the total, aggregate Operating Profit for the twelve (12) most recent full Accounting Periods immediately preceding such date to (ii) the annual debt service for all Mortgages encumbering the Hotel and Mezzanine Debt, including the proposed Mortgage and/or Mezzanine Debt, equals or exceeds one and two-tenths to one (1.2:1); and

4. Owner, Manager and the holder of such Mortgage shall have entered into a Subordination Agreement (to be recorded in the real property records in the jurisdiction where the Site is located) as further described in Section 8.03.

5. In connection with any Mezzanine Debt, (a) the Mezzanine Security Documents shall meet the requirements of, and otherwise be consistent with, the provisions set forth in this Agreement, (b) the Mezzanine Security Documents shall not encumber any of the assets of the Hotel or any revenue from the Hotel other than indirectly through the pledge of any direct or indirect ownership interest in Owner, and (c) the holder of the Mezzanine Debt shall not be a party to whom a Sale of the Hotel would not be permitted pursuant to Section 10.02.A.

Notwithstanding the limitations described in the foregoing clause (2) and clause (3), Owner may, at all times, be permitted to refinance the existing balances of all Mortgages encumbering the Hotel and Mezzanine Debt (plus the costs of such refinancing).

B. For purposes of this Section 8.02, the fair market value of the Hotel shall be reasonably determined by Owner and Manager. If Owner and Manager do not agree on such fair market value, either party may request that a licensed appraiser (reasonably acceptable to both parties) shall determine the fair market value of the Hotel. If the parties cannot agree on an appraiser within ten (10) days after the date on which either party notifies the other that it wishes to have the fair market value of the Hotel be determined by an appraisal, either party may elect to have such fair market value determined by a panel of Experts pursuant to Section 11.20. Any Mortgage that meets all of the requirements set forth in this Section 8.02 shall be referred to in this Agreement as a “Qualified Mortgage” and any Mezzanine Debt which meets the requirements of this Section 8.02 shall be referred to in this Agreement as a “Qualified Mezzanine Debt.”

C. In the event Manager receives any reasonable request for information on the Hotel from the holder of any Qualified Mortgage or Qualified Mezzanine Debt (and including any Affiliate of Manager providing any financing in connection with the Hotel), Owner agrees that Manager is hereby authorized to provide or distribute such information directly to such lender. Manager shall notify Owner of any such request and shall provide Owner with copies of any information provided to the holder of any such Qualified Mortgage or Qualified Mezzanine Debt; provided, however, it shall not be a Default by Manager under this Agreement if Manager fails to notify or provide copies of such information to Owner.

D. Prior to closing on any Mortgage, Owner shall pay to Manager, at Owner’s sole cost, an amount equal to Manager’s actual, reasonable out-of-pocket expenses for outside legal services incurred by Manager in connection with such Mortgage.

8.03 Subordination, Non-Disturbance and Attornment

A. Owner shall obtain from any Mortgagee that holds a Mortgage as of the Effective Date or thereafter during the Term an agreement (the “Subordination Agreement”) that (i) is reasonably satisfactory in all material respects to Manager and such Mortgagee, and (ii) shall be recordable in the jurisdiction where the Hotel is located, pursuant to which:

1. The right, title and interest of Manager in and to the Hotel under this Agreement shall be subject and subordinate to the lien of the Mortgage;

2. If there is a Foreclosure of such Mortgage, and Termination of this Agreement has not occurred, Manager shall be obligated to each Subsequent Owner to perform all of the terms and conditions of this Agreement for the balance of the remaining Term hereof, with the same force and effect as if such Subsequent Owner were the Owner; and

3. If there is a Foreclosure of such Mortgage, (i) this Agreement shall not be terminated as a result of the Foreclosure (but may be terminated only in accordance with its terms), (ii) Mortgagee and all Subsequent Owners shall recognize Manager’s rights under this Agreement, so long as this Agreement has not otherwise been terminated in accordance with its terms), (iii) Manager shall not be named as a party in any Foreclosure action or proceeding (unless required by applicable law in order for Mortgagee to successfully foreclose such Mortgage), and (iv) Manager shall not be disturbed in its right to manage and operate the Hotel pursuant to the provisions of this Agreement, so long as this Agreement has not otherwise been terminated in accordance with its terms.

B. In the event that the Subordination Agreement contains provisions requiring Manager (upon a default under the Mortgage, or upon various other stipulated conditions) to pay certain amounts that are otherwise due to Owner under this Agreement to the Mortgagee or its designee (rather than to Owner), Owner hereby gives its consent to such provisions, which consent shall be deemed to be irrevocable until the entire debt secured by the Mortgage has been discharged.

C. Prior to encumbering the Hotel or the Site with any Mortgage, Owner shall obtain from the proposed Mortgagee an executed, recordable Subordination Agreement. Manager agrees to execute such Subordination Agreement for the benefit of such proposed Mortgagee. If Owner encumbers the Hotel or the Site with a Mortgage without first obtaining such a Subordination Agreement from the Mortgagee: (i) it shall constitute an Event of Default by Owner; and (ii) in addition, Manager shall thereafter have a continuing right to terminate this Agreement upon sixty (60) days’ prior written notice to Owner, unless Owner obtains a Subordination Agreement prior to Manager’s exercise of such termination right. In addition, any Mortgage described in the preceding sentence shall be subject and subordinate to Manager’s rights under this Agreement.

D. Notwithstanding the subordination of this Agreement that is described in Section 8.03.A.1, if, in connection with the exercise by any Mortgagee of its remedies under any Mortgage, there is a material and adverse impact upon the operation of the Hotel by Manager in accordance with this Agreement, including compliance with System Standards, as required herein, the foregoing shall constitute an Event of Default by Owner.

8.04 No Covenants, Conditions or Restrictions

A. Owner covenants that, as of the Effective Date and during the Term, there will not be (unless Manager has given its prior consent thereto) any covenants, conditions or restrictions,

including reciprocal easement agreements or cost-sharing arrangements (individually or collectively referred to as “CC&R(s)”) affecting the Site or the Hotel, other than those set forth on Exhibit G, (i) that would prohibit or limit Manager from operating the Hotel in accordance with the System Standards, including related amenities proposed for the Hotel; (ii) that would allow the Hotel facilities (for example, parking spaces) to be used by persons other than guests, invitees or employees of the Hotel; (iii) that would allow the Hotel facilities to be used for specified charges or rates that have not been approved by Manager; or (iv) that would subject the Hotel to exclusive arrangements regarding food and beverage operation or retail merchandise.

B. Unless otherwise agreed by both Owner and Manager, all financial obligations imposed on Owner or on the Hotel pursuant to any CC&Rs shall be paid by Owner from its own funds, and not from Gross Revenues or from the FF&E Reserve. Manager’s consent to any such CC&R shall not be unreasonably withheld or delayed, provided, it shall not be unreasonable for Manager to condition its consent on receipt of satisfactory evidence that: (i) the CC&R in question provides a reasonable benefit to or does not have a material and adverse impact on the operation of the Hotel; (ii) the costs incurred (including administrative expenses) pursuant to such CC&R will be both reasonable and allocated to the Hotel on a reasonable basis; and (iii) no capital expenditures incurred pursuant to said CC&R will be paid from Gross Revenues or from the FF&E Reserve (but rather, such capital expenditures will be paid separately by Owner).

8.05 Liens; Credit

Manager and Owner shall use commercially reasonable efforts to prevent any liens from being filed against the Hotel that arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Hotel, and shall cooperate fully in obtaining the release of any such liens. The cost of releasing any lien shall be treated the same as the cost of the matter to which it relates. In no event shall either party borrow money in the name of or pledge the credit of the other.

8.06 Amendments Requested by Mortgagee

If requested by any Mortgagee or prospective Mortgagee, Manager agrees to execute and deliver any amendment of this Agreement and/or the Pooling Agreement that is reasonably required by such Mortgagee or prospective Mortgagee, provided that Manager shall be under no obligation to amend this Agreement or the Pooling Agreement if the result of such amendment would be: (i) to reduce, defer or delay the amount of any payment to be made to Manager hereunder or the Pooling Agreement; (ii) to materially and adversely increase Manager’s obligations or affect Manager’s rights under this Agreement or the Pooling Agreement; (iii) to change the Term; (iv) to cause the Hotel to be operated other than pursuant to the System Standards and other provisions hereof; or (v) to amend Section 5.02, Section 5.03 or Article VI. Any such amendment shall be in effect only for the period of time in which such Mortgage is outstanding.

[FOR ORLANDO] [8.07 Ground Lease

A. Owner and Manager acknowledge that Owner is the ground lessee of the Site pursuant to the terms and provisions of the Ground Lease.

B. During the Term, Owner shall comply with all of the terms and provisions of the Ground Lease in all material respects to ensure that the terms and provisions of the Ground Lease remain in full force and effect, including making payments of all ground rents, and pass through costs and expenses under the Ground Lease during the Term. Owner shall promptly notify Manager of any breach or default, of which Owner obtains actual knowledge, by Landlord under the Ground Lease, and shall promptly provide Manager with copies of all notices sent or received by Owner or Landlord under the Ground Lease that may affect the Hotel or Manager’s management or operation of the Hotel. Manager shall promptly notify Owner of any breach or default under the Ground Lease of which Manager has actual knowledge. Owner shall not, without Manager’s prior written approval, which approval shall not be unreasonably withheld, execute or permit any modification or amendment to the Ground Lease.

C. Manager shall use commercially reasonable efforts to comply with the terms and provisions of the Ground Lease as they relate to the operation and management of the Hotel.]

ARTICLE IX

DEFAULTS

9.01 Events of Default

Each of the following shall constitute a “Default” under this Agreement.

A. The filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by either party, or the admission by either party that it is unable to pay its debts as they become due. Upon the occurrence of any Default by either party (referred to as the “defaulting party”) as described under this Section 9.01.A, said Default shall be deemed an “Event of Default” under this Agreement. The parties expressly agree that such Event of Default would have a material adverse effect on the non-defaulting party.

B. The consent to an involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by either party. Upon the occurrence of any Default by either party as described under this Section 9.01.B, said Default shall be deemed an “Event of Default” under this Agreement. The parties expressly agree that such Event of Default would have a material adverse effect on the non-defaulting party.

C. The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of such party’s assets, and such order, judgment or decree’s continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive). Upon the occurrence of any Default by either party as described under this Section 9.01.C, said Default shall be deemed an “Event of Default” under this Agreement. The parties expressly agree that such Event of Default would have a material adverse effect on the non-defaulting party.

D. The failure of either party to make any payment or to make any disbursement or deposit of funds required to be made in accordance with the terms of this Agreement, as of the due date as specified in this Agreement. Upon the occurrence of any Default by either party as described under this Section 9.01.D, said Default shall be deemed an “Event of Default” under this Agreement if the defaulting party fails to cure such Default within ten (10) days after receipt of written notice from the non-defaulting party demanding such cure.

E. [INTENTIONALLY DELETED]

F. If either party or any of its Affiliates is or becomes a Specially Designated National or Blocked Person. Upon the occurrence of any Default as described in this Section 9.01.F, said Default shall be deemed an “Event of Default” under this Agreement. The parties expressly agree that such Event of Default would have a material adverse effect on the non-defaulting party.

G. The failure of either party to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of such default for a period of thirty (30) days after the defaulting party’s receipt of written notice from the non-defaulting party of said failure. Upon the occurrence of any Default by either party as described under this Section 9.01.G, said Default shall be deemed an “Event of Default” under this Agreement if the defaulting party fails to cure the Default within thirty (30) days after receipt of written notice from the non-defaulting party demanding such cure, or, if the Default is such that it cannot reasonably be cured within said thirty (30) day period of time, if the defaulting party fails to commence the cure of such Default within said thirty (30) day period of time or thereafter fails to diligently pursue such efforts to completion.

9.02 Remedies

A. Upon the occurrence of an Event of Default, the non-defaulting party shall have the right to pursue any one or more of the following courses of action:

(i) To institute forthwith any and all proceedings permitted by law or equity with respect to such Event of Default, including, without limitation (but subject to the provisions of Section 11.20 and Section 11.21), actions for specific performance and/or damages;

(ii) To avail itself of the remedies described in Section 9.03; and

(iii) To terminate this Agreement, provided, however, that a non-defaulting party may not terminate this Agreement on the basis of an Event of Default unless and until (x) such Event of Default has a material adverse effect on the non-defaulting party, and (y) if the defaulting party contests the occurrence of the Event of Default or its effect on the non-defaulting party, a court of competent jurisdiction has issued a final, binding and non-appealable order finding that the Event of Default has occurred and that it has such a material adverse effect. The cure periods described under Section 9.01.D and Section 9.01.G shall be tolled until such order is issued.

B. A non-defaulting party that has the right to terminate this Agreement pursuant to Section 9.02.A(iii) shall do so by written notice to the defaulting party submitted after satisfaction of the provisions of Section 9.02.A(iii). Such termination shall be effective as of the effective date set forth in such notice, provided that such effective date shall occur at least thirty (30) days after the date on which the defaulting party receives such notice and further provided that, if the defaulting party is Manager, such period of thirty (30) days shall be extended to seventy-five (75) days (or such longer period of time as may be necessary under Legal Requirements pertaining to termination of employment).

9.03 Additional Remedies

A. Upon the occurrence of a Default by either party under the provisions of Section 9.01.D, the amount owed to the non-defaulting party shall accrue interest, at an annual rate equal to the Prime Rate plus three (3) percentage points, from and after the date on which the Default occurred.

B. Upon the occurrence of a Default by Owner under the provisions of Section 9.01.D, Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw the amount (plus accrued interest as described in Section 9.03.A) owed to Manager by Owner from distributions otherwise payable to Owner pursuant to Section 3.02 and Section 4.01.

C. Manager and/or any Affiliate of Manager shall be entitled, in case of any breach of the covenants of Section 11.11.E, Section 11.11.F or Section 11.12 by Owner or others claiming through it, to injunctive relief and to any other right or remedy available at law or in equity.

D. The remedies granted under Section 9.02 and Section 9.03 shall not be in substitution for, but shall be in addition to, any and all rights and remedies available to the non-defaulting party (including, without limitation, injunctive relief and damages) by reason of applicable provisions of law or equity and shall survive Termination.

ARTICLE X

ASSIGNMENT AND SALE

10.01 Assignment

A. Manager shall not assign or transfer its interest in this Agreement without the prior consent of Owner; provided, however, that Manager shall have the right, without Owner’s consent, to (1) assign its interest in this Agreement to Marriott or any Affiliate of Marriott, (2) lease shops or grant concessions at the Hotel so long as the terms of any such leases or concessions do not exceed the Term (and subject to the provisions of Section 1.16), (3) assign its interest in this Agreement in connection with a merger or consolidation or a sale of all or substantially all of the assets of Manager or Marriott, and (4) assign its interest in this Agreement in connection with a merger or consolidation or a sale of all or substantially all of the Gaylord Hotel System assets owned by Manager, Marriott or any Affiliate of Manager or Marriott provided that, in each instance, Manager shall ensure that such assignee is able to avail itself for the benefit of the Hotel for the Term of this Agreement and in accordance with this Agreement, with the same trademarks, systems and other benefits of the Marriott Hotel System as are generally available to other hotels in the Marriott Hotel System both before and after the applicable transaction and provided further that, for so long as the Pooling Agreement is in effect as to the Hotel, the Hotel and the other hotels which are subject to the Pooling Agreement shall continue to be managed by one entity or such entity’s Affiliate.

B. Owner shall not assign or transfer its interest in this Agreement without the prior consent of Manager; provided, however, that Owner shall have the right, without such consent, to (1) conditionally assign this Agreement as security for a Mortgage encumbering the Hotel in accordance with this Agreement and transfer its interest in connection with a foreclosure (or deed in lieu) in connection with such assignment, (2) assign its interest in this Agreement in connection with a Sale of the Hotel that complies with the provisions of Section 10.02, and (3) assign this Agreement to an Affiliate of Owner, subject to compliance with the clause (3) and clause (4) of Section 10.02.A.

C. In the event either party consents to an assignment of this Agreement by the other, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement. An assignment by either Owner or Manager of its interest in this Agreement shall not relieve Owner or Manager, as the case may be, from its respective obligations under this Agreement, and shall inure to the benefit of, and be binding upon, its respective successors, heirs, legal representatives, or assigns and the terms and provisions of this Agreement shall be binding upon all such successors. An assignment by either Owner or Manager shall require that the transferor (Owner or Manager, as applicable) obtain from its transferee an assumption reasonably satisfactory to the other party) of this Agreement.

10.02 Sale of the Hotel

A. Owner shall not enter into any Sale of the Hotel to any Person (or any Affiliate of any Person) who: (1) does not, in Manager’s reasonable judgment, have sufficient financial resources and liquidity to fulfill Owner’s obligations under this Agreement; (2) is known in the community as being of bad moral character, or has been convicted of a felony in any state or federal court, or is in control of or controlled by persons who have been convicted of felonies in any state or federal court; (3) either directly or indirectly, has an ownership interest (excluding that of a mere franchisee or a mere passive investor with a non-controlling interest) in a hotel brand (e.g., Hilton, Hyatt) totaling at least ten (10) full-service hotels or twenty-five (25) select-service hotels, or in a group of hotels totaling at least ten (10) full-service hotels or twenty-five (25) select-service hotels that are not affiliated with a brand but that are marketed and operated as a collective group, if such brand or group of hotels compete with Manager, Marriott or any Affiliate (a “Competitor”); or (4) is, or any of its Affiliates or any other Person related to such Person that is proscribed by applicable law is, a Specially Designated National or Blocked Person. Furthermore, Owner shall not enter into a Sale of the Hotel if Owner is at the time in Default under the terms of this Agreement. Manager acknowledges that on the Effective Date, based on the publicly disclosed equity ownership of Gaylord Entertainment Company on the Effective Date, Owner is not a Competitor.

B. 1. If Owner (or any parent company of Owner) enters into a letter of intent or contract relating to a Sale of the Hotel, Owner shall give written notice thereof to Manager by no later than five (5) days after the date of execution of such letter of intent or contract, stating the name of the prospective purchaser or tenant or other acquiring entity, as the case may be. Such notice shall include appropriate information relating to such prospective purchaser, tenant or other acquiring entity demonstrating compliance with the provisions of Section 10.02.A; if Manager reasonably requests additional information, Owner shall promptly furnish such information to Manager.

2. Within thirty (30) business days after the date of receipt of the applicable notice referred to in Section 10.02.B.1 and the receipt of such other information, Manager shall elect, by written notice to Owner, one of the following two (2) alternatives:

a. To consent to such Sale of the Hotel and to the assignment of this Agreement to such purchaser or tenant or other entity, provided that concurrently with the closing thereof, the purchaser, tenant or other entity, as the case may be, shall, by appropriate instrument in form satisfactory to Manager, assume all of Owner’s obligations under this Agreement. An executed original of such assumption agreement shall be delivered to Manager; or

b. To not consent to such proposed Sale of the Hotel, based upon such Sale of the Hotel not being in compliance with Section 10.02.A, in which event such Sale of the Hotel shall not be permitted hereunder and it shall be an Event of Default for Owner to proceed with such Sale of the Hotel.

C. If Manager shall fail to elect one of the alternatives set forth in Section 10.02.B.2, within said thirty (30) business day period, such failure shall be deemed to constitute an election to consent under Section 10.02.B.2.a, and the provisions thereof shall prevail as if Manager had consented in writing thereto. Any proposed Sale of the Hotel with respect to which a notice has been delivered by Owner to Manager hereunder must be finalized within two hundred seventy (270) days following the delivery of such notice. Failing such finalization, such notice, and any response thereto given by Manager, shall be null and void and all of the provisions of Section 10.02.B and Section 10.02.C must again be complied with before Owner shall have the right to finalize a Sale of the Hotel upon the terms contained in said notice, or otherwise.

D. Owner hereby represents and warrants to Manager that: (i) neither Owner nor any of Owner’s Affiliates nor any other Person related to Owner that is proscribed by applicable law is a Specially Designated National or Blocked Person; and (ii) its equity is directly and (if applicable) indirectly owned as shown on Exhibit H. In connection with the possibility of a Sale of the Hotel achieved by means of a transfer of the controlling interest in Owner, Owner shall, from time to time, within thirty (30) days after written request by Manager, furnish Manager with a list of the names and addresses of the direct and indirect owners of capital stock, partnership interest, or other proprietary interest of Owner.

E. It is understood that no Sale of the Hotel shall reduce or otherwise affect: (i) the then current level of Working Capital; (ii) the then outstanding balance deposited in the FF&E Reserve; (iii) the outstanding balance in any of the Operating Accounts maintained by Manager pursuant to this Agreement; or (iv) Owner’s Priority. If, in connection with any Sale of the Hotel, the selling Owner intends to withdraw, for its own use, any of the cash deposits described in the preceding sentence, the selling Owner must obtain the contractual obligation of the buying Owner to replenish those deposits (in the identical amounts) simultaneously with such withdrawal. The selling Owner is hereby contractually obligated to Manager to ensure that such replenishment in fact occurs. The obligations described in this Section 10.02.F shall survive such Sale of the Hotel and shall survive Termination. Upon a Deconsolidation Event ( as defined in the Pooling Agreement), Manager and Owner shall execute an amendment to the Pooling Agreement terminating its application to the Hotel.

F. [INTENTIONALLY DELETED]

G. Subject to any separate agreement between Manager and the holder of any Mortgage being foreclosed, Manager shall have the right (without prejudice to its rights to declare an Event of Default and seek damages or other compensation) to terminate this Agreement, on thirty (30) days’ written notice, if title to or possession of the Hotel is transferred by judicial or administrative process (including, without limitation, a Foreclosure, or a sale pursuant to an order of a bankruptcy court, or a sale by a court-appointed receiver) to an individual or entity that would not qualify as a permitted transferee under Section 10.02.A, regardless of whether or not such transfer is the voluntary action of the transferring Owner, or whether (under applicable law) the Owner is in fact the transferor.

10.03 Cooperation

In connection with a possible Sale of the Hotel or financing of the Hotel, at the specific request of Owner and at Owner’s sole cost and expense, Manager shall reasonably cooperate with Owner in responding to information requests from prospective purchasers, underwriters, lenders or other interested persons (provided that nothing herein shall affect the provisions of Section 11.12.B). Such cooperation shall include, without limitation: (i) answering any reasonable questions by prospective purchasers, underwriters, lenders or other interested persons, and (ii) preparing lists and schedules of leases, concessions, FF&E, Fixed Asset Supplies, Inventories, and similar items. Manager shall also reasonably cooperate in connection with the pro-ration of expenses and revenues customarily required in connection with a Sale of the Hotel. Owner shall promptly reimburse Manager, from its own funds and not as a Deduction, for the reasonable costs and expenses incurred by Manager in connection with any actions necessary to comply with the requirements of this Section 10.03, provided that such actions are not otherwise required under other provisions of this Agreement. Manager shall also reasonably cooperate with any purchaser that is required to implement a lease structure or other organizational ownership structure to comply with REIT or similar requirements, provided that Manager shall be entitled to impose such conditions and requirements as it deems reasonably necessary to preserve its rights and privileges under this Agreement, including, without limitation, execution of documents and agreements, such as, but not limited to, an owner agreement in form and substance reasonably satisfactory to Manager.

ARTICLE XI

MISCELLANEOUS

11.01 Right to Make Agreement

Each party warrants, with respect to itself, that neither the execution of this Agreement nor the finalization of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or require any consent, vote or approval that has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

11.02 Consents and Cooperation

Wherever in this Agreement the consent or approval of Owner or Manager is required, such consent or approval unless otherwise noted shall not be unreasonably withheld, delayed or conditioned, shall be in writing and shall be executed by a duly authorized officer or agent of the party granting such consent or approval. If either Owner or Manager fails to respond within thirty (30) days (or such longer or shorter period of time otherwise contemplated by the terms of this Agreement) to a request by the other party for a consent or approval, such consent or approval shall be deemed to have been given (except as otherwise expressly provided in this Agreement). Additionally, Owner agrees to cooperate with Manager by executing such leases, subleases, licenses, concessions, equipment leases, service contracts and other agreements negotiated in good faith by Manager and pertaining to the Hotel that, in Manager’s reasonable judgment, should be made in the name of the Owner. Each Owner shall be bound by the approvals and consents granted by any prior Owner.

11.03 Relationship

In the performance of this Agreement, Manager shall act solely as an independent contractor. Neither this Agreement nor any agreements, instruments, documents, or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making Manager a partner, joint venturer with, or agent or lessee of, Owner. Owner and Manager agree that neither party will make any contrary assertion, claim or counterclaim in any action, suit, Expert resolution pursuant to Section 11.20, arbitration or other legal proceedings involving Owner and Manager or in any tax return, or in connection with any audit or tax proceeding.

11.04 Applicable Law

This Agreement shall be construed under and shall be governed by the laws of the State of Maryland, without giving effect to conflicts of law principles.

11.05 Recordation

The terms and provisions of this Agreement shall run with the parcel of land designated as the Site, and with Owner’s interest therein, and shall be binding upon all successors to such interest. Simultaneously with the execution of this Agreement, the parties shall execute a recordable “Memorandum of Management Agreement,” in the form attached hereto as Exhibit I. Such memorandum shall be recorded or registered promptly following the Effective Date in the jurisdiction in which the Hotel is located. Any cost of such recordation shall be reimbursed from Gross Revenues and treated as a Deduction. Manager shall promptly release any such recordation upon termination of this Agreement in accordance with the terms hereof, including, without limitation, in accordance with Section 2.02.

11.06 Headings; Section References

Headings of articles and sections are inserted only for convenience only and are in no way intended to be construed as a limitation on the scope of the particular articles or sections to which they refer.

11.07 Notices

Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified or registered mail, postage prepaid, return receipt requested or by nationally recognized overnight delivery service, addressed to the parties as follows:

To Owner:

Attn:
Phone: ( ) -
Fax: ( ) -

To Manager:	Marble Transfer LLC c/o Marriott International, Inc. 10400 Fernwood Road Bethesda, Maryland 20817 Attn: Law Department 52/923 - Hotel Operations Phone: (301) 380-9555 Fax: (301) 380-6727

with copy to:

Marriott Hotel Services, Inc.

c/o Marriott International, Inc.

10400 Fernwood Road

Bethesda, Maryland 20817

Attn: Senior Vice President, Finance & Accounting

Dept. 51/918.04

Phone: (301) 380-6577

Fax:     (301) 380-5577

or at such other address as is from time to time designated by the party receiving the notice. Any such notice that is mailed in accordance herewith shall be deemed received when delivery is received or refused, as the case may be. Additionally, notices may be given by telephone facsimile transmission, provided that an original copy of said transmission shall be delivered to the addressee by nationally utilized overnight delivery service by no later than the second (2nd) business day following such transmission. Telephone facsimiles shall be deemed delivered on the date of such transmission.

11.08 Environmental Matters

A. Owner hereby represents and warrants to Manager that, as of the Effective Date, to Owner’s knowledge, there are no Hazardous Materials (as defined below) on any portion of the Site or the Hotel, nor have any Hazardous Materials been released or discharged on any portion of the Site or the Hotel, other than as described in the documents listed on Exhibit J attached hereto. In addition, Owner hereby represents and warrants that it has previously delivered to Manager copies of all reports concerning environmental conditions that have been received by Owner or any of its Affiliates. In the event of the discovery of Hazardous Materials on any portion of the Site or in the Hotel during the Term, Owner shall promptly remove such Hazardous Materials, together with all contaminated soil and containers, and shall otherwise remedy the problem in accordance with: (1) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended; (2) the regulations promulgated thereunder, from time to time; (3) all federal, state and local laws, rules and regulations (now or hereafter in effect) dealing with the use, generation, treatment, storage, disposal or abatement of Hazardous Materials; and (4) the regulations promulgated thereunder, from time to time (collectively referred to as “Environmental Laws”). Owner shall indemnify, defend and hold Manager harmless from and against all loss, costs, liability and damage (including, without limitation, engineers’ and attorneys’ fees and expenses, and the cost of litigation) arising from the presence of Hazardous Materials on the Site or in the Hotel, except to the extent that Manager is responsible for such loss, costs, liability or damage pursuant to Section 11.08.C; and this obligation of Owner shall survive Termination. “Hazardous Materials” shall mean and include any substance or material containing one or more of any of the following: “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “petroleum,” “pollutant,” “contaminant,” “polychlorinated biphenyls,” “lead or lead-based paint” or “asbestos” as such terms are defined in any applicable Environmental Law in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring or other responsibility under the Environmental Laws, as the same may be amended from time to time, or that may present a significant risk of harm to guests, invitees or employees of the Hotel.

B. Except to the extent paid by Manager pursuant to the provisions of Section 11.08.C, all costs and expenses of the aforesaid removal of Hazardous Materials from the Site or the Hotel, and of the aforesaid compliance with all Environmental Laws, and any amounts paid to Manager pursuant to the indemnity set forth in Section 11.08.A, shall be paid by Owner from its own funds, and not from Gross Revenues or from the FF&E Reserve.

C. Notwithstanding the provisions of Section 11.08.A, if the presence of any Hazardous Material or the violation of any Environmental Law is caused by (i) Manager’s willful misconduct, or (ii) the gross negligence of a member of the Hotel’s executive committee or a Marriott executive more senior than the Hotel’s executive committee, on or after the Effective Date, the obligations placed on Owner by Section 11.08.A shall instead be Manager’s obligations, and the indemnification by Owner of Manager in Section 11.08.A shall instead be an indemnification by Manager of Owner.

11.09 Confidentiality

Owner and Manager agree that the terms of this Agreement are strictly confidential and will use their reasonable efforts to ensure that such matters and information are not disclosed to any outside person or entities without the prior consent of the other party, except (but in all events subject to the provisions of Section 11.12.B) as required by law or, to the extent necessary, (i) to obtain licenses, permits and other public approvals, (ii) in connection with a Sale of the Hotel or a refinancing of any Mortgage), or (iii) in connection with a financing or sale of Manager or Marriott or its or their corporate assets. Owner acknowledges that competitive information regarding brands, customers, marketing, operating or other strategies (including information related to other hotels) is confidential and proprietary to Manager and shall not be disclosed to Owner (except and to the extent such information is disclosed generally to other hotel owners in the Marriott Hotel System).

11.10 Projections

Owner acknowledges that any written or oral projections, pro formas, or other similar information that has been (prior to execution of this Agreement) or will (during the Term) be provided by Manager or Marriott (or any Affiliate of either) to Owner is for information purposes only, and that Manager, Marriott, and any such Affiliate do not guarantee that the Hotel will achieve the results set forth in any such projections, pro formas, or other similar information. Owner further acknowledges that (i) any such projections, pro formas, or other similar information are based on assumptions and estimates, and (ii) unanticipated events may occur subsequent to the date of preparation of such projections, pro formas, and other similar information that impact the performance of the Hotel, and (iii) the actual results achieved by the Hotel are likely to vary from the estimates contained in any such projections, pro formas, or other similar information and such variations might be material.

11.11 Actions to be Taken Upon Termination

Upon a Termination, the following shall be applicable:

A. Manager shall, within ninety (90) days after Termination, prepare and deliver to Owner a final accounting statement with respect to the Hotel, as more particularly described in Section 4.02, along with a statement of any sums due from Owner to Manager pursuant hereto, dated as of the date of Termination. Within thirty (30) days of the receipt by Owner of such final accounting statement, the parties will make whatever cash adjustments are necessary pursuant to such final statement. The cost of preparing such final accounting statement shall be a Deduction, unless the Termination occurs as a result of a Default by either party, in which case the defaulting party shall pay such cost. Manager and Owner acknowledge that there may be certain adjustments for which the information will not be available at the time of the final accounting and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available; provided, however, that all accounts shall be deemed final as of the first (1st) anniversary of the effective date of Termination.

B. Upon delivery to Owner of the final accounting statement, Manager shall release and transfer to Owner any of Owner’s funds that are held or controlled by Manager with respect to the Hotel with the exception of funds to be held in accordance with Section 6.02.B.5, Section 11.11.G and Section 11.11.I and otherwise in accordance herewith. In addition, if the final accounting statement evidences any overpayment to Manager has been made, Manager shall remit such funds to Owner simultaneously with the delivery of such final accounting statement.

C. Manager shall make available to Owner such Books and Records (including those from prior years, subject to Manager’s reasonable records retention policies) as will be needed by Owner to prepare the accounting statements, in accordance with the Uniform System of Accounts and with United States generally accepted accounting principles applied on a consistent basis (provided that, to the extent of a conflict between the two, the United States generally accepted accounting principles shall control over the Uniform System of Accounts), for the Hotel for the year in which the Termination occurs and for any subsequent year. Manager shall use commercially reasonable efforts to facilitate, at the sole cost and expense of Owner, the orderly transfer of all information contained within the Books and Records from Manager’s systems to Owner’s or a successor manager’s systems, provided Manager shall not be required to transfer any information that is confidential and/or proprietary to Manager.

D. Manager shall (to the extent permitted by law) assign to Owner or to the new manager all operating licenses and permits for the Hotel that have been issued in Manager’s name (including liquor and restaurant licenses, if any); provided that if Manager has expended any of its own funds in the acquisition of any of such licenses or permits, Owner shall reimburse Manager therefor if it has not done so already.

E. Manager shall have the option, to be exercised within thirty (30) days after Termination, to purchase, at their then fair market value, any items of the Hotel’s Inventories and Fixed Asset Supplies as may be marked with any Gaylord Trademarks; provided that, except in the event of a Termination at the expiration of the Term, Manager’s right to purchase under this sentence shall not extend to that quantity of incidental items (not including items such as uniforms, folios, letterhead and other items of a similar nature) reasonably necessary for the operation of the Hotel in the ordinary course of business until such items can be replaced using reasonable diligence; provided, Owner’s use of such incidental items shall in no event extend longer than thirty (30) days following the effective date of the Termination. Upon Termination, all use of or right to use the Gaylord Trademarks at or in connection with the Hotel shall cease forthwith, and Owner shall: (i) immediately, as of the date of such Termination, place coverings over any signs or similar identification that contain any of the Gaylord Trademarks, or shall otherwise render such signs or other similar identification not visible to the public; (ii) remove any such signs or similar identification from the Hotel by no later than ten (10) days after the date of Termination; and (iii) immediately, as of the date of such Termination, remove from the Hotel all Fixed Asset Supplies, Inventories and other items bearing any Gaylord Trademark or remove all Gaylord Trademarks from such items. If Owner has not removed such signs or other items bearing Gaylord Trademarks within ten (10) days after Termination, Manager shall have the right to do so at Owner’s expense; and if Owner fails to reimburse Manager for such expense within ten (10) days after receipt of written notice thereof from Manager to Owner, then Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw the amount of such expenses from the Operating Accounts, the FF&E Reserve, or any other funds of Owner held by or under the control of Manager. Manager shall have the right to seek injunctive or other relief in a court of competent jurisdiction to enforce the foregoing provisions, and if such enforcement shall be necessary, Owner shall bear all of Manager’s costs of such enforcement, including attorneys’ fees.

F. All Software used at the Hotel that is owned by any of the Marriott Companies or the licensor of any of them is proprietary to such Marriott Company or the licensor of any of them, and shall in all events remain the exclusive property of such Marriott Company or the licensor of any of them, as the case may be, and nothing contained in this Agreement shall confer on Owner the right to use any of such Software. Manager shall have the right to remove from the Hotel without compensation to Owner any Software (including upgrades and replacements). Furthermore, upon Termination, notwithstanding Section 5.04, Manager shall be entitled to remove from the Hotel any computer equipment that is: (i) owned by a party other than Owner (without reimbursement to Owner); or (ii) owned by Owner, but utilized as part of a centralized reservation or property management system (with reimbursement to Owner of all previous expenditures made by Owner with respect to such equipment, subject to a reasonable allowance for depreciation). Following a Termination, Manager shall cooperate in good faith and on a commercially reasonable basis with Owner so as to ensure the orderly transition of the operation and management of the Hotel from Manager to Owner or a replacement manager.

G. A reserve shall be established from Gross Revenues to reimburse Manager for all costs and expenses incurred by Manager (a) that may accrue after Termination, but that result or relate to Manager’s operation and management of the Hotel prior to Termination (including, without limitation, costs and expenses relating to sales, use and occupancy tax liability), and (b) in terminating its employees at the Hotel, such as severance pay, unemployment compensation, employment relocation, and other employee liability costs arising out of the termination of employment of Manager’s employees at the Hotel. If Gross Revenues are insufficient to meet the requirements of such reserve, then Owner shall deliver to Manager, within ten (10) business days after receipt of Manager’s written request therefor, the sums necessary to establish such reserve; and if Owner fails to timely deliver such sums to Manager, Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw the amount of such expenses from the Operating Accounts, the FF&E Reserve, or any other funds of Owner held by or under the control of Manager. The reserve described in this Section 11.11.G shall be in addition to the reserve described in Section 6.02.B.5.

H. Owner shall cause the entity that shall succeed Manager as the operator of the Hotel to hire a sufficient number of the employees at the Hotel to avoid the occurrence, in connection with such Termination, of a “closing” under the WARN Act.

I. Prior to or as of such Termination, Owner shall repay to Manager the amounts, if any, that Manager has funded through such date pursuant to the provisions of Section 4.09(ii) and that remain outstanding and payable to Manager (plus any interest due thereon). If Owner does not make such repayment, Manager shall have the right to withhold and retain such amounts from any Working Capital or other funds held or controlled by Manager with respect to the Hotel.

J. Various other actions shall be taken, as described in this Agreement, including, but not limited to, the actions described in Section 4.09 and Section 6.02.B.5.

K. Manager shall peacefully vacate and surrender the Hotel to Owner.

The provisions of this Section 11.11 shall survive Termination.

11.12 Trademarks and Intellectual Property

A. During the Term, the Hotel shall be known as the “            Hotel.” No change or modification to the name shall be made without the prior approval of both Owner and Manager, provided that, if the name of the Gaylord Hotel System is changed, Manager will have the right to change the name of the Hotel to conform thereto.

B. Owner acknowledges that Manager and its Affiliates are the sole and exclusive owners of all rights, title and interest to the Gaylord Trademarks, which shall in all events remain the exclusive property of Manager (or one of its Affiliates). All use of the Gaylord Trademarks at or in connection with the Hotel, or as otherwise contemplated by this Agreement, shall be made solely by and inure solely to the benefit of Manager and its Affiliates. Nothing in this Agreement shall be construed to grant Owner any right of ownership in or right to use or license others to use the Gaylord Trademarks. Owner may not use the Gaylord Trademarks without the prior written consent of Manager, which may be withheld in Manager’s sole and absolute discretion, in any manner whatsoever, including, without limitation, the following:

1. No reference to Manager, any Affiliate of Manager, or any Gaylord Trademark will be made in any prospectus, private placement memorandum, offering circular or offering documentation related thereto (collectively referred to as the “Prospectus”), issued by Owner or by one of Owner’s Affiliates or by one or more Mortgagees, that is designed to interest potential investors in debt or equity securities related to the Hotel, unless Manager has given its prior written approval to each such reference, which Manager may withhold in its sole and absolute discretion. However, regardless of whether Manager has approved all such references, neither Manager nor any Affiliate of Manager will be deemed a sponsor of the offering described in the Prospectus, nor will it have any responsibility for the Prospectus, and the Prospectus will so state. Owner shall indemnify, defend and hold Manager harmless from and against all loss, costs, liability and damage (including attorneys’ fees and expenses, and the cost of Litigation) arising out of any Prospectus or the offering described therein.

2. No reference to Manager, any Affiliate of Manager, or any Gaylord Trademark will be made in any material prepared for the purpose of a Sale of the Hotel, unless Manager has given its prior written approval to each such reference.

3. No Trade Name adopted by Owner or its Affiliates may include any Gaylord Trademark or a term that is confusingly similar to a Gaylord Trademark. Owner shall not apply for registration of any Gaylord Trademark in any jurisdiction.

C. All right, title and interest (including copyright and patent rights) to Intellectual Property shall at all times be the exclusive property of Manager (or any other Marriott Company), and all benefits obtained directly or indirectly from the use, sale or commercial exploitation of Intellectual Property shall belong exclusively to Manager and its Affiliates. Neither Manager nor any other Marriott Company shall be restricted in disclosing or using any Intellectual Property directly or indirectly by this Agreement, and Manager and any other Marriott Company shall have the right to use it for any purpose. Owner shall not have any rights to any Intellectual Property, shall treat as confidential any Intellectual Property in its possession, and shall not disclose to any third party any Intellectual Property or use any Intellectual Property for any purpose whatsoever. Upon Termination, all Intellectual Property shall be removed from the Hotel by Manager, without compensation to Owner, subject to the provisions of Section 11.11.E regarding Gaylord Trademarks.

D. Manager and/or its Affiliates shall be entitled, in case of any breach by Owner of any of the covenants of this Section 11.12, to injunctive relief and to any other right or remedy available at law or in equity.

E. The provisions of this Section 11.12 shall survive Termination.

11.13 Trade Area Restriction and Competing Facilities

A. Neither Manager nor any of its Affiliates shall open for business, or permit any other Person to open for business, any Restricted Hotel within the Restricted Area during the period from the Effective Date to the expiration of the Initial Term.

B. During the Initial Term, neither Manager nor any of its Affiliates shall expand or permit any other Person to expand a hotel, located within the Restricted Area and operated or licensed under any trade name or brand owned or controlled by Manager or its Affiliates, which would cause such hotel to exceed eight hundred (800) guest rooms and one hundred thousand (100,000) square feet of meeting space, but only if such hotel was originally branded or managed by Manager or its Affiliates under an agreement entered into with Manager or its Affiliates after the Effective Date.

C. Except as expressly provided in Section 11.13.A or Section 11.13.B, neither this Agreement nor anything implied by the relationship between Manager and Owner shall prohibit Manager or any of the Marriott Companies from developing, constructing, owning, operating, promoting, and/or authorizing others to develop, construct, operate, or promote one or more hotels, or any other lodging products, Vacation Club Products, restaurants, or other business operations of any type, using any brand name available to the Marriott Companies, at any location, including a location proximate to the Site, and Owner hereby acknowledges and agrees that Manager and any of the Marriott Companies have the unconditional right to engage in such activities, regardless of any competitive effect such activities may have on Owner.

D. Manager hereby expressly acknowledges that there shall be no restriction on Owner or any Affiliate of Owner building, developing or investing in other hotels, lodging products, time-share facilities, restaurants, or other business operations of any type. Neither this Agreement nor anything implied by the relationship between Manager and Owner shall prohibit Owner or any of its Affiliates from developing, constructing, owning, promoting, and/or authorizing others to develop, construct, operate, or promote one or more hotels, or any other lodging products, time-share facilities, restaurants, or other business operations of any type, using any brand name available, at any location, including a location proximate to the Site, and Manager hereby acknowledges and agrees that Owner and any of its Affiliates have the unconditional right to engage in such activities.

11.14 Waiver

The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

11.15 Partial Invalidity

If any portion of any term or provision of this Agreement, or the application thereof to any person or circumstance shall be invalid or unenforceable, at any time or to any extent, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

11.16 Survival

Except as otherwise specifically provided in this Agreement, the rights and obligations of the parties herein shall not survive any Termination.

11.17 Negotiation of Agreement

Owner and Manager are both business entities having substantial experience with the subject matter of this Agreement, and each has fully participated in the negotiation and drafting of this Agreement. Accordingly, this Agreement shall be construed without regard to the rule that ambiguities in a document are to be construed against the draftsman. No inferences shall be drawn from the fact that the final, duly executed Agreement differs in any respect from any previous draft hereof.

11.18 Estoppel Certificates

Each party to this Agreement shall at any time and from time to time, upon not less than twenty (20) days’ prior notice from the other party, execute, acknowledge and deliver to such other party, or to any third party specified by such other party, a statement in writing: (a) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications), (b) stating whether or not to the best knowledge of the certifying party (i) there is a continuing Default or Event of Default by the non-certifying party in the performance or observance of any covenant, agreement or condition contained in this Agreement, or (ii) there shall have occurred any event that, with the giving of notice or passage of time or both, would become a Default or Event of Default, and, if so, specifying each such Default or Event of Default or occurrence of which the certifying party may have knowledge, and (c) stating such other information as the non-certifying party may reasonably request. Such statement shall be binding upon the certifying party and may be relied upon by the non-certifying party and/or such third party specified by the non-certifying party as aforesaid. In addition, upon written request after a Termination, each party agrees to execute and deliver to the non-certifying party and to any such third party a statement certifying that this Agreement has been terminated.

11.19 Restrictions on Operating the Hotel in Accordance with System Standards

In the event of either (i) a Legal Requirement, including an order, judgment or directive by a court or administrative body that is issued in connection with any Litigation involving Owner, or (ii) any action taken by a Mortgagee in connection with a Foreclosure, which in either case restricts or prevents Manager, in a material and adverse manner, from operating the Hotel in accordance with System Standards (including without limitation, any restrictions on expenditures by Manager from the Operating Accounts or from the FF&E Reserve, other than restrictions that are set forth in this Agreement), Manager shall be entitled, at its option, to terminate this Agreement upon sixty (60) days’ written notice to Owner. The foregoing shall not reduce or otherwise affect the rights of the parties under Article IX.

11.20 Decision by Experts

Where this Agreement calls for a matter to be referred to a panel of Experts for determination, the following provisions shall apply:

A. With respect to any referred matter, the matter shall be decided by a majority vote of a panel of Experts. In the event that either party calls for a determination by Experts pursuant to the terms hereof, each party shall have ten (10) business days from the date of such request to select one Expert and, within ten (10) business days after such respective selections, the two (2) respective firms and/or individuals so selected shall select the third (3rd) Expert. If a party fails to make its respective selection of a firm or individual within the ten (10) business day period provided for above, then the Expert selected by the other party shall select two (2) Experts to serve on the Experts panel. Also, if the two (2) respective Experts selected by the parties shall fail to select a third (3rd) firm or individual (satisfying the requirements set forth in the definition of “Expert” in Section 12.01) to be an Expert, then such third (3rd) Expert shall be appointed by the American Arbitration Association. With respect to any issue hereunder to be referred to a panel of Experts for determination, the use of the Experts shall be the exclusive remedy of the parties and neither party shall attempt to adjudicate any dispute in any other forum. The decision of the Experts shall be final and binding on the parties and shall not be capable of challenge, whether by arbitration, in court or otherwise;

B. Each party shall be entitled to make written submissions to the Experts, and if a party makes any submission it shall also provide a copy to the other party and the other party shall have the right to comment on such submission (all within the time periods established pursuant to Section 11.20.D). The parties shall make available to the Experts all books and records relating to the issue in dispute and shall render to the Experts any assistance requested of the parties. The costs of the Experts and the proceedings shall be borne as directed by the Experts unless otherwise provided for herein. The Experts may direct that such costs be treated as Deductions;

C. The Experts shall make their decision with respect to the matter referred for determination by applying the standard set forth in this Agreement regarding such matter. If this Agreement does not contain a specific standard regarding such matter, then the Experts shall apply the standards applicable to first-class hotels in accordance with the System Standards, taking into consideration the long-term profitability of the Hotel and the requirement that the Hotel be managed, operated and maintained in accordance with System Standards; and

D. The terms of engagement of the Experts shall include an obligation on the part of the Experts to: (i) notify the parties in writing of their decision within forty-five (45) days from the date on which the last Expert has been selected (or such other period as the parties may agree or as set forth herein); and (ii) establish a timetable for the making of submissions and replies.

11.21 Waiver of Jury Trial and Consequential and Punitive Damages

Owner and Manager each hereby absolutely, irrevocably and unconditionally waive trial by jury and the right to claim or receive consequential, incidental, special or punitive damages in any litigation, action, claim, suit or proceeding, at law or in equity, arising out of, pertaining to or in any way associated with the covenants, undertakings, representations or warranties set forth herein, the relationships of the parties hereto, whether as “Owner” or “Manager” or otherwise, this Agreement or any other agreement, instrument or document entered into in connection herewith, or any actions or omissions in connection with any of the foregoing.

11.22 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument. Such executed counterparts may be delivered by facsimile which, upon transmission to the other party, shall have the same force and effect as delivery of the original signed counterpart. The submission of an unsigned copy of this Agreement or an electronic instrument with or without electronic signature to either party shall not constitute an offer or acceptance. This Agreement shall become effective and binding only upon execution and delivery of the Agreement in non-electronic form by both parties in accordance with this Section 11.22.

11.23 Extraordinary Events

If either Owner’s or Manager’s failure to conform to, keep, perform, fulfill, or satisfy any representation, warranty, covenant, undertaking, obligation, standard, test, or condition set forth in this Agreement, other than an obligation to make monetary payments or provide monetary funding, is caused in whole or in part by one or more Extraordinary Events, such failure shall not constitute a failure or an Event of Default or Default under this Agreement, and such failure shall be excused for as long as the failure is caused in whole or in part by such Extraordinary Event(s). Any party claiming an Extraordinary Event as an excuse for performance must notify the other party in writing within one hundred twenty (120) days after the Extraordinary Event first begins to impact the Hotel or such party’s performance hereunder. The party whose performance hereunder is adversely affected by an Extraordinary Event shall confer with the other party regarding the conditions, the affected party’s plans with respect thereto, and shall provide any information concerning the foregoing as may be reasonably requested by the other party.

11.24 Entire Agreement

This Agreement, together with any other writings signed by the parties expressly stated to be supplemental hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a written non-electronic instrument that has been duly executed by the non-electronic signatures of authorized representatives of the parties hereto.

11.25 Owner’s Estate

Subject to the express provisions of the Pooling Agreement, if an Event of Default by Owner occurs pursuant to the provisions of this Agreement, Manager shall look only to Owner’s estate and interest in the Site and the Hotel (which shall, for this purpose, include (i) amounts deposited in the Operating Accounts and in the FF&E Reserve, and (ii) accounts receivable) for the satisfaction of a money judgment against Owner resulting from such Event of Default, and no other property or assets of Owner, or of its partners, officers, directors, shareholders, principals or Affiliates, shall be subject to levy, execution or other enforcement procedure for the satisfaction of such judgment. Manager’s right to look to Owner’s estate and interest in the Site and the Hotel for satisfaction of such a money judgment against Owner shall survive Termination and shall not be affected by any one or more Sales of the Hotel. Nothing contained in this Section 11.25 shall be deemed to affect or diminish Manager’s remedies under Article IX other than money damages against Owner (including, without limitation, Termination).

11.26 Initial Payment

A. In consideration of Owner’s execution of this Agreement (among other things), the parties acknowledge that for purposes of this Agreement                  shall be deemed to have paid an Affiliate of Owner the amount of                  Dollars ($                ) (the “Initial Payment”). [FOR OPRYLAND INSERT: Sixty Seven Million Dollars ($67,000,000); FOR PALMS INSERT: Thirty-Seven Million Dollars ($37,000,000); FOR NATIONAL INSERT: Fifty-Eight Million Dollars ($58,000,000); FOR TEXAN INSERT: Forty Eight Million Dollars ($48,000,000)][CONFIRMING LANGUAGE CHANGE IS ACCEPTABLE TO MARRIOTT]

B. If this Agreement terminates for any reason during the Initial Term, other than (a) pursuant to Section 2.02, or (b) a termination pursuant to Section 9.02.A(iii) following an Event of Default by Manager (provided that if Manager contests the occurrence of the Event of Default or its effect on Owner, a court of competent jurisdiction has issued a final, binding and non-appealable order finding that Event of Default by Manager has occurred and that it has such a material adverse effect on Owner, Owner shall pay to Manager (prior to and as a condition of such Termination) an amount equal to the product of (i) the Initial Payment less the cost of the Conversion Work, multiplied by (ii) a fraction, the numerator of which equals the number of full Accounting Periods then remaining in the Term, and the denominator of which equals three hundred sixty (360). Except as otherwise provided in this Section 11.26, Manager acknowledges and agrees that Owner shall have no obligation to repay any or all of the Initial Payment to Manager. Within sixty (60) days after completion of the Conversion Work, Owner shall submit to Manager a written notice from a senior vice president of Owner certifying as to the total cost of the Conversion Work, together with reasonable supporting documentation. Owner and Manager shall enter into an amendment to this Agreement confirming the cost of the Conversion Work.

11.27 REIT Compliance and Eligible Independent Contractor

The parties acknowledge that the direct or indirect parent of Owner (“Parent”) intends to qualify as a REIT for federal income tax purposes commencing in 2013, and that, in connection with such REIT qualification, the Hotel will be leased (or sub-leased) to an Affiliate of Owner that will be, or will be directly or indirectly owned by, a TRS. In connection with Parent’s intended REIT qualification, Manager agrees that it will at all times during the effectiveness of this Agreement so long as Parent intends to maintain such REIT qualification (i) qualify as an “eligible independent contractor” with respect to Parent within the meaning of Section 856(d)(9) of the Code, (ii) operate the Site as a “qualified lodging facility” within the meaning of Section 856(d)(9)(D) of the Code and will not cause or permit any wagering activities to be conducted at or in connection with such facility, (iii) cooperate reasonably with any structuring requirements necessitated by Parent’s intended REIT qualification, including the lease of the Site to the TRS or to another Affiliate of Owner, and the assignment by Owner of all or a portion of its rights and obligations hereunder to the TRS or to another Affiliate of Owner, and (iv) provide information to Owner or Parent, and otherwise reasonably cooperate for the purpose of monitoring and maintaining Parent’s REIT qualification.

ARTICLE XII

DEFINITION OF TERMS

12.01 Definition of Terms

The following terms when used in this Agreement shall have the meanings indicated:

“Accounting Period” shall mean a calendar month or such other period of time as is consistent with the accounting periods that Manager may implement, from time to time, with respect to the Marriott Hotel System; provided that Manager shall promptly provide written notice to Owner of any such modification, and provided further that in the case of such a modification, any time periods hereunder that are calculated by reference to Accounting Periods, shall be deemed to be calculated by reference to calendar months.

“Accounting Period Statement” shall have the meaning ascribed to it in Section 4.01.A.

“Addendum” shall mean that certain Conversion Addendum attached to this Agreement, which is incorporated by reference in this Agreement.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Agreement” shall mean this Management Agreement between Owner and Manager, including the exhibits attached hereto, as it may be amended, restated or supplemented from time to time.

“Annual Operating Statement(s)” shall have the meaning ascribed to it in Section 4.01.C.

“Annual Profit Transactions Report” shall have the meaning ascribed to it in Section 4.06.

“Audio/Visual Systems” shall include, but not be limited to, the following systems: general audio and visual systems, entertainment audio/video systems and video information systems.

“Audit” shall have the meaning ascribed to it in Section 4.02.

“Available Cash Flow” shall mean an amount, with respect to each Fiscal Year or portion thereof during the Term, equal to the excess, if any, of the Operating Profit for such Fiscal Year over the Owner’s Priority for such Fiscal Year or portion thereof.

“Base Management Fee” shall mean an amount payable to Manager as a Deduction from Gross Revenues equal to two percent (2%) of Gross Revenues for each Fiscal Year or portion thereof.

“Books and Records” shall mean books of control and account pertaining to the operations of the Hotel that are maintained at the Hotel.

“Building Estimate(s)” shall have the meaning ascribed to it in Section 5.03.A.

“Business Plan” shall have the meaning ascribed to it in Section 4.08.

“Business Day(s)” or “business day(s)” shall mean any day other than (i) Saturdays and Sundays, or (ii) days which are federal or state holidays in the State of Maryland.

“Capital Expenditure(s)” shall mean the expenses necessary for non-routine, major repairs, alterations, improvements, renewals, replacements, and additions to the Hotel including, without limitation, to the structure, the exterior facade and all of the mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation elements of the Hotel building, together with all other expenditures that are classified as “capital expenditures” under generally-accepted accounting principles. Capital Expenditures shall not include Routine Capital Expenditures.

“CC&R(s)” shall have the meaning ascribed to it in Section 8.04.

“Central Office Services” are those services described in Exhibit B.

“Chain Services” shall have the meaning ascribed to it in Section 1.11.

“Chain Services Report” shall have the meaning ascribed to it in Section 4.07.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any references to sections of the Code shall be deemed to include references to any successor provisions.

“Competitive Set” shall mean the group of full-service hotels that are generally within the same hotel market and market segment as the Hotel. As of the Effective Date, the parties agree that the Competitive Set is set forth on Exhibit K attached hereto. If any of such hotels identified in this definition, subsequent to the Effective Date, either changes its chain affiliation or ceases to operate or otherwise ceases to reflect the general criteria set forth in the first (1st) sentence of this definition, Owner and Manager agree to mutually, reasonably and in good faith, discuss appropriate changes to the foregoing list of the hotels that shall comprise the Competitive Set. Disputes regarding such changes to the Competitive Set will be resolved by the panel of Experts in accordance with the provisions of Section 11.20.

“Competitive Terms Standard” shall mean the standard to be employed in determining whether a Profit Transaction can be implemented with respect to the Hotel. The Competitive Terms Standard shall be deemed satisfied if the terms of the Profit Transaction are consistent with commercially competitive terms available to parties contracting for similar goods or services in the marketplace relevant to the Hotel, taking into account price, quality, delivery schedule, reputation and reliability of the vendor, the need of the Hotel and the Gaylord Hotel System for reliability in performance and/or quality, to satisfy guest needs, the scale of the purchase, and such other factors reasonably appropriate to determine whether particular terms reflect competitive terms in the marketplace. In determining, pursuant to the foregoing, whether such terms are competitive, the goods and/or services that are being purchased shall be grouped in reasonable categories, rather than being compared item by item.

“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) of a Person means the possession, directly or indirectly, of the power: (i) to vote more than fifty percent (50%) of the voting stock or equity interests of such Person; or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock or equity interests, by contract or otherwise.

“Conversion Costs” shall have the meaning ascribed to it in the Addendum.

“Conversion Work” shall have the meaning ascribed to it in the Conversion Addendum.

“Cost Transaction” shall have the meaning ascribed to it in Section 1.13.F.

“Customer Information” shall mean customer data, customer lists and personal guest profiles and data regarding guest preferences, including, without limitation, any data derived from or contained in any database controlled by Manager or its Affiliates (including, without limitation, the Loyalty Program).

“Decorative Items” shall include, but not be limited to, artifacts, artwork, carpeting, decorative lighting fixtures, etched glass, furniture, Graphics, interior landscaping, radios, televisions and window treatments.

“Deductions” shall mean the following expenses incurred by Manager in operating the Hotel:

1. the cost of sales, including, without limitation, compensation, benefits and related administration costs, payroll taxes, ERISA-related liabilities, pension-fund withdrawal liabilities, and other costs related to employees of Manager (or one of its Affiliates) who are working for the benefit of the Hotel (regardless of whether such employees are located at the Hotel or elsewhere); provided that the foregoing costs shall not include the salary and other employee costs of Manager’s corporate executive staff who are located at Manager’s corporate headquarters;

2. departmental expenses incurred at departments within the Hotel; administrative and general expenses; the cost of marketing incurred by the Hotel; advertising and business promotion incurred by the Hotel; heat, light, and power; computer line charges; and routine repairs, maintenance and minor alterations treated as Deductions under Section 5.01;

3. the cost of Inventories and Fixed Asset Supplies used or consumed in the operation of the Hotel;

4. a reasonable reserve for uncollectible accounts receivable as determined by Manager;

5. all costs and fees of independent professionals or other third parties who are retained by Manager or Owner to perform services required or permitted hereunder;

6. all costs and fees of technical consultants, professionals and operational experts (other than Experts whose costs are assessed pursuant to Section 11.20) who are retained or employed by Manager, a Marriott Company, and their Affiliates for specialized services (including, without limitation, quality assurance inspectors, personnel providing architectural, technical or procurement services for the Hotel, tax consultants, and, except with respect to Central Office Services, personnel providing legal services in connection with matters involving the Hotel) and the cost of attendance by employees of the Hotel at training and manpower development programs designated by Manager;

7. the Base Management Fee paid to or retained by Manager;

8. insurance costs and expenses as provided in Article VI;

9. taxes, if any, payable by or assessed against Manager related to this Agreement or to Manager’s operation of the Hotel (exclusive of Manager’s income taxes or franchise taxes);

10. all Impositions;

11. the amount of any transfers into the FF&E Reserve required pursuant to Section 5.02 (but excluding expenditures from the FF&E Reserve);

12. the Hotel’s share of costs and expenses incurred in connection with sales, advertising, promotion and marketing programs for the Gaylord Hotel System, including guest loyalty and recognition programs and the Loyalty Program, where such expenses are not deducted as departmental expenses under paragraph 2 above or as Chain Services pursuant to paragraph 13 below;

13. the Hotel’s share of the charges for Chain Services;

14. all costs and expenses of compliance by Manager with applicable Legal Requirements pertaining to the operation of the Hotel;

15. the Hotel’s pro rata share of costs and expenses (including those relating to development and implementation) incurred in connection with providing services to multiple hotels and/or other facilities in substitution for or in association with services that are or would have been performed or procured by individual hotels, which may be more effectively performed on a shared or group basis;

16. such other costs and expenses incurred (either at the Hotel or elsewhere) in connection with the use of Owner and its Affiliates systems, processes or services which are reasonably necessary for the proper and efficient operation of the Hotel; and

17. such other costs and expenses incurred by Manager (either at the Hotel or elsewhere) as are specifically provided for elsewhere in this Agreement or are otherwise reasonably necessary for the proper and efficient operation of the Hotel, including without limitation, any Direct Deductions not otherwise captured in the clauses above.

[FOR ORLANDO] 18. any cash rents payable pursuant to the Ground Lease.]

The term “Deductions” shall not include: (a) debt service payments pursuant to any Mortgage on the Hotel; (b) payments pursuant to equipment leases or other forms of financing obtained for the FF&E located in or connected with the Hotel, unless Manager has previously given its consent to such equipment lease and/or financing or enters into such lease and/or financing on behalf of Owner or the Hotel in accordance with the terms of this Agreement; or (c) depreciation on the Hotel or any of its contents. All of the foregoing items listed in this paragraph shall be paid by Owner from its own funds. In no event shall the costs or expenses of providing the Central Office Services be treated as Deductions, or otherwise be reimbursed out of Gross Revenues; it being the intent of the parties that all such costs and expenses are to be paid by Manager (or its Affiliates) from its own funds.

“Default” shall have the meaning ascribed to it in Section 9.01.

“Direct Deduction” shall mean a Deduction relating to a system or program performed for the Hotel by or through Manager or one of the Related Parties that is described in the listing of Direct Deductions attached hereto as Exhibit D, plus such additional systems and programs that may be added after the date hereof in accordance with this Agreement. The term Direct Deduction shall not include Chain Services or Central Office Services.

“Direct Deductions Report” shall have the meaning ascribed to it in Section 4.05.A.

“Effective Date” shall have the meaning ascribed to it in the Preamble.

“Employee Claims” shall mean any and all claims (including all fines, judgments, penalties, costs, Litigation and/or arbitration expenses, attorneys’ fees and expenses, and costs of settlement with respect to any such claim) by any employee or employees of Manager against Owner or Manager with respect to the employment at the Hotel of such employee or employees. “Employee Claims” shall include, without limitation, the following: (i) claims that are eventually resolved by arbitration, by Litigation or by settlement; (ii) claims that also involve allegations that any applicable employment-related contracts affecting the employees at the

Hotel have been breached; and (iii) claims that involve allegations that one or more of the Employment Laws has been violated; provided, however, that “Employee Claims” shall not include claims for worker compensation benefits or for unemployment benefits.

“Employment Laws” shall mean any federal, state or local law (including the common law), statute, ordinance, rule, regulation, order or directive with respect to employment, conditions of employment, benefits, compensation, or termination of employment that currently exists or may exist at any time during the Term, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Workers Adjustment and Retraining Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act of 1986, the Polygraph Protection Act of 1988 and the Americans With Disabilities Act of 1990.

“Environmental Laws” shall have the meaning ascribed to it in Section 11.08.

“Event of Default” shall have the meaning ascribed to it in Section 9.01.

“Expert” shall mean an independent, nationally recognized consulting firm or individual with a minimum of ten (10) years of experience in the lodging industry and qualified to resolve the issue in question, provided that an Expert shall not include any individual who is, as of the date of appointment or within twenty-four (24) months prior to such date, employed, either directly or indirectly as a consultant in connection with any other matter, by a party attempting to appoint such person.

“Extraordinary Event” shall mean any of the following events, regardless of where they occur or their duration: acts of nature (including hurricanes, typhoons, tornadoes, cyclones, other severe storms, winds, lightning, floods, earthquakes, volcanic eruptions, fires, explosions, disease, or epidemics); fires and explosions caused wholly or in part by human agency; acts of war or armed conflict; riots or other civil commotion; terrorism (including hijacking, sabotage, chemical or biological events, nuclear events, disease-related events, bombing, murder, assault and kidnapping), or the threat thereof; strikes or similar labor disturbances; embargoes or blockades; shortage of critical materials or supplies; action or inaction of governmental authorities that have an impact upon the Hotel (including restrictions on room rates or wages or other material aspects of operation; restrictions on financial, transportation or information distribution systems; or the revocation or refusal to grant licenses or permits, where such revocation or refusal is not due to the fault of the party whose performance is to be excused for reasons of the Extraordinary Event); and any other events beyond the reasonable control of Owner or Manager, excluding, however, general economic and/or market conditions not caused by any of the events described herein.

“FF&E” shall mean furniture, fixtures and equipment, including without limitation: Decorative Items; Audio/Visual Systems; in-room kitchen appliances, refrigerators and minibars;

cabinetry; computer equipment; Food/Kitchen Equipment; Laundry Equipment; Housekeeping Equipment; Telecommunications Systems; and Security Systems; provided, however, that the term “FF&E” shall not include Fixed Asset Supplies or Software.

“FF&E Estimate” shall have the meaning ascribed to it in Section 5.02.C.

“FF&E Reserve” shall have the meaning ascribed to it in Section 5.02.A.

“Fiscal Year” shall mean a calendar year. Any partial Fiscal Year between the Effective Date and the commencement of the first (1st) full Fiscal Year shall constitute a separate Fiscal Year. A partial Fiscal Year between the end of the last full Fiscal Year and the Termination of this Agreement shall also constitute a separate Fiscal Year. If Manager’s Fiscal Year is changed in the future, appropriate adjustment to this Agreement’s reporting and accounting procedures shall be made; provided, however, that no such change or adjustment shall alter the Term or in any way reduce the distributions of Operating Profit or other payments due hereunder.

“Fixed Asset Supplies” shall mean items included within “Operating Equipment” under the Uniform System of Accounts that may be consumed in the operation of the Hotel or are not capitalized, including, but not limited to, linen, china, glassware, tableware, uniforms and similar items, whether used in connection with public space or Guest Rooms.

“Food/Kitchen Equipment” shall include, but not be limited to, all food preparation, cooking and holding equipment; exhaust hoods and hood fire protection systems; general storage layout, refrigerators and freezers (including coils, condensers and compressors); ice-making, beverage dispensing and other food and beverage equipment; dishwashing equipment (except any glass washer included in Housekeeping Equipment); and all other similar items required for a complete food and beverage service of the Hotel.

“Foreclosure” shall mean any exercise of the remedies available to a Mortgagee, upon a default under the Mortgage held by such Mortgagee, that results in a transfer of title to or control or possession of the Hotel. The term “Foreclosure” shall include, without limitation, any one or more of the following events, if they occur in connection with a default under a Mortgage: (i) a transfer by judicial foreclosure; (ii) a transfer by deed in lieu of foreclosure; (iii) the appointment by a court of a receiver to assume possession of the Hotel; (iv) a transfer of either ownership or control of the Owner, by exercise of a stock pledge or otherwise; (v) a transfer resulting from an order given in a bankruptcy, reorganization, insolvency or similar proceeding; (vi) if title to the Hotel is held by a tenant under a ground lease, an assignment of the tenant’s interest in such ground lease; or (vii) a transfer through any similar judicial or non-judicial exercise of the remedies held by the Mortgagee.

“Gaylord Hotel System” shall mean the chain of full-service hotels and resorts located in the United States, which chain is operated by Marriott (or one or more of its Affiliates) as a distinctive group, the name of which is “Gaylord Hotels” as of the Effective Date.

“Gaylord Trademark” shall mean (i) the name and mark “Gaylord”; (ii) the “Sunny G” design; and (ii) any word, name, device, symbol, logo, slogan, design, brand, service mark, Trade Name, other distinctive feature or any combination of the foregoing, whether registered or unregistered, and whether or not such term contains the “Gaylord” mark, that is used in connection with the Hotel or by reason of extent of usage is associated with hotels in the Gaylord Hotel System.

“GDP Deflator” shall mean the “Gross Domestic Product Implicit Price Deflator” issued from time to time by the United States Bureau of Economic Analysis of the Department of Commerce, or if the aforesaid GDP Deflator is not at such time so prepared and published, any comparable index selected by Owner and reasonably satisfactory to Manager (a “Substitute Index”) then prepared and published by an agency of the Government of the United States, appropriately adjusted for changes in the manner in which such index is prepared and/or year upon which such index is based. Any dispute regarding the selection of the Substitute Index or the adjustments to be made thereto shall be settled by the panel of Experts in accordance with Section 11.20. Except as otherwise expressly stated herein, whenever a number or amount is required to be “adjusted by the GDP Deflator,” or similar terminology, such adjustment shall be equal to the percentage increase or decrease in the GDP Deflator that is issued for the month in which such adjustment is to be made (or, if the GDP Deflator for such month is not yet publicly available, the GDP Deflator for the most recent month for which the GDP Deflator is publicly available) as compared to the GDP Deflator that was issued for the month in which the Effective Date occurred.

“Graphics” shall mean food and beverage logos; name signs for suites, meeting rooms, board rooms, conference suites and ballrooms; Guest Room numbers; all directional signs; exterior signs except Exterior Identity Signage; Guest Room evacuation signs; elevator, handicapped, fire stair and elevator restriction signs; miscellaneous directional and loss prevention/safety signs; and all signs required by or for municipal, department of transportation, fire safety or other jurisdictional authority for the operation of the Hotel. For purposes of this definition, “Exterior Identity Signage” shall mean exterior illuminated or non-illuminated signs for identification of the Hotel, such as wall-mounted building signs, pylon signs and ground-mounted monument signs.

“Gross Revenues” shall mean all revenues and receipts of every kind derived from operating the Hotel and all departments and parts thereof, including, but not limited to: income (from both cash and credit transactions) from rental of Guest Rooms, telephone charges, stores, offices, exhibit or sales space of every kind; license, lease and concession fees and rentals including from Owner Related Ancillary Facilities (not including gross receipts of licensees, lessees and concessionaires); income from vending machines; income from parking; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise; service charges; and proceeds, if any, from business interruption or other loss of income insurance received by Owner (the “Owner BI Proceeds”), but excluding any amounts paid directly to Manager by the insurer for loss of the Management Fees or any other amounts payable to Manager under this Agreement; provided, however, that (i) Gross Revenues shall not include the following: gratuities to employees of the Hotel; federal, state or municipal excise, sales or use taxes or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; proceeds from the sale of FF&E; interest received or accrued with respect to the funds in the FF&E Reserve; any refunds, rebates, discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds (other than for a temporary taking); or any proceeds from any Sale of the Hotel or from the refinancing of any debt encumbering the Hotel; and (ii) Owner BI Proceeds shall not be included in Gross Revenues for purposes of computing the Management Fees to the extent Manager has been paid directly by the insurer for the loss of such fees.

[FOR PALMS] [“Ground Lease” shall mean that certain Opryland Hotel – Florida Ground Lease dated as of March 3, 1999 by and between Xentury City Development Company, L.C., as Landlord and Opryland Hotel – Florida Limited Partnership, as Tenant, as amended by that certain Omnibus Amendment to Master Lease and Hotel Lease dated October 4, 2001 between and among GP Limited Partnership, Landlord and Tenant, that certain Second Amendment to Opryland Hotel-Florida Ground Lease dated May 20, 2003 and that certain Third Amendment to Opryland Hotel-Florida Ground Lease dated October 13, 2004]

[FOR PALMS] [“Ground Lessor” shall mean Xentury City Development Company, L.C.]

“Group Contracts” shall have the meaning ascribed to it in Section 1.16.C.

“Guest Room” shall mean a separately-keyed lodging unit in the Hotel.

“Hazardous Materials” shall have the meaning ascribed to it in Section 11.08.

“Hotel” shall mean the Site together with the following: (i) the Hotel Improvements and all other improvements constructed or to be constructed on the Site pursuant to this Agreement; (ii) all FF&E, Fixed Asset Supplies and Inventories installed or located on the Site or in the Hotel Improvements; and (iii) all easements or other appurtenant rights thereto, but excluding each of the Owner Related Ancillary Facilities.

“Hotel Improvements” shall have the meaning ascribed to it in the Recitals.

“Housekeeping Equipment” shall mean equipment items to be used by Hotel employees for cleaning the Hotel on a regular basis.

“Impositions” shall have the meaning ascribed to it in Section 4.11.

“Incentive Management Fee” shall, (i) for so long as the Hotel is a Pooled Hotel under the Pooling Agreement, have the meaning set forth in the Pooling Agreement, and (ii) if the Hotel is no longer a Pooled Hotel, mean (a) for the first (1st) two (2) full Fiscal Years of the Term, an amount that is equal to twenty percent (20%) of Available Cash Flow for such Fiscal Year or portion thereof, (b) for the third (3rd) full Fiscal Year of the Term, the sum of (x) ten percent (10%) of the first (1st) [FOR PALMS INSERT $1,666,667; FOR NATIONAL INSERT $2,500,000; FOR TEXAN INSERT $2,500,000; FOR OPRYLAND INSERT $3,333,333] of Available Cash Flow for such Fiscal Year, plus (y) twenty percent (20%) of any additional Available Cash Flow for such Fiscal Year, and (c) commencing with the fourth (4th) full Fiscal Year of the Term, with respect to each such Fiscal Year or portion thereof, the sum of (x) ten percent (10%) of the first (1st) [FOR PALMS INSERT $2,500,000; FOR NATIONAL INSERT $3,750,000; FOR TEXAN INSERT $3,750,000; FOR OPRYLAND INSERT $5,000,000] of Available Cash Flow for such Fiscal Year, plus (y) twenty percent (20%) of any additional Available Cash Flow for such Fiscal Year or portion thereof.

“Initial Payment” shall have the meaning ascribed to it in Section 11.26.

“Initial Term” shall have the meaning ascribed to it in Section 2.01.

“Institutional Lender” shall mean a foreign or domestic commercial bank, trust company, savings bank, savings and loan association, life insurance company, real estate investment trust, pension trust, pension plan or pension fund, a public or privately-held fund engaged in real estate and/or corporate lending, or any other financial institution commonly known as an institutional lender (or any Affiliate thereof) having a minimum paid up capital (or net assets in the case of a pension fund) of One Hundred Million Dollars ($100,000,000); provided further that a Person may not be an “Institutional Lender” if such Person, or any of its Affiliates or any other Person related to such Person that is proscribed by applicable law, is a Specially Designated National or Blocked Person.

“Insurance Retentions” shall have the meaning ascribed to it in Section 6.02.B.1.

“Intellectual Property” shall mean: (i) all Software, including the data and information processed or stored thereby; (ii) all manuals, brochures, directives, policies, programs and other information issued by Manager to its employees at the Hotel or otherwise used in the operation of the Hotel or any other hotel in the Gaylord Hotel System; (iii) Customer Information; (iv) all Gaylord Trademarks; and (v) all Gaylord (or other Marriott Company) trade secrets, confidential information and all other information, materials, and copyrightable or patentable subject matter developed, acquired, licensed or used by any Marriott Company in the operation of the Hotel or in any other hotel in the Gaylord Hotel System, including, without limitation, materials relating to sales and marketing programs, revenue and inventory management programs, processes or systems, brand and pricing strategies, business and technology plans, and research and development reports. The foregoing shall apply regardless of the form or medium involved (e.g., paper, electronic, tape, tangible or intangible). For the avoidance of doubt, items such as software, manuals, brochures, programs or other technical or operational systems or information relating to the physical structure or mechanical systems of the Hotel, and not provided by Manager, shall not be considered Intellectual Property.

“Intermediate Casualty” shall mean any fire or other casualty that results in damage to the Hotel and its contents that is greater than a Minor Casualty but less than a Total Casualty.

“Inventories” shall mean “Inventories” as defined in the Uniform System of Accounts, such as, but not limited to, provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expensed supplies and similar items.

“Laundry Equipment” shall mean washers, washer/extractors, dryers, chest-type ironers, steam boiler, thermal fluid heater for ironer, lint control devices, linen folders, linen carts, dry cleaning equipment (if required), laundry sinks, air compressors, laundry scales and all other similar items required for a complete laundry with ironing capacity.

“Legal Requirement(s)” shall mean any federal, state or local law, code, rule, ordinance, regulation or order of any governmental authority or agency having jurisdiction over the business or operation of the Hotel or the matters that are the subject of this Agreement, including, without limitation, the following: (i) any building, zoning or use laws, ordinances, regulations or orders; and (ii) Environmental Laws.

“Litigation” shall mean: (i) any cause of action (including, without limitation, bankruptcy or other debtor/creditor proceedings) commenced in a federal, state or local court; or (ii) any claim brought before an administrative agency or body (for example, without limitation, employment discrimination claims).

“Loyalty Program” shall mean the frequent-guest affinity program of Marriott known as “Marriott Rewards,” together with any similar or successor program or other affinity program instituted in conjunction with “Marriott Rewards” or any similar or successor program thereof.

“Major FF&E Expenditures” shall mean, as to each FF&E Estimate, (i) any individual expenditure on the FF&E Estimate that equals or exceeds One Hundred Thousand Dollars ($100,000), and (ii) the aggregate amount of all expenditures on the FF&E Estimate that do not fall within clause (i) hereof.

“Management Fees” shall mean the Base Management Fee and the Incentive Management Fee.

“Manager” shall have the meaning ascribed to it in the Preamble hereto or shall mean any successor or permitted assign, as applicable.

“Marriott” shall mean Marriott International, Inc., a Delaware corporation, and its successors and assigns.

“Marriott Company(ies)” shall mean Manager, Marriott, and any Affiliate of Manager or Marriott.

“Marriott Hotel System” shall mean the chain of full-service hotels and resorts located in the continental United States and Canada, which chain is operated by Marriott (or one or more of its Affiliates) as a distinctive group, the name of which is “Marriott Hotels and Resorts” as of the Effective Date.

“Marriott International, Inc. Systemwide Standards” shall mean those standards applicable to all brands of the Marriott Companies delivered to Owner’s Affiliate on May 8, 2012.

“MBS Charges” shall have the meaning ascribed to it in Section 4.04.

“MBS Systems” shall mean the processes developed by Marriott that consolidate, on a system-wide basis in the Marriott Hotel System, into one or more shared services centers, certain accounts payable, billing and accounts receivable, revenue capture subsidiary ledger, human resources management systems and related functions and procedures, or any similar or successor systems thereof.

“Mezzanine Debt” shall mean any indebtedness which is secured by the grant of a security interest in, or the collateral assignment or other encumbrance of, any direct or indirect ownership interest in Owner.

“Mezzanine Security Document(s)” shall mean any pledge agreement, security agreement or other instrument pursuant to which any Mezzanine Debt is secured.

“Minor Casualty” shall mean any fire or other casualty that results in damage to the Hotel and/or its contents, to the extent that the total cost of repairing and/or replacing of the damaged portion of the Hotel to the same condition as existed previously does not exceed an amount equal to ten percent (10%) of the total insured value of the Hotel.

“Mortgage(s)” shall mean any mortgage, deed of trust, or security document encumbering the Hotel and/or the Site.

“Mortgagee(s)” shall mean the holder of any Mortgage.

“Operating Accounts” shall have the meaning ascribed to it in Section 4.03.A.

“Operating Loss” shall mean a negative Operating Profit.

“Operating Profit” shall mean, with respect to any given period of time, the excess of Gross Revenues over Deductions (each calculated in accordance with this Agreement and the Uniform System of Accounts).

“Owner” shall have the meaning ascribed to it in the Preamble or shall mean any successor or permitted assign, as applicable.

“Owner Related Ancillary Facilities” shall mean those facilities outside of the Hotel and Site but which will be managed and operated by Manager hereunder, such as the Wildhorse Saloon and any other facilities listed on Exhibit L.

“Owner Related Ancillary Facilities Services Agreements” shall mean those service agreements for the provision of services from Manager to the Owner Related Ancillary Facilities, as listed and described on Exhibit L attached hereto.

[FOR OPRYLAND ONLY?] [“Owner Related Leases” shall mean those leases from Owner to Affiliates of Owner for Owner Related Spaces, as listed and described on Exhibit M attached hereto.

“Owner Related Spaces” shall mean those areas physically located within the layout of the Hotel and subject to the Owner Related Leases, and known as: (a) the AM radio station; (b) the Riverboat Ticket Booth; (c) [others], each as described with particularity in its respective Owner Related Lease. [OWNER TO PROVIDE LIST]]

“Owner’s Priority” shall mean, with respect to each full Fiscal Year during the Initial Term, a dollar amount equal to the sum of (i) [FOR TEXAN INSERT: Sixty Million Dollars ($60,000,000); FOR NATIONAL INSERT: Sixty Million Dollars ($60,000,000); FOR PALMS INSERT: Forty Million Dollars ($40,000,000); FOR OPRYLAND INSERT: Eighty Million Dollars ($80,000,000);], plus (ii) ten percent (10%) of the amount of Capital Expenditures funded by Owner pursuant to Section 5.03, plus (iii) ten percent (10%) of the cost of the Conversion Work described on Schedule 1 to the Addendum, as certified by Owner pursuant to Section 11.26, plus (iv) ten percent (10%) of the amount funded by Owner pursuant to Section 5.02.E.3, for replacements, renewals, and additions to the FF&E of the Hotel and Routine Capital Expenditures, in excess of the FF&E Reserve. With respect to Capital Expenditures funded by Owner and added to the calculation of Owner’s Priority pursuant to clause (ii) above, such amount shall be added to the amount described in clause (ii) above (i.e., the amount that will be multiplied by ten percent (10%) as set forth above) commencing with the first (1st) Fiscal Year after the Fiscal Year in which the project for which such Capital Expenditure was made is completed. Owner’s Priority will be reset on the first (1st) day of each Renewal Term as follows: (x) if the Hotel is a Pooled Hotel, in accordance with the terms of the Pooling Agreement, and (y) if the Hotel is not a Pooled Hotel, by increasing Owner’s Priority by an amount equal to eighty percent (80%) of the amount by which Operating Profit exceeded Owner’s Priority (if any) for the last full Fiscal Year in the then expiring Initial Term or Renewal Term, as the case may be.

“Performance Termination Threshold” shall mean, with respect to each Fiscal Year, an amount equal to ninety percent (90%) of the Owner’s Priority for such Fiscal Year.

“Performance Test Period” shall have the meaning ascribed to it in Section 2.02.

“Person” shall mean an individual (and the heirs, executors, administrators, or other legal representatives of an individual), a partnership, a corporation, limited liability company, a government or any department or agency thereof, a trustee, a trust and any unincorporated organization.

“PIP” shall mean the Property Improvement Plan attached to the Addendum.

“Pooling Agreement” shall mean that certain Pooling Agreement by and among Manager and Owner dated of even date herewith, for so long as the Hotel is a “Pooled Hotel” thereunder.

“Prime Rate” shall mean the “prime rate” of interest announced from time to time in the “Money Rates” section of the Wall Street Journal (Eastern Edition).

“Profit Transaction” shall have the meaning ascribed to it in Section 1.13.

“Property Insurance Premiums” shall have the meaning ascribed to it in Section 6.01.B.7.

“Prospectus” shall have the meaning ascribed to it in Section 11.12.B.

“Purchase Agreement” shall mean that certain Purchase and Sale Agreement by and between Transition Affiliate and Manager dated as of             , 2012.

“Qualified Mortgage” shall have the meaning ascribed to it in Section 8.02.

“Qualified Mezzanine Debt” shall have the meaning ascribed to it in Section 8.02.B.

“REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.

“Related Party(ies)” shall mean any Person that, directly or indirectly, is controlled by or is under common control with Marriott or Manager. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power: (i) to vote more than thirty-five percent (35%) of the voting stock or equity interests of such Person; or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock or equity interests, by contract or otherwise.

“Renewal Dispute Notice” shall have the meaning ascribed to it in Section 2.01.

“Renewal Confirmation Notice” shall have the meaning ascribed to it in Section 2.01.

“Renewal Term” shall have the meaning ascribed to it in Section 2.01.

“Renewal Test Period” shall have the meaning ascribed to it in Section 2.01.

“Restricted Area” shall mean that area described in the narrative that is set forth in Exhibit N-1 and that is shown on the map attached hereto as Exhibit N-2. If there is any conflict between the narrative description in Exhibit N-1 and the map shown on Exhibit N-2, the narrative description shall govern.

“Restricted Hotel” shall mean (a) with respect to the period of time from the Effective Date through the expiration of the twentieth (20th) full Fiscal Year after Effective Date, any hotel operated or licensed under any trade name or brand owned or controlled by Marriott or its Affiliates (or unbranded hotel using the Marriott Hotel reservation system) containing more than eight hundred (800) rooms and more than one hundred thousand (100,000) square feet of meeting space, and (b) with respect to the period of time commencing the day after expiration of the twentieth (20th) full Fiscal Year after the Effective Date and continuing until the end of the Initial Term, any hotel branded as a “Gaylord” hotel operating or licensed as a member of the Gaylord Hotel System and any new-build hotel operated or licensed under any trade name or brand owned or controlled by Marriott or its Affiliates or unbranded hotel using the Marriott Hotel reservation system) in each case containing more than eight hundred (800) rooms and more than one hundred thousand (100,000) square feet of meeting space.

Notwithstanding the foregoing, the term “Restricted Hotel” shall not include any one or more of the following: (i) any existing (as of the Effective Date) hotels operated or licensed under any trade name or brand owned or controlled by Marriott or its Affiliates and containing more than eight hundred (800) rooms and more than one hundred thousand (100,000) square feet of meeting space within the Restricted Area and listed on Exhibit O attached hereto; (ii) any hotel or hotels that are members of a chain of hotels (provided that such chain has a minimum of ten (10) or more hotels in operation), all or substantially all (but in no event less than ten (10) hotels) of which is acquired by, or merged with, or franchised by or joined through marketing agreement with, Manager or one of its Affiliates (or the operation or licensure of which is transferred to Manager or one of its Affiliates); (iii) any hotel or hotels that are members of a group of hotels that is acquired by, or merged with, or franchised by or joined through marketing agreement with, Manager or one of its Affiliates, or the operation or licensure of which is transferred to Manager or one of its Affiliates, provided that such group of hotels contains no fewer than ten (10) hotels; (iv) in the event that any existing hotel described in clause (i) above ceases to operate as a hotel operated under any trade name or brand owned or controlled by Marriott or its Affiliates, then for each such hotel (if any), an additional hotel with an equal number, or fewer, of guest rooms that may operate as a hotel operated under any trade name or brand owned or controlled by Marriott or its Affiliates.

“Revenue Data Publication” shall mean Smith’s STAR Report, a monthly publication distributed by Smith Travel Research, Inc. of Gallatin, Tennessee, or an alternative source, reasonably satisfactory to both parties, of data regarding the Revenue Per Available Room of hotels in the general trade area of the Hotel. If such Smith’s STAR Report is discontinued in the future, or ceases (in the reasonable opinion of either Owner or Manager) to be a satisfactory source of data regarding the Revenue Per Available Room of various hotels in the general trade area of the Hotel, Manager shall select an alternative source for such data, subject to Owner’s approval. If the parties fail to agree on such alternative source within a reasonable period of time, the matter shall be resolved by the panel of Experts in accordance with the provisions of Section 11.20.

“Revenue Index” shall mean the number that is equal to (a) the Revenue Per Available Room for the Hotel divided by (b) the average Revenue Per Available Room for the hotels in the Competitive Set, as set forth in the Revenue Data Publication.

“Revenue Index Threshold” shall mean the fraction equal to ninety (90) divided by one hundred (100), or .90 as a decimal. However, if the entry of a new hotel into the Competitive Set, the removal of a hotel from the Competitive Set, or a major Conversion Work or re-positioning of a hotel in the Competitive Set causes significant variations in the Revenue Index that do not reflect the Hotel’s true position in the relevant market, appropriate adjustments shall be made to the Revenue Index Threshold by mutual consent of Owner and Manager, and if the parties cannot agree on an appropriate adjustment, the matter shall be resolved by the panel of Experts in accordance with the provisions of Section 11.20.

“Revenue Per Available Room” shall mean (i) the term “revenue per available room” as defined by the Revenue Data Publication, or (ii) if the Revenue Data Publication is no longer being used (as more particularly set forth in the definition of “Revenue Data Publication”), the aggregate gross room revenues of the hotel in question for a given period of time divided by the total room nights for such period. If clause (ii) of the preceding sentence is being used, a “room” shall be an available hotel guestroom that is keyed as a single unit.

“Routine Capital Expenditures” shall mean certain routine, non-major expenditures that are classified as “capital expenditures” under United States generally accepted accounting principles, but that will be funded from the FF&E Reserve (pursuant to Section 5.02), rather than pursuant to the provisions of Section 5.03. Routine Capital Expenditures consist of the following types of expenditures: exterior and interior repainting; resurfacing building walls and floors; resurfacing parking areas; replacing folding walls; and miscellaneous similar expenditures (all such types of expenditures to be in accordance with Manager’s policies as then generally implemented throughout the Marriott Hotel System).

“Sale of the Hotel” shall mean any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, of the fee simple or leasehold title to the Site and/or the Hotel, excluding any transfer of the ground lessor interest, directly or indirectly, of the Ground Lease. For purposes of this Agreement, a Sale of the Hotel shall also include: (i) a lease (or sublease) of all or substantially all of the Hotel or Site; or (ii) any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, in a single transaction or a series of transactions, of the controlling interest in Owner. The phrase “controlling interest,” as used in the preceding sentence, shall mean either: (x) the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of Owner (through ownership of such shares or by contract); or (y) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of Owner. Notwithstanding the foregoing, the sale or transfer of any publicly traded securities of Owner or of any entity which directly or indirectly owns Owner (a “Parent”) in the ordinary course over established national securities exchanges (e.g., NASDAQ, New York Stock Exchange, American Stock Exchange, etc.) shall not be considered a Sale of the Hotel for purposes of this Agreement.

“Security Systems” shall mean video surveillance equipment; two-way radio systems; inspection tour recording systems; security alarm systems; access control systems (pedestrian and vehicular); and other special security systems required for the Hotel.

“Senior Manager(s)” shall have the meaning ascribed to it in Section 1.06.E.

“Shortfall Amount” shall have the meaning ascribed to it in Section 2.02.B.1.

“Shortfall Notice” shall have the meaning ascribed to it in Section 2.02.B.

“Shortfall Payment” shall have the meaning ascribed to it in Section 2.02.B.

“Site” shall have the meaning ascribed to it in Section A of the Recitals.

“Software” shall mean all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), other than computer software that is generally commercially available, that is used by Manager in connection with operating or otherwise providing services to the Hotel and/or the Marriott Hotel System, including without limitation the property management system, the reservation system and the other electronic systems used by Manager in connection with operating or otherwise providing services to the Hotel and/or the Marriott Hotel System.

“Specially Designated National or Blocked Person” shall mean: (i) persons designated by the U.S. Department of Treasury’s Office of Foreign Assets Control, or other governmental entity, from time to time as a “specially designated national or blocked person” or similar status, (ii) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001, or (iii) a person otherwise identified by government or legal authority as a person with whom Manager or its Affiliates are prohibited from transacting business.

“Subordination Agreement” shall have the meaning ascribed to it in Section 8.03.

“Subsequent Owner” shall mean any individual or entity that acquires title to or control or possession of the Hotel at or through a Foreclosure (together with any successors or assigns thereof), including, without limitation, (i) Mortgagee, (ii) any purchaser of the Hotel from Mortgagee, or any lessee of the Hotel from Mortgagee, or (iii) any purchaser of the Hotel at Foreclosure.

“System Standards” shall mean (i) the Marriott International, Inc. Systemwide Standards, and (ii) any one or more (as the context requires) of the following three (3) categories of standards: (a) operational standards (for example, services offered to guests, quality of food and beverages, cleanliness, staffing and employee compensation and benefits, Chain Services, frequent traveler programs such as the Loyalty Program and other similar programs, etc.); (b) physical standards (for example, quality of the Improvements, FF&E and Fixed Asset Supplies, frequency of FF&E replacements, etc.); and (c) technology standards (for example, those relating to Software, hardware, Telecommunications Systems, Security Systems and other information technology). Each of the standards described in clause (ii) shall be the standard that is generally prevailing or in the process of being implemented at other hotels in the Gaylord Hotel System, including all services and facilities in connection therewith that are customary and usual at comparable hotels in the Gaylord Hotel System.

“Telecommunications Systems” shall mean PBX, phone systems, call accounting and pocket paging systems, and high-speed Internet access.

“Term” shall have the meaning ascribed to it in Section 2.01.

“Termination” shall mean the expiration or sooner cessation of this Agreement.

“Termination Notice” shall have the meaning ascribed to it in Section 2.02.A.

“Total Casualty” shall mean any fire or other casualty that results in damage to the Hotel and its contents to the extent that the total cost of repairing and/or replacing the damaged portion of the Hotel to the same condition as existed previously would be fifty percent (50%) or more of the then total replacement cost of the Hotel.

“Trade Name” shall mean any name, whether informal (such as a fictitious name or d/b/a) or formal (such as the full legal name of a corporation or partnership) that is used to identify an entity.

“TRS” shall mean a taxable REIT subsidiary within the meaning of Section 856(l) of the Code.

“Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, Tenth Revised Edition, 2006, as published by the American Hotel & Lodging Educational Institute, as revised from time to time to the extent such revision has been or is in the process of being generally implemented within the Gaylord Hotel System.

“Unrestricted Rebate” shall have the meaning ascribed to it in Section 1.15.B.

“Vacation Club Products” shall mean timeshare, fractional, interval, vacation club, destination club, vacation membership, private membership club, private residence club, and points club products, programs and services and shall be broadly construed to include other forms of products, programs and services wherein purchasers acquire an ownership interest, use right or other entitlement to use certain determinable holiday villa or apartment units and associated facilities on a periodic basis and pay for such ownership interest, use right or other entitlement in advance.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq.

“Working Capital” shall mean funds that are used in the day-to-day operation of the business of the Hotel, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, amounts deposited in operating bank accounts, receivables, amounts deposited in payroll accounts, prepaid expenses and funds required to maintain Inventories, less accounts payable and accrued current liabilities.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the day and year first written above.

OWNER:

,
a

By:
Name:
Title:

MANAGER:

MARBLE TRANSFER LLC, a Delaware limited liability company

By:
Name:
Title:	Vice President

EXHIBIT A

EXHIBIT B

EXHIBIT C

EXHIBIT D

EXHIBIT E

EXHIBIT F

EXHIBIT G

EXHIBIT H

EXHIBIT I

EXHIBIT J

EXHIBIT K

EXHIBIT L

EXHIBIT M

EXHIBIT N–1

EXHIBIT N–2

EXHIBIT O

EXHIBIT B

FORM OF POOLING AGREEMENT

POOLING AGREEMENT

THIS POOLING AGREEMENT (this “Agreement”) is made as of                     , 2012 by and among (i) Marble Transfer, LLC, a Delaware limited liability company (hereinafter referred to as “Manager”), and (ii) [insert name of tenants] LESSEE LLC (individually an “Owner” and collectively, “Owners”).

RECITALS:

A. Each Owner has entered into a Management Agreement dated as of even date herewith with Manager (each a “Management Agreement” and collectively, the “Pooled Management Agreements”) with respect to each of the Four (4) hotels listed on Exhibit A attached hereto (each a “Pooled Hotel” and collectively, the “Pooled Hotels”).

B. Owners and Manager desire to (i) calculate Incentive Management Fees for the Pooled Hotels on a consolidated basis, and (ii) apply the limitations on secured debt on a consolidated basis.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Manager and Owners hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01. Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Pooled Management Agreements. In addition, the following terms when used in this Agreement shall have the meanings indicated:

“Aggregate Owner’s Remaining Distribution” has the meaning set forth in Section 2.02.A(3).

“Annual Pooled Operating Statement” has the meaning set forth in Section 3.03.

“Deconsolidation Event” has the meaning set forth in Section 5.01.

“Deconsolidated Hotel” has the meaning set forth in Section 5.01.

“Pooled Accounting Period Statement” has the meaning set forth in Section 3.01.

“Pooled Available Cash Flow” shall mean an amount, with respect to each Fiscal Year or portion thereof, equal to the excess, if any, of the Pooled Operating Profit over the Pooled Owner’s Priority.

“Pooled Incentive Management Fee” shall mean for the first two full Fiscal Years of the Term, an amount that is equal to twenty percent (20%) of Pooled Available Cash Flow for such Fiscal Year or portion thereof, (b) for the third (3rd) full Fiscal Year of the Term, the sum of (x) ten percent (10%) of the first Ten Million Dollars ($10,000,000) of Pooled Available Cash Flow for such Fiscal Year, plus (y) twenty percent (20%) of any additional Pooled Available Cash Flow for such Fiscal Year, and (c) commencing with the fourth (4th) full Fiscal year of the Term, with respect to each such Fiscal Year or portion thereof, the sum of (x) ten percent (10%) of the first Fifteen Million Dollars ($15,000,000) of Pooled Available Cash Flow for such Fiscal Year, plus (y) twenty percent (20%) of any additional Pooled Available Cash Flow for such Fiscal Year or portion thereof.

“Pooled Operating Loss” shall mean, for any given period, a negative Pooled Operating Profit for such period.

“Pooled Operating Profit” shall mean, for any given period, the sum of the Operating Profit for each of the Pooled Hotels less any Operating Loss for any of the Pooled Hotels for such period.

“Pooled Owner’s Priority” shall mean, for any given period, the sum of the Owner’s Priority for each of the Pooled Hotels for such period.

ARTICLE II

POOLED INCENTIVE MANAGEMENT FEE; PRIORITIES FOR

DISTRIBUTION OF AGGREGATE OPERATING PROFIT

2.01 Pooled Incentive Management Fee

Manager and Owners agree Manager shall be paid the Incentive Management Fees as calculated for all Hotels in the aggregate, in lieu of separately calculated Incentive Management Fees under each of the Pooled Management Agreements, as set forth in more detail herein.

The parties agree that the Pooled Owner’s Priority is $240 million for the first full Fiscal Year of the Term, subject to adjustment as set forth in the Pooled Management Agreements. The parties further agree that there will be no Incentive Management Fee paid or earned for the period from the date of this Agreement to the end of the 2012 Fiscal Year.

2.02 Priorities for Distribution of Pooled Operating Profit

A. In each Fiscal Year, Pooled Operating Profit, if any, shall be distributed, to the extent available, in the following order of priority:

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(1) First, to the extent available, funds due to Owner, in an amount equal to Pooled Owner’s Priority;

(2) Second, to the extent available, funds due to Manager, in an amount equal to the Pooled Incentive Management Fee, if any; and

(3) Third, funds due to Owner, equal to the remaining Pooled Operating Profit (the “Aggregate Owner’s Remaining Distribution”).

B. To the extent of available Pooled Operating Profit with respect to each Accounting Period, Manager shall distribute the Prorated Portion of the Owner’s Priority and Aggregate Owner’s Remaining Distribution to Owner for each such Accounting Period in accordance with Section 2.02.A and Section 3.01 hereof, and shall pay to Manager the Pooled Incentive Management Fee for each such Accounting Period, and subject to the ongoing cumulative reconciliation and repayment, if applicable, in accordance with Section 2.02.A, Section 3.01 and Section 3.02 hereof.

If the portion of Pooled Operating Profit to be distributed to Owner pursuant to clause (1) of Section 2.02.A above is insufficient in any Fiscal Year to pay Pooled Owner’s Priority in full for such Fiscal Year, any such amount left unpaid shall not accrue beyond said Fiscal Year.

2.03 Reset of Incentive Management Fees for Renewal Terms. The Owner’s Priority for each Pooled Hotel shall be re-set, effective on the first day of each Renewal Term, by increasing the Pooled Owner’s Priority by an amount equal to 80 percent of the amount by which Pooled Operating Profit exceeded Pooled Owner’s Priority (if any) for the last full fiscal year in the then-expiring term (whether the Initial Term or a Renewal Term, as the case may be).

ARTICLE III

INTERIM AND FINAL ACCOUNTINGS AND DISTRIBUTIONS

3.01 Accounting Period Statements and Distributions. At the same time as Manager delivers the Accounting Period Statement and the Annual Operating Statement, Manager shall also deliver an interim accounting (the “Pooled Accounting Period Statement”) to Owners covering such Accounting Period and the Fiscal Year to date and a final accounting for each Fiscal Year of: (a) Pooled Operating Profit and (b) distribution of Pooled Operating Profit to Owners and Manager.

3.02 Interim Distributions of Pooled Operating Profit. With each Pooled Accounting Period Statement, Manager shall distribute Pooled Operating Profit for the preceding Accounting Period based on the priorities set forth in Section 2.02 hereof rather than Operating Profit for each of the Pooled Hotels, with such amounts calculated, earned and distributed based on

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prorating the full Fiscal Year’s Pooled Owner’s Priority equally over twelve (12) Accounting Periods. Calculations of such distributions shall be made on a cumulative basis using cumulative year-to-date Pooled Operating Profit and cumulative year-to-date prorated Pooled Owner’s Priority, and applying the percentage calculation set forth in the definition of the Pooled Incentive Management Fee. Such amounts shall be adjusted each Accounting Period, and may, in the event of a significant negative change in performance, require Manager to return previously distributed Pooled Incentive Management Fees for such Fiscal Year.

3.03 Annual Operating Statement. With each Annual Operating Statement, Manager shall deliver to Owners a statement (the “Annual Pooled Operating Statement”) covering such Fiscal Year showing: (a) Pooled Operating Profit, and (b) distribution of Pooled Operating Profit to Owners and Manager, and a certificate executed by the Chief Financial Officer, the Americas, of Manager certifying that such Annual Pooled Operating Statement is true and correct.

3.04 Cash Adjustments and Reconciliations. The parties shall, within ten (10) days after Owners’ receipt of the Annual Pooled Operating Statement, make any adjustments, by cash payment, in the amounts paid or retained for such Fiscal Year as are required based on the final figures set forth in the Annual Pooled Operating Statement. The Annual Pooled Operating Statement for each Fiscal Year shall be controlling over the Pooled Accounting Period Statements for the applicable Fiscal Year. No adjustments shall be made for any Pooled Operating Loss in any preceding Fiscal Year.

ARTICLE IV

PERMITTED MORTGAGES

4.01 Mortgages

A. If Owners (or the owners of the Hotels) desire to encumber one or more of the Pooled Hotels, together, under any Mortgage or series of related Mortgages, that are part of the same financing, or incur Mezzanine Debt, then the following shall be calculated in the aggregate for all Pooled Hotels subject to the Mortgage and such Pooled Hotels’ Owners subject to the Mezzanine Debt, and not separately:

1. The percentage of the aggregate principal balance of the Mortgages encumbering the Pooled Hotels and Mezzanine Debt compared to the fair market value of such Pooled Hotels (as set forth in Section 8.02.A.2. of the Pooled Management Agreements); and

2. The ratio of the total aggregate Operating Profit for the twelve (12) most recent full Accounting Periods immediately preceding the date of the closing of the proposed financing, to the annual debt service for all Mortgages encumbering such Pooled Hotels and Mezzanine Debt (including the proposed Mortgage and/or Mezzanine Debt) (as set forth in Section 8.02.A.3. of the Pooled Management Agreements).

4

B. Notwithstanding the limitations described in the foregoing paragraph A., Owners may, at all times, refinance up to the then-existing principal balance of all Mortgages encumbering the Pooled Hotels and Mezzanine Debt (plus the costs of such refinancing).

ARTICLE V

REMOVAL OF HOTELS FROM THE POOLED HOTELS

5.01 Removal of Hotels from the Pooled Hotels. If (a) any Pooled Hotel ceases to be owned by an Owner or an Affiliate thereof, (b) any Pooled Hotel is leased to a party other than an Owner or an Affiliate thereof, or (c) if there is a Termination of the Management Agreement for any Pooled Hotel (each of the foregoing, a “Deconsolidation Event” and such Hotel, the “Deconsolidated Hotel”), then such Deconsolidated Hotel shall not be considered to be a “Pooled Hotel” for the remainder of the Fiscal Year in which the Deconsolidation Event occurred, or for any subsequent Fiscal Year.

In addition, in the definition of “Pooled Incentive Management Fees”, the “$10 million” and “$15 million” amounts shall be decreased by the following amounts for each Deconsolidated Hotel, as follows:

	$10 million amount	$15 million amount
Gaylord Opryland:	$3,333,333	$5,000,000
Gaylord Palms:	1,666,667	2,500,000
Gaylord Texan:	2,500,000	3,750,000
Gaylord National:	2,500,000	3,750,000

5.02 Payment of Incentive Management Fees. For purposes of calculating and paying Pooled Incentive Management Fees, the Fiscal Year in which the Deconsolidation Event occurs shall be treated as follows:

1. The period of time from the first day of the Fiscal Year to the date of the Deconsolidation Event will be treated as a separate Fiscal Year for all Pooled Hotels, including the Deconsolidated Hotel.

2. The period of time from the date of the Deconsolidation Event through the last day of the Fiscal Year will be treated as a separate Fiscal Year for all remaining Pooled Hotels, excluding the Deconsolidated Hotel.

The parties agree that the Owner of the Deconsolidated Hotel will cause the same treatment to apply to the calculation of Incentive Management Fees for the Deconsolidated Hotel for the Fiscal Year in which the Deconsolidation Event occurs. An example of these calculations is attached as Exhibit B.

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ARTICLE VI

MISCELLANEOUS PROVISIONS

6.01 Right to Make Agreement. Each of the parties hereto warrants, with respect to itself, that neither the execution of this Agreement nor the finalization of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the term hereof, the full right to enter into this Agreement and perform its obligations hereunder.

6.02 Relationship. In the performance of this Agreement, Manager shall act solely as an independent contractor. Neither this Agreement nor any agreements, instruments, documents, or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making Manager a partner, joint venturer with, or agent of, Owners. Owners and Manager agree that none of the parties hereto will make any contrary assertion, claim or counterclaim in any action, suit, arbitration or other legal proceedings involving Owners and Manager.

6.03 Applicable Law. This Agreement shall be construed under and shall be governed by the laws of the State of Maryland without giving effect to conflicts of law principles.

6.04 Headings. Headings of articles and sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular articles or sections to which they refer.

6.05 Notices. Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified or registered mail, postage prepaid, return receipt requested or by nationally utilized overnight delivery service, addressed to the parties as follows:

To Owners:

Attn:
Phone: ( ) -
Fax: ( ) -
with copy to:

Attn:
Phone: ( ) -
Fax: ( ) -

6

To Manager:

with a copy to:

or at such other address as is from time to time designated by the party receiving the notice. Any such notice that is mailed in accordance herewith shall be deemed received when delivery is received or refused, as the case may be. Additionally, notices may be given by telephone facsimile transmission, provided that an original copy of said transmission shall be delivered to the addressee by nationally utilized overnight delivery service on the second (2nd) business day following such transmission. Telephone facsimiles shall be deemed delivered on the date of such transmission.

6.06 Confidentiality. Owners and Manager agree that the terms of this Agreement are strictly confidential and will use their reasonable efforts to ensure that such matters and information are not disclosed to any outside person or entities without the prior written consent of the other parties hereto, except (but in all events subject to the provisions of Section 11.12.B of the Pooled Management Agreements) as required by law or, to the extent necessary, (i) to obtain licenses, permits and other public approvals, (ii) in connection with a Sale of the Hotel, a lease of the Hotel, or a financing of the Hotel, (iii) in connection with a sale of an interest in Owners or the owner(s) of the Pooled Hotels, (iv) to such party’s officers, directors, affiliates, employees, representatives, agents, attorneys, accountants, consultants, bankers or other financial advisors, or (v) in connection with a financing or sale of Manager or the parent company of Manager or its or their corporate assets.

6.07 Waiver. The failure of any party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by any party hereto of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

6.08 Partial Invalidity. If any portion of any term or provision of this Agreement, or the application thereof to any person or circumstance shall be invalid or unenforceable, at any time or to any extent, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

6.09 Survival. Except as otherwise specifically provided in this Agreement, the rights and obligations of the parties herein shall not survive any expiration or sooner cessation of this Agreement.

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6.10 Negotiation of Agreement. Owners and Manager are business entities having substantial experience with the subject matter of this Agreement, and each has fully participated in the negotiation and drafting of this Agreement. Accordingly, this Agreement shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter. No inferences shall be drawn from the fact that the final, duly executed Agreement differs in any respect from any previous draft hereof.

6.11 Successors and Assigns. Each Owner shall have the right to assign all of its right, title and interest in this Agreement to any Person who, in compliance with the terms of the Pooled Management Agreements, has succeeded to all of Owner’s right, title and interest in all Pooled Hotels which at the time of such assignment remain Pooled Hotels and has assumed all of the obligations of “Owner” under all of the Pooled Management Agreements then in effect for all such Pooled Hotels. Manager shall have the right to any Person who, in compliance with the terms of the Pooled Management Agreements, has succeeded to all of Manager’s right, title and interest in all Pooled Hotels which at the time of such assignment remain Pooled Hotels and has assumed all of the obligations of “Manager” under all of the Pooled Management Agreements then in effect for all such Pooled Hotels. The terms, covenants, conditions and obligations imposed upon each party herein shall be binding upon the successors and assigns of such party.

6.12 Remedies. The remedies granted herein shall not be in substitution for, but shall be in addition, to, any and all rights and remedies available to the non-defaulting party (including, without limitation, injunctive relief and damages) by reason of applicable provisions of law or equity and shall survive Termination of any applicable Pooled Management Agreement and expiration or sooner cessation of this Agreement.

6.13 Internal Approvals by Manager and Owners. Manager and each Owner represents it has obtained any and all requisite internal approvals and is authorized to enter into this transaction.

6.14 Waiver of Jury Trial and Consequential and Punitive Damages. Owners and Manager each hereby absolutely, irrevocably and unconditionally waive trial by jury and the right to claim or receive consequential, incidental, special or punitive damages in any litigation, action, claim, suit or proceeding, at law or in equity, arising out of, pertaining to or in any way associated with the covenants, undertakings, representations or warranties set forth herein, the relationships of the parties hereto, whether as “Owner” or “Manager” or otherwise, this Agreement or any other agreement, instrument or document entered into in connection herewith, or any actions or omissions in connection with any of the foregoing.

6.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the

8

same instrument. Such executed counterparts may be delivered by facsimile which, upon transmission to the other parties hereto, shall have the same force and effect as delivery of the original signed counterpart. The submission of an unsigned copy of this Agreement or an electronic instrument with or without electronic signature to any party hereto shall not constitute an offer or acceptance. This Agreement shall become effective and binding only upon execution and delivery of this Agreement in non-electronic form by the parties in accordance with this Section.

6.16 Entire Agreement. This Agreement, together with any other writings signed by the parties expressly stated to be supplemental hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a written non-electronic instrument that has been duly executed by the non-electronic signature of an authorized representative of the parties hereto.

6.17 Default. It shall be a default by any party hereto if such party fails to discharge any monetary obligation hereunder within fifteen (15) days, and any non-monetary obligation within thirty (30) days, after receipt of written notice from a non-defaulting party demanding such cure, or, if such default is susceptible of cure, but such cure cannot be accomplished within said time periods, if the defaulting party fails to commence the cure of such default within such time periods or thereafter fails to diligently pursue such cure to completion.

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9

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the day and year first written above.

OWNERS:

,
WITNESS:	a

By:
Name:	Name:
Title:

,
WITNESS:	a

By:
Name:	Name:
Title:

10

MANAGER:

WITNESS:	MARBLE TRANSFER, LLC,
a Delaware limited liability company

By:
Name:	Name:
Title:

11

EXHIBIT A

EXHIBIT B

EXHIBIT C

HOTEL PROPERTIES

Gaylord Opryland Resort and Convention Center

Gaylord National Resort and Convention Center

Gaylord Palms Resort and Convention Center

Gaylord Texan Resort and Convention Center

EXHIBIT D

FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS

EXHIBIT E

FORMS OF TRADEMARK ASSIGNMENT AGREEMENT, DOMAIN NAME

ASSIGNMENT AGREEMENT, AND THE GENERAL BILL OF SALE AND

ASSIGNMENT AGREEMENT FOR TRANSFERRED INTELLECTUAL PROPERTY

EXHIBIT F

FORM OF OWNER AGREEMENT